    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 1998



                                                      REGISTRATION NO. 333-60123

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                                PROFFITT'S, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             TENNESSEE                                5311                               62-0331040
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                  IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER

                            ------------------------

                             750 LAKESHORE PARKWAY
                           BIRMINGHAM, ALABAMA 35211
                                 (205) 940-4000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                         ------------------------------

                                 R. BRAD MARTIN
                             750 LAKESHORE PARKWAY
                           BIRMINGHAM, ALABAMA 35211
                                 (205) 940-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                         ------------------------------

                                   COPIES TO:

          JAMES A. STRAIN, ESQ.                      BRIAN J. MARTIN, ESQ.
          Sommer & Barnard, PC                         Proffitt's, Inc.
           4000 Bank One Tower                       750 Lakeshore Parkway
           111 Monument Circle                     Birmingham, Alabama 35211
       Indianapolis, Indiana 46204                      (205) 940-4890
             (317) 630-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
-------


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 [LOGO]

                                                                 August 17, 1998


Dear Proffitt's, Inc. Shareholder:


    You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Proffitt's, Inc. ("Proffitt's") to be held at 8:30 a.m. local time on September 16, 1998, at Proffitt's executive offices, 750 Lakeshore Parkway, Birmingham, Alabama 35211.



    Proffitt's has entered into an Agreement and Plan of Merger, dated as of July 4, 1998 (as amended by the Amendment thereto dated August 14, 1998, the "Merger Agreement"), with Fifth Merger Corporation, a wholly-owned subsidiary of Proffitt's ("Sub"), and Saks Holdings, Inc. ("Saks"). The Merger Agreement provides for, among other things, the merger of Sub with and into Saks (the "Merger"), which will result in Saks becoming a wholly-owned subsidiary of Proffitt's. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of Saks will be converted into .82 (the "Conversion Number") of a share of Proffitt's common stock. At the Special Meeting, you will be asked to consider and vote upon proposals to approve, among other things, the Merger Agreement and the issuance of shares of Proffitt's common stock pursuant to the Merger Agreement (the "Stock Issuance").


    Approvals of the Merger Agreement and the Stock Issuance by Proffitt's shareholders are conditions to consummation of the Merger. The Merger is described in the accompanying Joint Proxy Statement/ Prospectus, which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction.


    Salomon Smith Barney, Proffitt's financial adviser, has delivered its written opinion dated as of July 4, 1998 to the effect that, as of that date, the Conversion Number was fair to Proffitt's from a financial point of view.


    THE BOARD OF DIRECTORS OF PROFFITT'S (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN FURTHERANCE OF AND CONSISTENT WITH PROFFITT'S LONG-TERM BUSINESS STRATEGIES AND IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES OF PROFFITT'S COMMON STOCK. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE STOCK ISSUANCE, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE STOCK ISSUANCE AT THE SPECIAL MEETING.

    At the Special Meeting, you also will be asked to consider and vote upon a proposal to approve an amendment to Proffitt's Amended and Restated Charter (the "Charter") to increase the number of shares of Proffitt's common stock authorized for issuance under the Charter and to change the corporate name of Proffitt's to "Saks Incorporated" (together, the "Charter Amendment"). You also will be asked at the Special Meeting to consider and vote upon a proposal to approve an amendment to the Charter to increase the maximum number of members of the Board to 18 (the "Board Amendment"). Approvals by Proffitt's shareholders of the Charter Amendment and the Board Amendment are NOT conditions to the consummation of the Merger.


    THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE CHARTER AMENDMENT AND THE BOARD AMENDMENT ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES OF PROFFITT'S COMMON STOCK. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE CHARTER AMENDMENT AND THE BOARD AMENDMENT, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE CHARTER AMENDMENT AND THE BOARD AMENDMENT AT THE SPECIAL MEETING.

    A Notice of the Special Meeting and a Joint Proxy Statement/Prospectus containing detailed information concerning the Merger and related transactions accompany this letter. We urge you to read this material carefully. Your vote is very important. Please mark, date, sign and return the enclosed proxy in the enclosed postage prepaid envelope as soon as possible, even if you plan to attend the Special Meeting. If you have any questions regarding the proposed transactions, please call Investor Relations at (423) 983-7000. We look forward to seeing you at the Special Meeting.

                                          Very truly yours,

                                                        [LOGO]

                                          R. Brad Martin
                                          Chairman of the Board and
                                          Chief Executive Officer

                                PROFFITT'S, INC.

                            ------------------------


              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD
                             ON SEPTEMBER 16, 1998

                            ------------------------

Dear Shareholder:


    A Special Meeting of Shareholders (the "Special Meeting") of Proffitt's, Inc. ("Proffitt's") will be held at Proffitt's executive offices, 750 Lakeshore Parkway, Birmingham, Alabama 35211, at 8:30 a.m. local time on September 16, 1998 to consider and vote upon proposals to approve the following matters:



        (1) the Agreement and Plan of Merger, dated as of July 4, 1998 (as amended by the Amendment thereto dated August 14, 1998, the "Merger Agreement"), which is included as Appendix I to the accompanying Joint Proxy Statement/Prospectus, providing for the merger (the "Merger") of Fifth Merger Corporation, a wholly-owned subsidiary of Proffitt's, with and into Saks Holdings, Inc. ("Saks");


        (2) the issuance of shares of common stock, par value $.10 per share ("Proffitt's Common Stock"), of Proffitt's pursuant to the Merger Agreement (the "Stock Issuance");

        (3) an amendment to Proffitt's Amended and Restated Charter to increase the number of shares of Proffitt's Common Stock authorized for issuance under Proffitt's Amended and Restated Charter and to change the corporate name of Proffitt's to "Saks Incorporated" (the "Charter Amendment");

        (4) an amendment to Proffitt's Amended and Restated Charter to increase the maximum number of members of Proffitt's Board of Directors to 18 (the "Board Amendment"); and

        (5) the transaction of such other business, if any, as may properly come before the Special Meeting or at any adjournments or postponements thereof.

    THE BOARD OF DIRECTORS OF PROFFITT'S HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE STOCK ISSUANCE, THE CHARTER AMENDMENT AND THE BOARD AMENDMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT, THE STOCK ISSUANCE, THE CHARTER AMENDMENT AND THE BOARD AMENDMENT AT THE SPECIAL MEETING.


    The Board of Directors of Proffitt's has fixed the close of business on August 14, 1998 as the record date for the determination of Proffitt's shareholders entitled to notice of and to vote at the Special Meeting.


    Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the votes eligible to be cast on the proposal. Approval of the Stock Issuance requires the affirmative vote of the holders of a majority of the votes cast provided that the total number of votes cast represents at least 50% of the total number of outstanding shares of Proffitt's Common Stock. Approval of the Charter Amendment requires that votes cast in favor of the Charter Amendment exceed votes cast against the Charter Amendment, provided a quorum is present. Approval of the Board Amendment requires the affirmative vote of the holders of at least 80% of the shares of Proffitt's Common Stock eligible to vote. APPROVALS OF THE MERGER AGREEMENT AND THE STOCK ISSUANCE BY PROFFITT'S SHAREHOLDERS ARE CONDITIONS TO THE CONSUMMATION OF THE MERGER. Approvals of the Charter Amendment and the Board Amendment by Proffitt's shareholders are NOT conditions to the consummation of the Merger.

    YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID RETURN ENVELOPE, EVEN IF YOU EXPECT TO ATTEND THE SPECIAL MEETING. IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT SPECIFYING THE MANNER IN WHICH YOU WOULD LIKE YOUR SHARES TO BE VOTED, IT WILL BE UNDERSTOOD THAT YOU WISH TO HAVE YOUR SHARES VOTED FOR THE APPROVAL OF THE MERGER AGREEMENT, THE STOCK ISSUANCE, THE CHARTER AMENDMENT AND THE BOARD AMENDMENT. YOU MAY REVOKE YOUR PROXY BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF PROFFITT'S A DULY EXECUTED REVOCATION, OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON (ALTHOUGH ATTENDANCE AT THE SPECIAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE A REVOCATION OF YOUR PROXY).

                                          By Order of the Board of Directors,

                                                      [LOGO]

                                          Julia A. Bentley, Secretary


August 17, 1998

Saks Holdings, Inc.
12 East 49th Street
New York, New York 10017



                                                                     [LOGO]

                                                                 August 17, 1998


Dear Fellow Stockholder:


    You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Saks Holdings, Inc. ("Saks") to be held at Saks executive offices, 12 East 49th Street, New York, New York 10017, at 10:00 a.m., local time, on Wednesday, September 16, 1998.



    At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 4, 1998 (as amended by the Amendment thereto dated August 14, 1998, the "Merger Agreement"), among Proffitt's, Inc. ("Proffitt's"), Fifth Merger Corporation ("Sub"), a wholly owned subsidiary of Proffitt's, and Saks. Pursuant to the Merger Agreement, Sub will be merged with and into Saks (the "Merger"), with Saks continuing as the surviving corporation and a wholly owned subsidiary of Proffitt's. As a result of the Merger, each outstanding share of common stock, par value $.01 per share ("Saks Common Stock"), of Saks will be converted into the right to receive .82 (the "Conversion Number") of a share of common stock, par value $.10 per share ("Proffitt's Common Stock"), of Proffitt's. Cash will be distributed in lieu of any fractional shares of Proffitt's Common Stock.



    THE BOARD OF DIRECTORS OF SAKS HAS DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF SAKS AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF SAKS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SAKS COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.



    Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") have acted as financial advisors to Saks in connection with the Merger and have delivered to the Saks Board their written opinions each dated as of July 4, 1998 to the effect that, as of that date, the Conversion Number was fair to the holders of the outstanding shares of Saks Common Stock from a financial point of view. Stockholders of Saks are urged to read in their entirety the opinions of Goldman Sachs and Merrill Lynch, copies of which are attached as appendices to the accompanying Joint Proxy Statement/Prospectus.


    The attached Joint Proxy Statement/Prospectus explains in detail the terms of the proposed Merger and related matters. Please carefully review and consider all of this information.

    In connection with the execution of the Merger Agreement, certain affiliates of Investcorp S.A., which hold in the aggregate approximately 15.2% of the outstanding shares of Saks Common Stock (the "Investcorp Affiliates"), entered into a Stockholders' Agreement (the "Stockholders' Agreement"), dated as of July 4, 1998, with Proffitt's. Pursuant to the Stockholders' Agreement, the Investcorp Affiliates have agreed, among other things, to vote the shares of Saks Common Stock owned by them in favor of the approval and adoption of the Merger Agreement.

    Consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including approval of the Merger Agreement and certain other matters in connection with the Merger by the requisite vote of both the holders of Saks Common Stock and the holders of Proffitt's Common Stock.

    It is very important that your shares are represented at the Special Meeting, whether or not you plan to attend in person. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF SAKS COMMON STOCK IS REQUIRED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. ACCORDINGLY, YOUR FAILURE TO VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In order to ensure that your vote is represented at the Special Meeting, please sign, date and mail the proxy card in the enclosed envelope. You are, of course, welcome to attend the meeting and to vote your shares in person.

    I look forward to seeing you at the Special Meeting.

                                          Sincerely yours,

                                                    [LOGO]

                                          Philip B. Miller
                                          Chairman of the Board and
                                          Chief Executive Officer

                              SAKS HOLDINGS, INC.
                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                  TO BE HELD ON WEDNESDAY, SEPTEMBER 16, 1998

                            ------------------------

Dear Stockholder:


    A Special Meeting of Stockholders (the "Special Meeting") of Saks Holdings, Inc., a Delaware corporation ("Saks"), will be held at Saks executive offices, 12 East 49th Street, New York, New York 10017, at 10:00 a.m., local time, on Wednesday, September 16, 1998, for the following purpose:



       To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 4, 1998 (as amended by the Amendment thereto dated August 14, 1998, the "Merger Agreement"), among Proffitt's, Inc., a Tennessee corporation ("Proffitt's"), Fifth Merger Corporation ("Sub"), a Delaware corporation and a wholly owned subsidiary of Proffitt's, and Saks pursuant to which Sub will be merged with and into Saks, with Saks continuing as the surviving corporation and a wholly owned subsidiary of Proffitt's. A copy of the Merger Agreement is included as an appendix to the accompanying Joint Proxy Statement/Prospectus.



    Only holders of record of common stock, par value $.01 per share (the "Saks Common Stock"), of Saks, at the close of business on Friday, August 14, 1998, are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the outstanding shares of Saks Common Stock is required for approval and adoption of the Merger Agreement.


                                          By Order of the Board of Directors,


                                               [LOGO]

                                          Joan F. Krey
                                          Corporate Secretary



August 17, 1998


 PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT
     YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU SIGN AND RETURN YOUR
       PROXY CARD WITHOUT SPECIFYING THE MANNER IN WHICH YOU WOULD LIKE
          YOUR SHARES TO BE VOTED, YOUR SHARES WILL BE VOTED FOR
               APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

      THE BOARD OF DIRECTORS OF SAKS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF SAKS VOTE
              FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                             JOINT PROXY STATEMENT


              PROFFITT'S, INC.                              SAKS HOLDINGS, INC.
       SPECIAL MEETING OF SHAREHOLDERS                SPECIAL MEETING OF STOCKHOLDERS
      TO BE HELD ON SEPTEMBER 16, 1998               TO BE HELD ON SEPTEMBER 16, 1998


                            ------------------------

                                PROFFITT'S, INC.
                                   PROSPECTUS
                            ------------------------


    This Joint Proxy Statement/Prospectus (this "Joint Proxy Statement/Prospectus") is being furnished to holders of shares of common stock, par value $.10 per share ("Proffitt's Common Stock"), of Proffitt's, Inc., a Tennessee corporation ("Proffitt's"), in connection with the solicitation of proxies by the Board of Directors of Proffitt's (the "Proffitt's Board") for use at the Special Meeting of Shareholders of Proffitt's to be held on Wednesday, September 16, 1998, including any adjournments or postponements thereof (the "Proffitt's Special Meeting"). At the Proffitt's Special Meeting, shareholders of Proffitt's will be asked to consider and vote upon proposals to approve: (i) the Agreement and Plan of Merger, dated as of July 4, 1998 (as amended by the Amendment thereto dated August 14, 1998, the "Merger Agreement"), among Proffitt's, Fifth Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Proffitt's ("Sub"), and Saks Holdings, Inc., a Delaware corporation ("Saks"), pursuant to which Sub will be merged (the "Merger") with and into Saks, with Saks continuing as the surviving corporation and a wholly-owned subsidiary of Proffitt's; (ii) the issuance (the "Stock Issuance") of Proffitt's Common Stock in connection with the Merger; (iii) a proposed amendment (the "Charter Amendment") to Proffitt's Amended and Restated Charter (the "Proffitt's Charter") to increase the authorized number of shares of Proffitt's Common Stock and to change the corporate name of Proffitt's to "Saks Incorporated"; and (iv) a proposed amendment (the "Board Amendment") to the Proffitt's Charter to increase the maximum number of members of the Proffitt's Board to 18. APPROVALS OF THE MERGER AGREEMENT AND THE STOCK ISSUANCE BY PROFFITT'S SHAREHOLDERS ARE CONDITIONS TO THE CONSUMMATION OF THE MERGER. Approvals of the Charter Amendment and the Board Amendment by Proffitt's shareholders are NOT conditions to the consummation of the Merger.



    This Joint Proxy Statement/Prospectus also is being furnished to holders of shares of common stock, par value $.01 per share ("Saks Common Stock"), of Saks in connection with the solicitation of proxies by the Board of Directors of Saks (the "Saks Board") for use at the Special Meeting of Stockholders of Saks to be held on Wednesday, September 16, 1998, including any adjournments or postponements thereof (the "Saks Special Meeting" and, together with the Proffitt's Special Meeting, the "Special Meetings"). At the Saks Special Meeting, stockholders of Saks will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY SAKS STOCKHOLDERS IS A CONDITION TO THE CONSUMMATION OF THE MERGER.



    At the effective time of the Merger (the "Effective Time"), each outstanding share of Saks Common Stock will be converted into .82 (the "Conversion Number") of a validly issued, fully paid and nonassessable share of Proffitt's Common Stock. Cash will be paid in lieu of any fractional shares of Proffitt's Common Stock. Based upon information available as of the date of this Joint Proxy Statement/Prospectus, holders of Saks Common Stock are expected to hold approximately 38.4% of the outstanding shares of Proffitt's Common Stock on a fully diluted basis immediately after the Merger. Each share of Proffitt's Common Stock outstanding immediately prior to the Merger will continue to be outstanding after the Effective Time.


    This Joint Proxy Statement/Prospectus also constitutes a prospectus of Proffitt's regarding up to 62,338,958 shares of Proffitt's Common Stock issuable to Saks stockholders pursuant to the Merger, and in connection with outstanding stock options of Saks to be converted into options to purchase Proffitt's Common Stock in accordance with the Merger Agreement.

    The Proffitt's Common Stock is listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "PFT." On July 2, 1998, the last trading day prior to the announcement of the execution of the Merger Agreement, the last sales price of Proffitt's Common Stock as reported on the NYSE was $40.6875 per share.

    The Saks Common Stock is listed for trading on the NYSE under the symbol "SKS." On July 2, 1998, the last trading day prior to the announcement of the execution of the Merger Agreement, the last sales price of Saks Common Stock as reported on the NYSE was $29.00 per share.


    On August 14, 1998, the last trading day prior to the date of this Joint Proxy Statement/Prospectus, the last sales price of Proffitt's Common Stock as reported on the NYSE was $33 1/4 per share and the last sales price of Saks Common Stock as reported on the NYSE was $27 1/4 per share. Both holders of Proffitt's Common Stock and holders of Saks Common Stock are urged to obtain current market quotations for Proffitt's Common Stock and Saks Common Stock.



    HOLDERS OF PROFFITT'S COMMON STOCK AND SAKS COMMON STOCK SHOULD CONSIDER CAREFULLY THE INFORMATION CONTAINED HEREIN UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 16.



    This Joint Proxy Statement/Prospectus, the accompanying forms of proxy and the other enclosed documents are first being mailed to both holders of Proffitt's Common Stock and holders of Saks Common Stock on or about August 18, 1998.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
              THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY
                STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.


     The date of this Joint Proxy Statement/Prospectus is August 17, 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                             -----
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING
  STATEMENTS..........................................          iv
SUMMARY...............................................           1
  The Companies.......................................           1
  The Special Meetings................................           3
  The Merger..........................................           4
  Selected Historical Financial and Operating Data of
    Proffitt's........................................           8
  Selected Historical Financial and Operating Data of
    Saks..............................................          10
  Selected Unaudited Pro Forma Combined Financial and
    Operating Data....................................          12
  Comparative Per Share Data..........................          14
  Comparative Stock Prices and Dividends..............          15
RISK FACTORS..........................................          16
  Fixed Merger Consideration Despite Changes in
    Relative Stock Prices.............................          16
  Uncertainties in Achieving Operating Efficiencies
    and Synergies.....................................          16
  Integration of Operations...........................          16
  Dependence on Certain Executive Officers............          17
  Future Sale of Proffitt's Stock Held by the
    Investcorp Affiliates.............................          17
THE SPECIAL MEETINGS..................................          18
  The Proffitt's Special Meeting......................          18
  Recommendations of the Proffitt's Board.............          19
  The Saks Special Meeting............................          19
  Recommendation of the Saks Board....................          20
  Voting of Proxies...................................          20
  Revocability of Proxies.............................          20
  Appraisal Rights....................................          21
  Solicitation of Proxies.............................          21
  Holders of Saks Common Stock Should Not Send Stock
    Certificates......................................          21
THE MERGER............................................          22
  General.............................................          22
  Background of the Merger............................          22
  Reasons of Proffitt's for the Merger................          25
  Recommendations of the Proffitt's Board.............          28
  Reasons of Saks for the Merger......................          28
  Recommendation of the Saks Board....................          31
  Opinion of Proffitt's Financial Advisor.............          31
  Opinions of the Saks Financial Advisors.............          35
  Merger Consideration................................          44
  Effective Time of the Merger........................          44
  Conversion of Shares; Procedures for Exchange of
    Certificates......................................          44
  Governmental and Regulatory Approvals...............          46
  Certain Federal Income Tax Consequences.............          47
  Accounting Treatment................................          48
  Interests of Certain Persons in the Merger..........          48
MANAGEMENT AND OPERATIONS AFTER THE MERGER............          51
THE MERGER AGREEMENT..................................          53
  Terms of the Merger.................................          53
  Merger Consideration; Conversion Number.............          53
  Fractional Shares...................................          53
  Conditions to the Merger............................          54
  Representations and Warranties......................          55
  Conduct of Business Pending the Merger..............          56

                                                              PAGE
                                                             -----
  Saks Stock Options and Employee Benefits............          58
  Composition of Proffitt's Board.....................          59
  Saks Convertible Subordinated Notes.................          60
  No Solicitation by Saks.............................          61
  Third Party Standstill Agreements...................          62
  Indemnification; Directors and Officers Insurance...          62
  Certain Other Covenants.............................          62
  Termination.........................................          63
  Fees and Expenses...................................          64
  Amendment...........................................          65
  Waiver..............................................          65
OTHER AGREEMENTS......................................          66
  Registration Rights Agreement.......................          66
  Stockholders' Agreement.............................          66
  Miller Employment Agreement.........................          66
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS..........................................          68
DESCRIPTION OF PROFFITT'S CAPITAL STOCK...............          76
  General.............................................          76
  Proffitt's Common Stock.............................          76
  Proffitt's Preferred Stock..........................          76
  Rights Agreement....................................          77
  Effect of Anti-Takeover Provisions..................          77
  Transfer Agent and Registrar........................          78
COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON
  STOCK AND SAKS COMMON STOCK.........................          79
  Authorized Capital..................................          79
  Number of Directors.................................          79
  Classified Board of Directors.......................          79
  Removal of Directors................................          80
  Special Meetings....................................          80
  Required Vote for Authorization of Certain
    Actions...........................................          80
  Action by Written Consent...........................          81
  Inspection Rights...................................          81
  Amendment of Bylaws.................................          82
  Voluntary Dissolution...............................          82
  Indemnification.....................................          82
  Business Combination Statute........................          83
  Fair Price Provisions...............................          84
  Control Share Acquisition Act.......................          85
  Investor Protection Act.............................          85
  Greenmail Act.......................................          85
  Dividends and Other Distributions...................          86
  Rights Agreement....................................          86
PROPOSED AMENDMENTS TO PROFFITT'S AMENDED AND RESTATED
  CHARTER.............................................          87
  The Charter Amendment...............................          87
  The Board Amendment.................................          87
  Recommendations of the Proffit's Board..............          88
BUSINESS OF PROFFITT'S................................          89
BUSINESS OF SAKS......................................          91
LEGAL OPINIONS........................................          91
EXPERTS...............................................          91
OTHER INFORMATION AND SHAREHOLDER PROPOSALS...........          92
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....          92
AVAILABLE INFORMATION.................................          93


APPENDICES


Appendix I    Agreement and Plan of Merger, dated as of July 4, 1998, among Proffitt's,
              Inc., Fifth Merger Corporation and Saks Holdings, Inc. and Amendment to
              Agreement and Plan of Merger, dated as of August 14, 1998, among Proffitt's,
              Inc., Fifth Merger Corporation and Saks Holdings, Inc.
Appendix II   Opinion of Salomon Smith Barney
Appendix III  Opinion of Goldman, Sachs & Co.
Appendix IV   Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES INFORMATION BY REFERENCE WHICH IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. SUCH INFORMATION (OTHER THAN EXHIBITS TO INCORPORATED DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) IS AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHIN ONE BUSINESS DAY OF SUCH REQUEST, IN THE CASE OF INFORMATION RELATING TO PROFFITT'S, TO PROFFITT'S, INC., 115 CALDERWOOD, ALCOA, TENNESSEE 37701 (TELEPHONE NUMBER:
(423) 983-7000), ATTENTION: INVESTOR RELATIONS, OR, IN THE CASE OF INFORMATION RELATING TO SAKS, TO SAKS HOLDINGS, INC., 12 EAST 49TH STREET, NEW YORK, NEW YORK 10017 (TELEPHONE NUMBER: (212) 940-4048), ATTN: CORPORATE SECRETARY. IN ORDER TO ENSURE DELIVERY OF THE INFORMATION PRIOR TO THE APPLICABLE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY SEPTEMBER 9, 1998.


    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PROFFITT'S OR SAKS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROFFITT'S OR SAKS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


    ALL INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO PROFFITT'S OR SUB HAS BEEN SUPPLIED BY PROFFITT'S, AND ALL SUCH INFORMATION RELATING TO SAKS HAS BEEN SUPPLIED BY SAKS.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS


    CERTAIN STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING THE INFORMATION INCORPORATED HEREIN BY REFERENCE) CONSTITUTE "FORWARD-LOOKING STATEMENTS" FOR PURPOSES OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") AND THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF PROFFITT'S, SAKS OR THE COMBINED COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE WORDS "BELIEVE," "ANTICIPATE," "ESTIMATE," "PROJECT," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS, WHEN USED IN CONNECTION WITH PROFFITT'S, SAKS OR THE COMBINED COMPANY, INCLUDING THEIR RESPECTIVE MANAGEMENTS, ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS WERE BASED ON VARIOUS FACTORS AND WERE DERIVED UTILIZING NUMEROUS IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS WITH RESPECT TO PROFFITT'S OR SAKS INCLUDE, BUT ARE NOT LIMITED TO: (I) GENERAL ECONOMIC AND BUSINESS CONDITIONS, BOTH NATIONALLY AND IN THOSE MARKET AREAS IN WHICH PROFFITT'S OR SAKS OPERATES; (II) CHANGES IN MERCHANDISE MIXES, SITE SELECTION AND RELATED TRAFFIC AND DEMOGRAPHIC PATTERNS; (III) PROSPECTS FOR THE RETAIL INDUSTRY; (IV) THE LEVEL OF CONSUMER SPENDING FOR APPAREL AND OTHER CONSUMER GOODS; (V) LEVELS OF CONSUMER DEBT AND BANKRUPTCIES; (VI) CHANGES IN INTEREST RATES; (VII) CHANGES IN BUYING, CHARGING AND PAYMENT BEHAVIOR AMONG THE CUSTOMERS OF PROFFITT'S OR SAKS; (VIII) THE EFFECTS OF WEATHER CONDITIONS ON SEASONAL SALES IN THE MARKET AREAS SERVED BY PROFFITT'S OR SAKS; (IX) COMPETITION AMONG DEPARTMENT AND SPECIALTY STORES AND OTHER RETAILERS, INCLUDING LUXURY GOODS RETAILERS, GENERAL MERCHANDISE STORES, MAIL ORDER RETAILERS AND OFF-PRICE AND DISCOUNT STORES; (X) THE COMPETITIVE PRICING ENVIRONMENT WITHIN THE DEPARTMENT AND SPECIALTY STORE INDUSTRIES; (XI) THE EFFECTIVENESS OF PLANNED ADVERTISING, MARKETING AND PROMOTIONAL CAMPAIGNS; (XII) THE SPEED AND EFFECTIVENESS OF IDENTIFICATION AND IMPLEMENTATION OF BEST PRACTICES; (XIII) THE ABILITY TO DETERMINE AND IMPLEMENT APPROPRIATE MERCHANDISING STRATEGIES, MERCHANDISE FLOW AND INVENTORY TURNOVER LEVELS; (XIV) REALIZATION OF PLANNED SYNERGIES AND COST SAVINGS IN CONNECTION WITH THE MERGER AND IN CONNECTION WITH RECENT AND FUTURE ACQUISITIONS; (XV) THE ABILITY TO INTEGRATE ACQUIRED BUSINESSES; (XVI) ANY ADVERSE EFFECTS OF THE YEAR 2000 PROBLEM ON PROFFITT'S OR SAKS, ESPECIALLY AS A RESULT OF SUCH ADVERSE EFFECTS ON THIRD PARTIES WITH WHICH PROFFITT'S OR SAKS DOES BUSINESS; (XVII) THE EFFECTIVENESS OF COST CONTAINMENT MEASURES; (XVIII) CHANGES IN BUSINESS STRATEGY OR DEVELOPMENT PLANS; (XIX) THE LOSS OF KEY PERSONNEL; (XX) THE AVAILABILITY OF CAPITAL TO FUND THE EXPANSION OF PROFFITT'S OR SAKS BUSINESSES; AND (XXI) OTHER FACTORS REFERENCED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AS WELL AS THE INFORMATION INCORPORATED HEREIN BY REFERENCE. OTHER FACTORS AND ASSUMPTIONS NOT IDENTIFIED ABOVE ALSO WERE INVOLVED IN THE DERIVATION OF THESE FORWARD-LOOKING STATEMENTS, AND THE FAILURE OF SUCH OTHER ASSUMPTIONS TO BE REALIZED AS WELL AS OTHER FACTORS MAY ALSO CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED.



    NEITHER PROFFITT'S NOR SAKS ASSUMES ANY OBLIGATION TO UPDATE OR MAKE FURTHER PUBLIC DISCLOSURE REGARDING THESE FORWARD-LOOKING STATEMENTS TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR CHANGES IN OTHER FACTORS AFFECTING SUCH FORWARD-LOOKING STATEMENTS. ALL WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO PROFFITT'S OR SAKS ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE FOREGOING CAUTIONARY STATEMENT. READERS ARE CAUTIONED NOT TO RELY ON THE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS JOINT PROXY/STATEMENT PROSPECTUS.

                                    SUMMARY


    SET FORTH BELOW IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND ITS APPENDICES OR INCORPORATED HEREIN BY REFERENCE. AS USED HEREIN, UNLESS THE CONTEXT OTHERWISE REQUIRES, "SAKS" MEANS SAKS HOLDINGS, INC. AND ITS CONSOLIDATED SUBSIDIARIES, "PROFFITT'S" MEANS PROFFITT'S, INC. AND ITS CONSOLIDATED SUBSIDIARIES AND "SUB" MEANS FIFTH MERGER CORPORATION, A WHOLLY-OWNED SUBSIDIARY OF PROFFITT'S. AS USED HEREIN, "PROFFITT'S COMMON STOCK" MEANS THE COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF PROFFITT'S AND THE ASSOCIATED STOCK PURCHASE RIGHTS AS DESCRIBED UNDER "DESCRIPTION OF PROFFITT'S CAPITAL STOCK--RIGHTS AGREEMENT." ALL STOCK PRICE AND PER SHARE INFORMATION WITH RESPECT TO PROFFITT'S GIVES EFFECT TO AN OCTOBER 1997 TWO-FOR-ONE SPLIT OF THE PROFFITT'S COMMON STOCK.


    PROFFITT'S AND SAKS URGE HOLDERS OF THEIR RESPECTIVE COMMON STOCK TO READ CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO, AS WELL AS THE ADDITIONAL INFORMATION INCORPORATED HEREIN BY REFERENCE. SEE "AVAILABLE INFORMATION" AND "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." HOLDERS OF PROFFITT'S COMMON STOCK AND HOLDERS OF SAKS COMMON STOCK ALSO SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW UNDER THE HEADING "RISK FACTORS."

                                 THE COMPANIES


PROFFITT'S



    BUSINESS. Proffitt's is a leading department store retailer that, as of the date of this Joint Proxy Statement/Prospectus, operates 231 department stores in 24 states, primarily in the Southeast and Midwest. Proffitt's is the fourth largest traditional department store company in the United States. Proffitt's stores operate under the Proffitt's, Herberger's, McRae's, Parisian, Younkers, Carson Pirie Scott, Bergner's and Boston Store trade names. In addition to its department stores, Proffitt's also operates four furniture stores under the names Carson Pirie Scott (3 stores) and Boston Store (1 store).



    Proffitt's was founded in 1919. Since becoming a public company in 1987, Proffitt's has grown from its base of five stores in metropolitan Knoxville, Tennessee and approximately $46 million in annual sales to 235 stores in twenty-four states and annual sales exceeding $3.5 billion. This growth was primarily achieved through a series of acquisitions, including the acquisition of Lovemans in 1988, several Hess's, Inc. locations in 1992 and 1993, McRae's, Inc. ("McRae's") in 1994, Parks-Belk Company in 1995, Younkers, Inc. ("Younkers") in 1996, Parisian, Inc. ("Parisian") in 1996, G.R. Herberger's, Inc. ("Herberger's") in 1997, Carson Pirie Scott & Co. ("Carson Pirie Scott") in 1998, and Brody Brothers Dry Goods Company, Inc. in 1998.



    RECENT DEVELOPMENTS. On August 3, 1998, Proffitt's announced that it had entered into a letter agreement to acquire from Dillard's, Inc. ("Dillard") certain department stores and related property currently owned by Mercantile Stores Company, Inc. ("Mercantile"). Under the terms of the letter agreement, Proffitt's would acquire real and personal property relating to 15 store locations along with related inventory and accounts receivable. The transaction, which is subject to consummation of Dillard's pending acquisition of Mercantile and to customary conditions, including the execution of a definitive agreement, is expected to close by the end of the third quarter. The acquired locations, which will be converted to one of Proffitt's chain nameplates, are primarily located in Nashville, Tennessee, Orlando, Florida, and Louisiana. Proffitt's anticipates the additional 2.6 million gross square feet to be acquired in the transaction would produce annualized revenues of approximately $350 million to $400 million.


    The principal executive office address of Proffitt's is 750 Lakeshore Parkway, Birmingham, Alabama 35211 (telephone number: (205) 940-4000).

    SUB. Sub was organized as a Delaware corporation on July 1, 1998 solely for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement. Sub has no assets or business and has not carried on any activities to date other than those incident to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement.

    The principal executive office address of Sub is 750 Lakeshore Parkway, Birmingham, Alabama 35211 (telephone number: (205) 940-4000).


SAKS



    BUSINESS. Saks is the holding company of Saks & Company which does business as Saks Fifth Avenue, Off 5th and Folio. Saks Fifth Avenue is recognized worldwide as a premier fashion retailer, offering the finest quality and latest style in women's and men's apparel. Supported by a strong commitment to personalized customer service, Saks primarily sells better, bridge and designer apparel, shoes, accessories, jewelry, cosmetics and fragrances for women and men, as well as gift merchandise and children's apparel. Capitalizing on its landmark Fifth Avenue store in New York City, Saks Fifth Avenue has developed one of the most recognized retailing franchises in the world. The Off 5th outlet division sells high quality, upscale branded fashion apparel and home furnishings at exceptional prices. The Folio catalogs primarily offer fashionable women's apparel, accessories and home furnishings and gifts.



    Saks Fifth Avenue was founded in 1867 and was incorporated in New York as Saks & Company in 1902. Opened in New York City in September 1924 by Horace Saks and Bernard Gimbel, the Fifth Avenue store offered exclusive merchandise from around the world. In 1973, Saks & Company was acquired by a subsidiary of B.A.T Industries PLC ("B.A.T") through its acquisition of Gimbel Bros., Inc. In July 1990, certain affiliates of Investcorp S.A., a Luxembourg corporation ("Investcorp"), which hold in the aggregate approximately 15.2% of the outstanding shares of Saks Common Stock (the "Investcorp Affiliates"), and other international investors who often co-invest with Investcorp ("International Investors") acquired Saks & Company from B.A.T and formed Saks as the holding company of Saks & Company. In 1992, Saks effected a private equity offering in which additional shares of Saks Common Stock were sold to certain of the International Investors and to certain other investors. In May 1996, Saks completed an initial public offering and, in October 1996, certain of the International Investors sold shares of Saks Common Stock in a secondary offering. Presently, Saks believes that the International Investors own between 30% and 36% of the outstanding Saks Common Stock.



    RECENT DEVELOPMENTS. On August 13, 1998, Saks reported financial results for the second quarter of fiscal 1998 and the six-month period ended August 1, 1998. For the first six months of fiscal 1998, net sales increased 12.1% to $1,092.5 million and comparable stores net sales increased 7.3%. Operating income for the six-month period excluding a special charge was $35.9 million, an increase of $10.2 million or 40% from $25.7 million in the fiscal 1997 period. Net income for the six-month period was $1.4 million, or $.02 per diluted share, compared to a pro forma fully taxed net loss of $1.0 million, or $.02 loss per diluted share, in the comparable fiscal 1997 period.



    For the second quarter of fiscal 1998, net sales increased 12.0% to $509.6 million and comparable stores net sales increased 7.4%. For the second quarter, operating income excluding a special charge was $4.4 million, an increase of $5.1 million from operating loss of $.7 million in the fiscal 1997 period. The second quarter net loss was $7.3 million, or $.11 loss per diluted share, compared to a pro forma fully taxed net loss of $8.6 million, or $.14 loss per diluted share, in the second quarter of fiscal 1997.



    Results for 1998 exclude a special charge of $6.4 million pre-tax, or $.06 per diluted share after tax, relating to the settlement of litigation which provided for the termination of a lease and closing of operations of a former Saks Fifth Avenue store and exclude the cumulative effect of $5.3 million, or $.08 per diluted share, for the change in accounting for pre-opening costs. Pro forma results for 1997 reflect the net loss on a fully taxed basis and exclude an extraordinary charge for the early retirement of debt.



    A new store becomes a comparable store in the first full month following the first anniversary of the opening of such store. Renovated, expanded or relocated stores are classified as comparable stores and not as new stores. Where operations of a store group are divided among two or more buildings in the same mall, the combined operations are treated as one comparable store.



    Saks also reported that it had completed its previously announced acquisition of substantially all of the assets of Bullock & Jones, an established upscale men's wear brand with a nationwide catalog operation and a store on Union Square, San Francisco.


    The principal executive office address of Saks is 12 East 49th Street, New York, New York 10017 (telephone: (212) 940-4048).


                              THE SPECIAL MEETINGS


THE PROFFITT'S SPECIAL MEETING


    TIME, DATE AND PLACE. The Proffitt's Special Meeting will be held at 8:30 a.m., local time, on Wednesday, September 16, 1998, at Proffitt's executive offices, 750 Lakeshore Parkway, Birmingham, Alabama 35211.


    MATTERS TO BE CONSIDERED AT THE PROFFITT'S SPECIAL MEETING. At the Proffitt's Special Meeting, holders of Proffitt's Common Stock will be asked to consider and vote upon proposals to approve: (i) the Merger Agreement; (ii) the Stock Issuance; (iii) the Charter Amendment and (iv) the Board Amendment. APPROVALS OF THE MERGER AGREEMENT AND THE STOCK ISSUANCE BY PROFFITT'S SHAREHOLDERS ARE CONDITIONS TO THE CONSUMMATION OF THE MERGER. Approvals of the Charter Amendment and the Board Amendment by Proffitt's shareholders are NOT conditions to the consummation of the Merger. Holders of shares of Proffitt's Common Stock entitled to vote at the Proffitt's Special Meeting also will be asked to consider and vote upon any other matter that may properly come before the Proffitt's Special Meeting.


    RECORD DATE. The record date for the determination of holders of Proffitt's Common Stock entitled to notice of and to vote at the Proffitt's Special Meeting is Friday, August 14, 1998 (the "Proffitt's Record Date"). On that date, there were 90,786,177 shares of Proffitt's Common Stock outstanding.


    VOTES REQUIRED. Each holder of Proffitt's Common Stock (other than direct or indirect subsidiaries of Proffitt's) is entitled to one vote per share held of record on the Proffitt's Record Date. The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the votes eligible to be cast on the proposal. Approval of the Stock Issuance requires the affirmative vote of the holders of a majority of the votes cast provided that the total number of votes cast represents at least 50% of the total number of outstanding shares of Proffitt's Common Stock. Approval of the Charter Amendment requires that votes cast in favor of the Charter Amendment exceed votes cast against the Charter Amendment, provided a quorum is present. Approval of the Board Amendment requires the affirmative vote of the holders of at least 80% of the shares of Proffitt's Common Stock eligible to vote.


    SECURITY OWNERSHIP OF MANAGEMENT. As of the Proffitt's Record Date, directors and executive officers of Proffitt's and their affiliates held an aggregate of 5,130,892 shares of Proffitt's Common Stock, equivalent to approximately 5.7% of the votes entitled to be cast at the Proffitt's Special Meeting.


THE SAKS SPECIAL MEETING


    TIME, DATE AND PLACE. The Saks Special Meeting will be held at 10:00 a.m., local time, on Wednesday, September 16, 1998, at Saks executive offices, 12 East 49th Street, New York, New York 10017.


    MATTERS TO BE CONSIDERED AT THE SAKS SPECIAL MEETING. At the Saks Special Meeting, holders of Saks Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF SAKS IS A CONDITION TO THE CONSUMMATION OF THE MERGER.

    RECORD DATE. The record date for the determination of the stockholders of Saks entitled to notice of and to vote at the Saks Special Meeting is Friday,
August 14, 1998 (the "Saks Record Date"). On that date, there were    shares of
Saks Common Stock outstanding.


    VOTE REQUIRED. Each share of Saks Common Stock entitles the holder thereof to one vote, and the affirmative vote of the holders of a majority of the outstanding shares of Saks Common Stock is required to approve and adopt the Merger Agreement.


    SECURITY OWNERSHIP OF MANAGEMENT. As of the Saks Record Date, directors and executive officers of Saks and their affiliates held 1,610,725 shares of Saks Common Stock, equivalent to approximately 2.5% of the votes entitled to be cast at the Saks Special Meeting. Furthermore, the Investcorp Affiliates, which hold in the aggregate approximately 15.2% of the outstanding shares of Saks Common Stock and currently have three designees on the Saks Board, have entered into a Stockholders' Agreement, dated as of July 4, 1998, with Proffitt's (the "Stockholders' Agreement") pursuant to which they have agreed to vote the shares of Saks Common Stock owned by them in favor of the approval and adoption of the Merger Agreement.


                                   THE MERGER


GENERAL


    Upon the terms and subject to the conditions contained in the Merger Agreement, at the Effective Time, Sub will be merged with and into Saks, with Saks continuing as the surviving corporation and a wholly-owned subsidiary of Proffitt's. As a result of the Merger, each share of Saks Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of Saks) will be converted into .82 of a validly issued, fully paid and nonassessable share of Proffitt's Common Stock. Cash will be paid in lieu of any fractional shares of Proffitt's Common Stock. The Merger Agreement is included as Appendix I to this Joint Proxy Statement/Prospectus.


RECOMMENDATIONS OF THE BOARDS OF DIRECTORS



    RECOMMENDATIONS OF THE PROFFITT'S BOARD. The Proffitt's Board has determined that the Merger is in furtherance of and consistent with Proffitt's long-term business strategies and is advisable and fair to and in the best interests of the holders of shares of Proffitt's Common Stock. Accordingly, the Proffitt's Board has unanimously approved the Merger Agreement, the Stock Issuance, the Charter Amendment and the Board Amendment and unanimously recommends that Proffitt's shareholders vote FOR approval of the Merger Agreement, the Stock Issuance, the Charter Amendment and the Board Amendment at the Proffitt's Special Meeting.



    RECOMMENDATION OF THE SAKS BOARD. The Saks Board has determined that the Merger Agreement is advisable and fair to and in the best interests of Saks and its stockholders. Accordingly, the Saks Board has unanimously approved the Merger Agreement and unanimously recommends that Saks stockholders vote FOR approval and adoption of the Merger Agreement.



OPINIONS OF FINANCIAL ADVISORS



    PROFFITT'S FINANCIAL ADVISOR. Salomon Smith Barney ("Salomon") has acted as financial advisor to Proffitt's in connection with the Merger and has delivered its written opinion, dated as of July 4, 1998, to the Proffitt's Board, to the effect that, as of that date, the Conversion Number was fair from a financial point of view to Proffitt's. The full text of the written opinion of Salomon, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is included as Appendix II to this Joint Proxy Statement/Prospectus and incorporated herein by reference. The opinion of Salomon does not constitute a recommendation as to how any holder of Proffitt's Common Stock should vote with respect to the Merger Agreement, the Stock Issuance, the Charter Amendment or the Board Amendment or how any holder of Saks Common Stock should vote with respect to approval and adoption of the Merger Agreement or any other matter. Holders of Proffitt's Common Stock are urged to and should read such opinion in its entirety. See "THE MERGER--Opinion of Proffitt's Financial Advisor."



    SAKS FINANCIAL ADVISORS. Each of Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch" and, together with Goldman Sachs, the "Saks Financial Advisors") has acted as financial advisor to Saks in connection with the Merger and has delivered its written opinion, dated as of July 4, 1998, to the Saks Board to the effect that, as of that date, the Conversion Number was fair from a financial point of view to the holders of the outstanding shares of Saks Common Stock. The full texts of the written opinions of the Saks Financial Advisors, each of which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with such opinions, are included as Appendix III and Appendix IV, respectively, to this Joint Proxy Statement/ Prospectus and are incorporated herein by reference. The opinions of the Saks Financial Advisors do not constitute recommendations as to how any holder of Saks Common Stock should vote with respect to approval and adoption of the Merger Agreement or any other matter. Holders of Saks Common Stock are urged to and should read each such opinion in its entirety. See "THE MERGER--Opinions of the Saks Financial Advisors."



STOCKHOLDERS' AGREEMENT



    In connection with the execution of the Merger Agreement, the Investcorp Affiliates, which hold in the aggregate approximately 15.2% of the outstanding shares of Saks Common Stock, and Proffitt's entered into the Stockholders' Agreement pursuant to which the Investcorp Affiliates have agreed to vote the shares of Saks Common Stock owned by them in favor of the approval and adoption of the Merger Agreement.



INTERESTS OF CERTAIN PERSONS IN THE MERGER



    In considering the recommendation of the Saks Board with respect to the Merger Agreement, stockholders of Saks should be aware that certain persons, including certain members of Saks management and members of the Saks Board, may have interests in the Merger that are different from, or in addition to, the interests of stockholders of Saks generally. In connection with the Merger: (i) three designees of Saks will be appointed to the Proffitt's Board, one of whom is expected to be a representative of Investcorp; (ii) Proffitt's has agreed to enter into an employment agreement with Mr. Philip B. Miller, Saks Chairman and Chief Executive Officer (the "Miller Employment Agreement"); (iii) Proffitt's has held discussions with Mr. Brian E. Kendrick, Saks Vice Chairman and Chief Operating Officer, regarding the possibility of an ongoing role for Mr. Kendrick in the management of Proffitt's following the Merger; (iv) Proffitt's has agreed to provide indemnification to certain current and former executive officers and directors of Saks; (v) Saks has agreed to pay to its three outside directors increased cash compensation in consideration for services rendered in connection with the exploration by Saks of strategic alternatives and in connection with the Merger; (vi) Proffitt's has agreed to adopt a severance policy for the benefit of certain officers of Saks; (vii) Proffitt's has agreed to provide certain severance benefits to active employees of Saks who continue to be employed by Saks as of the Effective Time; (viii) each outstanding option to purchase shares of Saks Common Stock will be converted on the basis of the Conversion Number into an option to purchase shares of Proffitt's Common Stock;
(ix) the Investcorp Affiliates, which hold in the aggregate approximately 15.2% of the outstanding Saks Common Stock and currently have three designees on the Saks Board, and Proffitt's entered into a registration rights agreement, dated as of July 4, 1998 (the "Registration Rights Agreement"), pursuant to which the Investcorp Affiliates were granted certain rights to have the shares of Proffitt's Common Stock received by them in the Merger registered for resale by the Investcorp Affiliates; and (x) the Investcorp Affiliates and Proffitt's entered into the Stockholders' Agreement.

CERTAIN TERMS OF THE MERGER AGREEMENT


    CONDITIONS TO THE MERGER. The obligations of Proffitt's, Sub and Saks to consummate the Merger are subject to the satisfaction or waiver (where permissible) of various conditions, including, among other things:

    - the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of Saks and the approval of the Merger Agreement and the Stock Issuance by the requisite vote of the shareholders of Proffitt's;

    - the expiration or termination of the applicable waiting period under the antitrust laws;


    - receipt by Proffitt's of a letter from its independent accountants, in customary form, to the effect that no conditions exist which would preclude accounting for the Merger as a "pooling of interests";



    - receipt by Saks of a letter from its independent accountants, in customary form, to the effect that no conditions exist with respect to Saks which would preclude accounting for the Merger as a "pooling of interests"; and



    - receipt by Saks of an opinion from its counsel as to the tax-free nature of the Merger.


    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated, as set forth below, upon the occurrence of certain events, including, among other things:

    - by either Proffitt's or Saks if the Merger has not been effected by the close of business on March 31, 1999;

    - by Saks concurrent with the execution of an agreement with respect to a competing takeover proposal for at least a majority of Saks that the Saks Board has determined is more favorable to stockholders of Saks than the Merger;

    - by Saks, if the Proffitt's Board withdraws or modifies its recommendation of the Merger or the Stock Issuance, or recommends a competing transaction;

    - by Proffitt's, if the Saks Board withdraws or modifies its recommendation of the Merger or recommends a competing transaction;

    - by Proffitt's or Saks if the shareholders of Proffitt's do not approve the Merger Agreement or the Stock Issuance at the Proffitt's Special Meeting or the stockholders of Saks do not approve the Merger Agreement at the Saks Special Meeting; and

    - by Saks, if the average daily closing price of Proffitt's Common Stock for the 15-day period ending on the third trading day before the Saks Special Meeting is less than $30.52 per share.


    TERMINATION FEES. The Merger Agreement provides that Saks will pay to Proffitt's a termination fee of $80 million in the event that the Merger Agreement is terminated: (i) by Saks in connection with the acceptance by Saks of a competing takeover proposal for at least a majority of Saks that the Saks Board has determined is more favorable to stockholders of Saks than the Merger;
(ii) by Proffitt's in response to the Saks Board's withdrawal or modification of its recommendation of the Merger Agreement or recommendation of a competing transaction; or (iii) by Saks or Proffitt's because of the failure of the stockholders of Saks to approve and adopt the Merger Agreement, provided that a competing takeover proposal for Saks has been proposed and not withdrawn prior to the Saks Special Meeting and, within six months of the date of the Saks Special Meeting, Saks enters into a definitive agreement with respect to or consummates such competing transaction.


    The Merger Agreement provides that Proffitt's will pay to Saks a termination fee of $80 million in the event that the Merger Agreement is terminated: (i) by Saks in response to the Proffitt's Board's withdrawal or modification of its recommendation of the Merger Agreement, the Stock Issuance, the Charter

Amendment or the Board Amendment or recommendation of a competing transaction; or (ii) by Saks or Proffitt's because of the failure of the shareholders of Proffitt's to approve the Merger Agreement or the Stock Issuance, provided that a competing takeover proposal for Proffitt's has been proposed and not withdrawn prior to the Proffitt's Special Meeting and, within six months of the date of the Proffitt's Special Meeting, Proffitt's enters into a definitive agreement with respect to or consummates such competing transaction.



APPRAISAL RIGHTS


    In accordance with the Tennessee Business Corporation Act (the "TBCA"), shareholders of Proffitt's will not be entitled to appraisal rights in connection with any of the proposals to be acted on at the Proffitt's Special Meeting. In accordance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"), stockholders of Saks will not be entitled to appraisal rights in connection with the approval and adoption of the Merger Agreement.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    The obligation of Saks to consummate the Merger is conditioned upon Saks receipt of an opinion of its counsel, to the effect, among other things, that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by Proffitt's or Saks as a result of the Merger, or by stockholders of Saks upon the receipt of Proffitt's Common Stock in the Merger (except with respect to cash received in lieu of fractional shares of Proffitt's Common Stock).


ACCOUNTING TREATMENT OF THE MERGER


    The Merger is expected to be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles; accordingly, the consolidated financial statements of Proffitt's after the Merger will be restated to include the assets, liabilities, stockholders' equity and results of operations of Saks at their historical cost. The obligations of Proffitt's, Sub and Saks to consummate the Merger are subject to Proffitt's receipt of a letter from its independent accountants, PricewaterhouseCoopers LLP, in customary form, to the effect that no conditions exist which would preclude accounting for the Merger as a pooling of interests, and Saks receipt of a letter from its independent accountants, PricewaterhouseCoopers LLP, in customary form, to the effect that no conditions exist with respect to Saks which would preclude accounting for the Merger as a pooling of interests.


OWNERSHIP OF PROFFITT'S COMMON STOCK BY SAKS STOCKHOLDERS AFTER THE MERGER



    Immediately prior to the Effective Time, there will be approximately 90,800,000 shares of Proffitt's Common Stock outstanding, without giving effect to the exercise of any outstanding options to acquire shares of Proffitt's Common Stock. Immediately following the Effective Time, there will be approximately 143,300,000 shares of Proffitt's Common Stock outstanding, without giving effect to the exercise of any outstanding options to acquire shares of Proffitt's Common Stock. The shares of Proffitt's Common Stock issued to stockholders of Saks pursuant to the Merger will represent approximately 36.7% of the total number of shares of Proffitt's Common Stock outstanding after the Merger (and approximately 38.4% on a fully diluted basis, assuming exercise of all outstanding options to acquire shares of Proffitt's Common Stock or shares of Saks Common Stock exercisable within 60 days of the Proffitt's Record Date and Saks Record Date, respectively).

       SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF PROFFITT'S (A)
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)


    The following selected historical financial and operating data of Proffitt's for each fiscal year in the five-year period ended January 31, 1998 and for the three-month periods ended May 2, 1998 and May 3, 1997, respectively, have been derived from the consolidated financial statements of Proffitt's. The balance sheet data as of January 31, 1998, February 1, 1997, May 2, 1998 and May 3, 1997 and the income statement data for each fiscal year in the three-year period ended January 31, 1998 and for the unaudited three-month periods ended May 2, 1998 and May 3, 1997 are included in information incorporated by reference in this Joint Proxy Statement/Prospectus. The balance sheet data as of February 3, 1996, January 28, 1995, January 29, 1994 and the income statement data for each fiscal year in the two-year period ended January 28, 1995 have been derived from the audited consolidated financial statements of Proffitt's. The selected historical financial and operating data should be read in conjunction with the consolidated financial statements and notes thereto of Proffitt's, audited by PricewaterhouseCoopers LLP, independent accountants, and with Proffitt's Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                    THREE MONTHS ENDED
                                                           (B)                         FISCAL YEAR ENDED (C)
                                                   --------------------  --------------------------------------------------
                                                    MAY 2,     MAY 3,    JANUARY 31,  FEBRUARY 1,  FEBRUARY 3,  JANUARY 28,
                                                     1998       1997        1998         1997         1996         1995
                                                   ---------  ---------  -----------  -----------  -----------  -----------
Net sales........................................  $   833.1  $   784.5   $ 3,544.7    $ 2,992.6    $ 2,744.9    $ 2,675.1

Cost of sales....................................      537.4      509.4     2,296.3      1,952.9      1,811.6      1,755.4
Selling, general and administrative expenses.....      206.1      195.6       832.1        716.3        664.1        622.9
Other operating expenses.........................       66.0       63.0       258.9        208.0        191.4        183.5
Merger, restructuring and integration costs (d)..        2.0        1.5        43.5         15.9         20.8
Year 2000 expense................................        1.5        0.6         6.6
Expenses of Younkers takeover attempt (e)........                                                        10.0
Long-lived assets (gains) losses (f).............                              (0.1)         1.4        (36.0)
ESOP expenses (g)................................                   0.7         9.5          3.9          2.9          2.8
                                                   ---------  ---------  -----------  -----------  -----------  -----------
    Operating income.............................       20.1       13.7        97.9         94.2         80.1        110.5
Other income (expense):
  Finance charge income, net.....................       22.7       23.7        92.7         78.0         77.1         71.7
  Interest expense...............................       (7.9)     (15.0)      (55.1)       (42.6)       (47.4)       (40.9)
  Reorganization items (h).......................
  Other income (expense), net....................        0.1        0.1         2.3        (11.8)         4.1          4.8
                                                   ---------  ---------  -----------  -----------  -----------  -----------
Income before provision for income taxes and
  extraordinary items and cumulative effect of
  changes in accounting methods..................       35.0       22.5       137.8        117.8        113.9        146.1
Provision for income taxes.......................       14.1        9.3        65.8         50.7         48.9         58.1
                                                   ---------  ---------  -----------  -----------  -----------  -----------
Income before extraordinary items and cumulative
  effect of changes in accounting methods........       20.9       13.2        72.0         67.1         65.0         88.0
Extraordinary loss on debt, net of tax (i).......                              (9.3)                     (2.1)
Extraordinary gain on reorganization,
  net of tax (h).................................
Cumulative effect of changes in accounting
  methods, net of tax (j)........................
                                                   ---------  ---------  -----------  -----------  -----------  -----------
Net income.......................................       20.9       13.2        62.7         67.1         62.9         88.0
Preferred stock payments.........................                                            3.8          1.9          1.7
                                                   ---------  ---------  -----------  -----------  -----------  -----------
Net income available to common shareholders......  $    20.9  $    13.2   $    62.7    $    63.3    $    61.0    $    86.3
                                                   ---------  ---------  -----------  -----------  -----------  -----------
                                                   ---------  ---------  -----------  -----------  -----------  -----------
Basic earnings per common share..................  $    0.23  $    0.16   $    0.73    $    0.81    $    0.81    $    1.07
Diluted earnings per common share before
  extraordinary item and cumulative effect.......  $    0.22  $    0.15   $    0.81    $    0.78    $    0.81    $    1.03
Diluted earnings per common share................  $    0.22  $    0.15   $    0.71    $    0.78    $    0.78    $    1.03
Weighted average common shares
  Basic..........................................     89,506     83,310      85,532       77,724       75,111       80,309
  Diluted........................................     93,411     85,793      91,086       84,334       83,330       88,106
SELECTED STORE DATA:
Comparable store net sales increase (k)..........          5%         4%          4%           3%           3%           3%
Stores open at end of period.....................        237        231         233          230          198          207
Capital expenditures.............................  $    37.6  $    38.4   $   167.8    $   113.9    $    90.1    $   108.0

                                                   JANUARY 29,
                                                      1994
                                                   -----------
Net sales........................................   $ 2,211.9
Cost of sales....................................     1,447.0
Selling, general and administrative expenses.....       540.4
Other operating expenses.........................       177.7
Merger, restructuring and integration costs (d)..
Year 2000 expense................................
Expenses of Younkers takeover attempt (e)........
Long-lived assets (gains) losses (f).............
ESOP expenses (g)................................         2.9
                                                   -----------
    Operating income.............................        43.9
Other income (expense):
  Finance charge income, net.....................        61.6
  Interest expense...............................       (25.4)
  Reorganization items (h).......................      (219.9)
  Other income (expense), net....................         4.1
                                                   -----------
Income before provision for income taxes and
  extraordinary items and cumulative effect of
  changes in accounting methods..................      (135.7)
Provision for income taxes.......................        34.4
                                                   -----------
Income before extraordinary items and cumulative
  effect of changes in accounting methods........      (170.1)
Extraordinary loss on debt, net of tax (i).......        (1.1)
Extraordinary gain on reorganization,
  net of tax (h).................................       212.1
Cumulative effect of changes in accounting
  methods, net of tax (j)........................       (12.1)
                                                   -----------
Net income.......................................        28.8
Preferred stock payments.........................
                                                   -----------
Net income available to common shareholders......   $    28.8
                                                   -----------
                                                   -----------
Basic earnings per common share..................   $    0.36
Diluted earnings per common share before
  extraordinary item and cumulative effect.......   $   (2.14)
Diluted earnings per common share................   $    0.36
Weighted average common shares
  Basic..........................................      79,665
  Diluted........................................      79,665
SELECTED STORE DATA:
Comparable store net sales increase (k)..........           3%
Stores open at end of period.....................         174
Capital expenditures.............................   $   131.1

                                                                                    AS OF
                                                   ------------------------------------------------------------------------
                                                    MAY 2,     MAY 3,    JANUARY 31,  FEBRUARY 1,  FEBRUARY 3,  JANUARY 28,
                                                     1998       1997        1998         1997         1996         1995
                                                   ---------  ---------  -----------  -----------  -----------  -----------
CONSOLIDATED BALANCE SHEET DATA:
Working capital..................................  $   483.9  $   698.7   $   697.9    $   684.6    $   574.5    $   665.8
Total assets.....................................  $ 2,111.7  $ 2,152.5   $ 2,224.9    $ 2,085.7    $ 1,551.3    $ 1,632.5
Long-term debt, less current portion.............  $   353.9  $   658.4   $   552.6    $   662.2    $   462.1    $   562.9
Shareholders' equity.............................  $ 1,120.7  $   912.2   $ 1,094.6    $   897.6    $   625.8    $   606.1

                                                   JANUARY 29,
                                                      1994
                                                   -----------
CONSOLIDATED BALANCE SHEET DATA:
Working capital..................................   $   704.6
Total assets.....................................   $ 1,300.8
Long-term debt, less current portion.............   $   454.9
Shareholders' equity.............................   $   508.0

    NOTES TO SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF PROFFITT'S


(a) Proffitt's acquired Carson Pirie Scott effective January 31, 1998, Herberger's effective February 1, 1997, and Younkers effective February 3, 1996. Such acquisitions were accounted for as poolings of interests. Accordingly, Proffitt's financial statements were restated for all periods presented to include the results of operations and financial position of Carson Pirie Scott, Herberger's and Younkers. Proffitt's acquired Parisian effective October 11, 1996 and McRae's effective March 31, 1994. The Parisian and McRae's acquisitions were accounted for under the purchase accounting method. Accordingly, Proffitt's financial statements include the results of Parisian and McRae's from their respective dates of acquisition.

(b) The business of Proffitt's is seasonal, and results for any period within a fiscal year are not necessarily indicative of the results that may be achieved in a full fiscal year.

(c) Proffitt's fiscal year ends on the Saturday nearest to January 31. Fiscal years presented consisted of 52 weeks except for the fiscal year ended February 3, 1996, which consisted of 53 weeks.

(d) In connection with the acquisitions of Carson Pirie Scott, Herberger's, Parisian and Younkers, Proffitt's incurred certain merger, restructuring and integration costs, including transaction costs, costs associated with severance and related benefits, abandonment and elimination of duplicate administrative office space, property, data processing equipment and software and other costs.


(e) Prior to Proffitt's acquisition of Younkers and Carson Pirie Scott, Carson Pirie Scott engaged in an unsuccessful hostile takeover attempt for Younkers. Younkers incurred costs aggregating $3.2 million in defense against the takeover attempt. Carson Pirie Scott incurred costs aggregating $6.8 million in pursuing the hostile takeover attempt.


(f) Effective in fiscal 1995, Proffitt's adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." As a result of adopting the new standard, Proffitt's incurred impairment charges of $19.1 million related to the write-down of certain long-lived assets primarily consisting of stores, duplicate warehouses and leasehold improvements. In fiscal 1995, Carson Pirie Scott also sold eight of its nine Minnesota stores for net proceeds of $70.8 million and recorded a gain, after closing costs, of $55.2 million.

(g) In December 1997, Proffitt's terminated Herberger's employee stock ownership plan resulting in a one-time charge of approximately $7.9 million.

(h) Carson Pirie Scott and its subsidiaries filed for and emerged from Chapter 11 bankruptcy protection in fiscal 1993. In connection with the bankruptcy reorganization, Carson Pirie Scott recognized a loss on reorganization of $219.9 million and an extraordinary gain on reorganization of $212.1 million, net of tax.


(i) In conjunction with certain of Proffitt's acquisitions, Proffitt's has replaced debt and other financing facilities resulting in extraordinary losses on early extinguishment of debt.


(j) Effective with fiscal 1993, Proffitt's changed its method of accounting for inventories, store pre-opening costs and pensions. The adjustments to reflect these changes resulted in a net charge of $12.1 million. The most significant component was a charge with respect to pensions of $14.0 million, net of tax.

(k) A new store becomes a comparable store in the first full month following the first anniversary of the opening of such store. Renovated, expanded or relocated stores are classified as comparable stores and not as new stores. Where operations of a store group are divided among two or more buildings in the same mall, the combined operations are treated as one comparable store.

            SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF SAKS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


    The following selected historical financial and operating data of Saks for each fiscal year in the five-year period ended January 31, 1998 and for the three-month periods ended May 2, 1998 and May 3, 1997, respectively, have been derived from the consolidated financial statements of Saks. The balance sheet data as of January 31, 1998, February 1, 1997, May 2, 1998 and May 3, 1997 and the income statement data for each fiscal year in the three-year period ended January 31, 1998 and for the unaudited three-month periods ended May 2, 1998 and May 3, 1997 are included in information incorporated by reference in this Joint Proxy Statement/Prospectus. The balance sheet data as of February 3, 1996, January 28, 1995 and January 29, 1994 and the income statement data for each fiscal year in the two-year period ended January 28, 1995 have been derived from the audited consolidated financial statements of Saks previously filed with the Securities and Exchange Commission (the "Commission"), but not incorporated herein by reference. The selected historical financial and operating data should be read in conjunction with the consolidated financial statements and notes thereto of Saks, audited by PricewaterhouseCoopers LLP, independent accountants, and with Saks Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                    THREE MONTHS ENDED
                                                           (A)                         FISCAL YEAR ENDED (B)
                                                   --------------------  --------------------------------------------------
                                                    MAY 2,     MAY 3,    JANUARY 31,  FEBRUARY 1,  FEBRUARY 3,  JANUARY 28,
                                                     1998       1997        1998         1997         1996         1995
                                                   ---------  ---------  -----------  -----------  -----------  -----------
Net sales........................................  $   582.9  $   520.4   $ 2,192.7    $ 1,944.9    $ 1,686.8    $ 1,418.2
Cost of sales....................................      417.0      366.7     1,533.4      1,347.7      1,168.5        979.7
Selling, general and administrative expenses.....      134.4      127.3       506.1        486.8        438.6        370.4
Special charges (c)..............................                                            1.0         43.4          2.0
                                                   ---------  ---------  -----------  -----------  -----------  -----------
  Operating income...............................       31.5       26.4       153.2        109.4         36.3         66.1
Interest expense.................................       16.9       13.6        58.6         72.2         94.4         76.2
                                                   ---------  ---------  -----------  -----------  -----------  -----------
Income (loss) before provision for income taxes
  and extraordinary item and cumulative effect of
  change in accounting method....................       14.6       12.8        94.6         37.2        (58.1)       (10.1)
Provision (benefit) for taxes (d)................        5.9        0.2      (251.2)         0.3
                                                   ---------  ---------  -----------  -----------  -----------  -----------
Income before extraordinary item and cumulative
  effect of change in accounting method..........        8.7       12.6       345.8         36.9        (58.1)       (10.1)
Extraordinary loss on debt, net of tax (e).......                  (3.3)       (2.0)       (12.8)        (6.0)        (0.5)
Cumulative effect of change in accounting method
  (f)............................................       (5.3)
                                                   ---------  ---------  -----------  -----------  -----------  -----------
Net income (loss)................................  $     3.4  $     9.3   $   343.8    $    24.1    $   (64.1)   $   (10.6)
                                                   ---------  ---------  -----------  -----------  -----------  -----------
                                                   ---------  ---------  -----------  -----------  -----------  -----------
Basic earnings (loss) per share..................  $    0.06  $    0.15   $    5.42    $    0.42    $   (1.43)   $   (0.24)
Diluted earnings (loss) per share before
  extraordinary item and cumulative effect.......  $    0.14  $    0.20   $    5.02    $    0.63    $   (1.29)   $   (0.22)
Diluted earnings (loss) per share................  $    0.06  $    0.14   $    4.99    $    0.41    $   (1.43)   $   (0.24)
Weighted average common shares (g)
  Basic..........................................     63,695     63,344      63,483       57,722       44,955       45,010
  Diluted........................................     64,082     64,330      70,730       58,840       44,955       45,010

SELECTED STORE DATA:
Comparable store net sales increase (h)..........          5%         3%          4%          10%          11%           6%
Stores open at end of period.....................         96         87          97           85           65           53
Capital expenditures.............................  $    39.9  $    31.0   $   179.1    $   133.9    $    82.6    $    55.7


                                                                                    AS OF
                                                   ------------------------------------------------------------------------
                                                    MAY 2,     MAY 3,    JANUARY 31,  FEBRUARY 1,  FEBRUARY 3,  JANUARY 28,
                                                     1998       1997        1998         1997         1996         1995
                                                   ---------  ---------  -----------  -----------  -----------  -----------

CONSOLIDATED BALANCE SHEET DATA:
Working capital..................................  $   424.6  $   332.8   $   383.5    $   295.4    $   153.9    $   125.1
Total assets.....................................  $ 2,164.4  $ 1,619.2   $ 2,102.4    $ 1,572.9    $ 1,366.2    $ 1,289.2
Long-term debt, less current portion.............  $   885.5  $   754.5   $   828.1    $   703.0    $   944.7    $   850.5
Stockholders' equity (g).........................  $   884.2  $   540.9   $   879.9    $   528.7    $    83.2    $   147.2

                                                   JANUARY 29,
                                                      1994
                                                   -----------
Net sales........................................   $ 1,395.5
Cost of sales....................................       975.4
Selling, general and administrative expenses.....       394.8
Special charges (c)..............................       179.7
                                                   -----------
  Operating income...............................      (154.4)
Interest expense.................................        73.8
                                                   -----------
Income (loss) before provision for income taxes
  and extraordinary item and cumulative effect of
  change in accounting method....................      (228.2)
Provision (benefit) for taxes (d)................
                                                   -----------
Income before extraordinary item and cumulative
  effect of change in accounting method..........      (228.2)
Extraordinary loss on debt, net of tax (e).......       (27.6)
Cumulative effect of change in accounting method
  (f)............................................
                                                   -----------
Net income (loss)................................   $  (255.8)
                                                   -----------
                                                   -----------
Basic earnings (loss) per share..................   $   (5.68)
Diluted earnings (loss) per share before
  extraordinary item and cumulative effect.......   $   (5.07)
Diluted earnings (loss) per share................   $   (5.68)
Weighted average common shares (g)
  Basic..........................................      45,030
  Diluted........................................      45,030
SELECTED STORE DATA:
Comparable store net sales increase (h)..........           2%
Stores open at end of period.....................          53
Capital expenditures.............................   $    34.4
                                                   JANUARY 29,
                                                      1994
                                                   -----------
CONSOLIDATED BALANCE SHEET DATA:
Working capital..................................   $   106.0
Total assets.....................................   $ 1,305.9
Long-term debt, less current portion.............   $   853.2
Stockholders' equity (g).........................   $   159.1

       NOTES TO SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF SAKS


(a) The business of Saks is seasonal, and results for any period within a fiscal year are not necessarily indicative of the results that may be achieved in a full fiscal year.

(b) Saks fiscal year ends on the Saturday nearest to January 31. Fiscal years presented consisted of 52 weeks except for the fiscal year ended February 3, 1996, which consisted of 53 weeks.

(c) Saks incurred certain non-recurring and special charges in connection with
    (i) the closing of the Yonkers, New York distribution center, integration of former I. Magnin locations and write-off of certain capitalized EDP software in fiscal 1995; (ii) the write down of certain long-lived assets, an early retirement program and store closings and space reductions in fiscal 1993 and; (iii) management fees paid to an affiliate during fiscal 1993 through 1996.

(d) In the fourth quarter of fiscal 1997, based on Saks improved operating profits and estimates of future profitability, Saks recorded a tax benefit of $290 million reflecting the elimination of a valuation allowance against deferred tax assets recorded principally from previous net operating losses. In the fourth quarter of fiscal 1997, Saks began recording an income tax provision using a 41% annual effective tax rate.

(e) Extraordinary items in all periods represent losses on early extinguishment of debt.


(f) In the first quarter of fiscal 1998, Saks implemented Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." This statement requires companies to expense start-up costs, such as store pre-opening expenses, as incurred. Saks prior accounting policy expensed such costs over a twelve-month period following a store opening.


(g) In fiscal 1996, Saks completed an initial public offering of approximately
    18.0 million shares of Saks Common Stock at an initial public offering price of $25 per share. The net proceeds from the offering were $417.8 million. Effective with the initial public offering, all then outstanding shares of Class A, Class B, Class C and Class D Stock were converted into shares of Saks Common Stock on a one-for-one basis.

(h) A new store becomes a comparable store in the first full month following the first anniversary of the opening of such store. Significantly renovated, expanded or relocated stores are excluded as comparable stores and are treated as new stores.

       SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL AND OPERATING DATA
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)



    The following selected unaudited pro forma combined financial and operating data have been presented to reflect the pro forma effect of the Merger accounted for as a pooling of interests. Accordingly, the consolidated financial statements of Proffitt's have been restated for all periods presented to include the assets, liabilities, stockholders' equity and results of operations of Saks. The selected unaudited pro forma combined financial and operating data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial condition of the combined company that would have occurred had the Merger occurred as of the date indicated, nor are the selected unaudited pro forma combined financial and operating data necessarily indicative of future operating results or financial position of the combined company. The selected unaudited pro forma combined financial and operating data
(i) have been derived from and should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and the notes thereto included elsewhere in this Joint Proxy Statement/Prospectus and (ii) should be read in conjunction with the consolidated financial statements of Saks and Proffitt's incorporated by reference in this Joint Proxy Statement/Prospectus.


                                                         THREE MONTHS
                                                          ENDED (A)                  FISCAL YEAR ENDED (A)
                                                     --------------------  -----------------------------------------
                                                      MAY 2,     MAY 3,    JANUARY 31,    FEBRUARY 1,    FEBRUARY 3,
                                                       1998       1997        1998           1997           1996
                                                     ---------  ---------  -----------  ---------------  -----------
Net sales..........................................  $ 1,412.6  $ 1,302.1   $ 5,726.3      $ 4,926.9      $ 4,422.1
Cost of sales......................................      933.9      861.5     3,763.3        3,248.2        2,936.4
Selling, general and administrative expenses.......      285.2      268.6     1,119.8        1,015.4          923.0
Other operating expenses...........................      117.6      106.1       444.3          367.4          330.8
Merger and special charges.........................        2.0        1.5        43.4           18.3           28.2
Year 2000 expenses.................................        1.5        0.6         6.5
Expenses of Younkers takeover attempt..............                                                            10.0
ESOP expenses......................................                   0.7         9.5            3.9            2.9
                                                     ---------  ---------  -----------  ---------------  -----------
    Operating income...............................       72.4       63.1       339.5          273.7          190.8
Other income (expense):
  Interest expense.................................      (24.8)     (28.5)     (113.7)        (114.9)        (141.7)
  Other income (expense), net......................        0.1        0.1         2.3          (11.8)           4.1
                                                     ---------  ---------  -----------  ---------------  -----------
Income before provision for income
  taxes and extraordinary items....................       47.7       34.7       228.1          147.0           53.2
Provision (benefit) for income taxes (b)...........       19.3        9.5      (187.9)          51.0           48.9
                                                     ---------  ---------  -----------  ---------------  -----------
Income before extraordinary items..................  $    28.4  $    25.2   $   416.0      $    96.0      $     4.3
                                                     ---------  ---------  -----------  ---------------  -----------
                                                     ---------  ---------  -----------  ---------------  -----------
Basic earnings per common share before
  extraordinary item (b)...........................  $    0.20  $    0.19   $    3.02      $    0.74      $    0.02
Diluted earnings per common share before
  extraordinary item (b)(c)........................  $    0.19  $    0.18   $    2.86      $    0.71      $    0.02
Weighted Average Common Shares
      Basic........................................    141,736    135,252     137,588        125,056        111,974
      Diluted......................................    145,958    142,584     149,085        132,583        113,309
SELECTED STORE DATA:
Comparable store net sales increase (d)............          6%
Stores open at end of period.......................        333
Capital expenditures...............................  $    77.5

                                                          AS OF
                                                         MAY 2,
                                                          1998
                                                        ---------
CONSOLIDATED BALANCE SHEET DATA:
Working capital.......................................  $   893.1
Total assets..........................................  $ 4,260.3
Long-term debt, less current portion..................  $ 1,239.4
Shareholders' equity..................................  $ 1,989.1

  NOTES TO SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL AND OPERATING DATA



(a) The selected unaudited pro forma combined financial and operating data of Proffitt's do not reflect expenses anticipated to be incurred or the effects of potential increased revenues or operating synergies and cost savings anticipated to result from the Merger. See "THE MERGER--Reasons of Proffitt's for the Merger--Anticipated Cost Savings and Operating Synergies."



(b) Saks recorded an income tax benefit of $290 million in the fourth quarter of 1997 relating to the reduction in the valuation allowance associated with certain deferred tax assets. Had Saks recorded income taxes at 41% on a historical basis, pro forma combined diluted earnings per common share before extraordinary item for fiscal 1997 would have been $.88.


(c) Anticipated non-recurring charges related to direct costs of the Merger are estimated at $50 million. These costs include estimated investment banking fees of $30 million payable by Proffitt's and Saks and estimated legal, accounting and other transaction costs of $20 million. These non-recurring charges would represent a reduction in pro forma diluted earnings per share of the Proffitt's Common Stock of $.34 for the year ended January 31, 1998, and $.34 per share for the three months ended May 2, 1998. These charges do not include any costs related to the integration of the operations of the businesses of Proffitt's and Saks.

(d) Saks methodology of calculating comparable store sales was changed to conform to Proffitt's methodology whereby renovated, expanded and relocated stores are classified as comparable stores.

COMPARATIVE PER SHARE DATA


    Set forth below are data of Proffitt's and Saks with regard to income (loss) from continuing operations and before extraordinary items and cumulative effect of change in accounting methods and book value per common share on both an historical and a pro forma combined basis. Neither Proffitt's nor Saks has declared or paid any dividends on its common stock. Pro forma combined income
(loss) from continuing operations and before extraordinary items and cumulative effect of change in accounting methods per common share is derived from the Unaudited Pro Forma Condensed Combined Financial Statements presented elsewhere herein, which give effect to the Merger under the pooling of interests method of accounting as if the Merger had occurred at the beginning of the periods presented. The equivalent pro forma combined data for Saks is calculated by multiplying the respective pro forma combined amounts by the Conversion Number. Book values per share for Saks and for the pro forma combined presentation are based upon outstanding common shares as of the date presented, adjusted in the case of the pro forma combined presentation to include the shares of Proffitt's Common Stock to be issued in the Merger. The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Proffitt's and Saks incorporated by reference in this Joint Proxy Statement/ Prospectus and those presented herein under the heading "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."



                                                                                                     EQUIVALENT
                                                                                                      PRO FORMA
                                                                                                      COMBINED
                                                                                                      PER SHARE
                                                                                                         OF
                                                                                                        SAKS
                                                              PROFFITT'S      SAKS       PRO FORMA     COMMON
                                                              HISTORICAL   HISTORICAL    COMBINED       STOCK
                                                              -----------  -----------  -----------  -----------
INCOME (LOSS) FROM CONTINUING OPERATIONS AND BEFORE
  EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING METHODS:
    February 3, 1996........................................   $     .81    $   (1.29)   $     .02    $     .02
    February 1, 1997........................................   $     .78    $     .63    $     .71    $     .58
    January 31, 1998........................................   $     .81    $    5.02(a)  $    2.86(a)  $    2.35(a)
    May 2, 1998 (three months)..............................   $     .22    $     .14    $     .19    $     .16
BOOK VALUE (AT END OF PERIOD):
    January 31, 1998........................................   $   12.26    $   13.82    $   13.82    $   11.33
    May 2, 1998.............................................   $   12.49    $   13.88    $   14.01    $   11.49


------------------------


(a) Saks recorded a $290 million income tax benefit or $4.10 per share in 1997, relating to the reduction in the valuation allowance associated with certain deferred tax assets. Had Saks recorded income taxes at 41% on a historical basis, income from continuing operations and before extraordinary items for Saks on an historical basis would have been $.87, on a pro forma combined basis would have been $.88 and on a pro forma combined per share equivalent basis would have been $.72.

COMPARATIVE STOCK PRICES AND DIVIDENDS


    The Proffitt's Common Stock (Symbol: "PFT") and the Saks Common Stock (Symbol: "SKS") are listed and traded on the NYSE. Proffitt's Common Stock was traded on the Nasdaq National Market under the symbol "PRFT" prior to July 7, 1997. The following table sets forth for the periods indicated the reported high and low sales prices of Proffitt's Common Stock and Saks Common Stock, respectively. The source of these quotations is the New York Stock Exchange Composite Transactions Tape, and for Proffitt's Common Stock prior to July 7, 1997, the Monthly Statistical Report of the National Association of Securities Dealers, Inc. With respect to Proffitt's Common Stock prior to July 7, 1997, such quotations represent inter-dealer prices for actual transactions, without adjustment for retail markup, markdown or commission.



                                                                                                       SALES PRICE
                                                                                                   --------------------
                                                                                                     HIGH        LOW
                                                                                                   ---------  ---------
PROFFITT'S COMMON STOCK
1996
First Quarter....................................................................................  16         11 3/4
Second Quarter...................................................................................  20         15 3/4
Third Quarter....................................................................................  21         17 3/4
Fourth Quarter...................................................................................  21         16 5/16

1997
First Quarter....................................................................................  20 11/16   15
Second Quarter...................................................................................  26 27/32   18 7/8
Third Quarter....................................................................................  30 5/8     24 7/8
Fourth Quarter...................................................................................  32 7/16    25

1998
First Quarter....................................................................................  40 3/4     29 3/8
Second Quarter (prior to July 4, 1998)...........................................................  44 7/16    36 15/16
Second Quarter (from and after July 4, 1998).....................................................  36 15/16   29
Third Quarter (through August 14, 1998)..........................................................  34 1/8     30 5/8



                                                                                                       SALES PRICE
                                                                                                   --------------------
                                                                                                     HIGH        LOW
                                                                                                   ---------  ---------
SAKS COMMON STOCK

1996
First Quarter....................................................................................  NA         NA
Second Quarter...................................................................................  35 7/8     25 1/2
Third Quarter....................................................................................  41 1/4     32 1/8
Fourth Quarter...................................................................................  37 7/8     25 1/2

1997
First Quarter....................................................................................  36 1/4     18 5/8
Second Quarter...................................................................................  25 3/8     19
Third Quarter....................................................................................  27 1/4     20
Fourth Quarter...................................................................................  25 1/4     18 5/8

1998
First Quarter....................................................................................  26 3/8     21
Second Quarter (prior to July 4, 1998)...........................................................  29 1/8     21 5/16
Second Quarter (from and after July 4, 1998).....................................................  30         23 3/4
Third Quarter (through August 14, 1998)..........................................................  27 11/16   24 7/8


    Neither Proffitt's nor Saks has declared or paid any dividends on its common stock. Proffitt's and Saks presently follow the policy of retaining earnings to provide funds for the operation and expansion of the business and have no present intention to declare cash dividends in the foreseeable future. Proffitt's currently intends that after the Merger, the combined company also will follow this policy and will not pay dividends on its common stock.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, HOLDERS OF PROFFITT'S COMMON STOCK AND HOLDERS OF SAKS COMMON STOCK SHOULD CONSIDER CAREFULLY THE RISK FACTORS DESCRIBED BELOW.

FIXED MERGER CONSIDERATION DESPITE CHANGES IN RELATIVE STOCK PRICES


    At the Effective Time, each share of Saks Common Stock (other than shares held in the treasury of Saks) will be converted into .82 of a share of Proffitt's Common Stock. This Conversion Number is fixed in the Merger Agreement and will not be adjusted in the event of an increase or decrease in the market prices of either Saks Common Stock or Proffitt's Common Stock. However, Saks may terminate the Merger Agreement prior to the Saks Special Meeting if the average of the daily per share closing prices of Proffitt's Common Stock on the NYSE for the 15 consecutive trading day period ending on the third trading day prior to the Saks Special Meeting is less than $30.52.



    The prices of Saks Common Stock and Proffitt's Common Stock at the Effective Time may vary from their prices at the date of this Joint Proxy Statement/Prospectus and at the date of the Saks Special Meeting and the Proffitt's Special Meeting. See "SUMMARY--Comparative Stock Prices and Dividends." Such variations may be the result of changes in the business, operations or prospects of Saks or Proffitt's, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors. At the time of the Saks Special Meeting, Saks stockholders will not know the exact value of the Proffitt's Common Stock they will receive when the Merger is completed. However, Saks and Proffitt's have agreed in the Merger Agreement that the Saks Special Meeting and the Proffitt's Special Meeting will be held, if practicable, on the same day and that the closing of the Merger will take place immediately following the time at which the last of the conditions to the consummation of the Merger (including the receipt of the requisite approvals of the holders of Proffitt's Common Stock and the holders of Saks Common Stock) has been fulfilled.


    Holders of Saks Common Stock and Proffitt's Common Stock are urged to obtain current market quotations for Saks Common Stock and Proffitt's Common Stock.

UNCERTAINTIES IN ACHIEVING OPERATING EFFICIENCIES AND SYNERGIES


    In approving and recommending the Merger Agreement, each of the Proffitt's Board and the Saks Board considered the cost savings, operating efficiencies and other synergies expected to result from the combination of the two companies. See "THE MERGER--Reasons of Proffitt's for the Merger" and
"--Reasons of Saks for the Merger." While Proffitt's has in the past been successful at achieving operating efficiencies and synergies as a result of acquisitions, there can be no assurance that the targeted cost savings and other benefits expected to be realized as a result of the Merger will be achieved.


INTEGRATION OF OPERATIONS


    The Merger involves the integration of two retailing companies that previously have operated independently and that target different customers and geographic areas. Saks is a premier fashion retailer operating nationwide; Proffitt's primarily operates department store businesses located in the Midwest and Southeast regions of the United States. Although Saks will continue to be run primarily by current Saks management, the integration of Saks business with Proffitt's business will place new challenges on Proffitt's management and there can be no assurance that such integration will be implemented successfully. In addition, the Merger constitutes the largest acquisition undertaken by Proffitt's. While Proffitt's has in the past been successful at effectively integrating the operations of acquired businesses, there can be no assurance that Proffitt's will be able to successfully integrate a business as large as Saks, which in fiscal 1997 had net sales of approximately $2.2 billion.

    As part of its business strategy, Proffitt's has consummated a series of acquisitions over the past several years, including the acquisition of Carson Pirie Scott effective January 31, 1998, and, following the Merger, Proffitt's intends to continue to regularly evaluate acquisition opportunities. In addition to integration issues relating to the Merger, Proffitt's future operations and earnings will be affected by its ability to successfully integrate the operations of Carson Pirie Scott and any businesses acquired in the future. Material issues could arise in connection with integrating these acquired businesses, and there can be no assurance that Proffitt's will continue to be able to successfully integrate such businesses. The failure to successfully integrate any acquired businesses could have a material adverse effect on Proffitt's results of operations and financial position and could adversely affect the value of the Proffitt's Common Stock.



    In addition, each of Proffitt's and Saks has undertaken efforts to address the Year 2000 problem with respect to such company's information systems. Integration after the Merger of the two companies' efforts to become Year 2000 compliant may present significant operational challenges. Failure to timely integrate these efforts could delay the realization of certain synergies expected to result from the Merger and could have a material adverse effect on the business, results of operations or financial position of the combined company.


DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS


    The recent growth and development of Proffitt's has been significantly dependent upon the services of Mr. R. Brad Martin, Chairman and Chief Executive Officer of Proffitt's. Following the Merger, Mr. Martin will serve as Chairman and Chief Executive Officer of the combined company pursuant to a five-year employment contract expiring in February 2003. However, the loss of the services of Mr. Martin could have a material adverse effect on the business, results of operations or financial position of Proffitt's or the combined company.



    The recent growth and development of Saks has been significantly dependent upon the services of Mr. Philip B. Miller, Chairman and Chief Executive Officer of Saks. Mr. Miller has agreed to enter into an employment agreement with Proffitt's and will continue in his current position with Saks following the Merger. See "OTHER AGREEMENTS--Miller Employment Agreement." However, the loss of the services of Mr. Miller could have a material adverse effect on the business, results of operations or financial position of Saks or the combined company.


FUTURE SALE OF PROFFITT'S STOCK HELD BY THE INVESTCORP AFFILIATES


    Following the Merger, the Investcorp Affiliates will hold in the aggregate approximately 7.9 million shares of Proffitt's Common Stock, representing approximately 5.7% of the outstanding shares of Proffitt's Common Stock immediately following the Effective Time. Pursuant to the Registration Rights Agreement, at any time following publication by Proffitt's of financial results covering at least thirty (30) days of post-Merger combined operations, the Investcorp Affiliates have the right, subject to certain limitations, to request that Proffitt's register for resale the shares of Proffitt's Common Stock held by them. The Investcorp Affiliates also may sell Proffitt's Common Stock in the open market, subject to the volume limitations imposed by Rule 145 under the Securities Act. No prediction can be made as to the likelihood of future sales of shares of Proffitt's Common Stock by the Investcorp Affiliates or the effect, if any, that such sales would have on the market price of Proffitt's Common Stock prevailing from time to time.

                              THE SPECIAL MEETINGS

THE PROFFITT'S SPECIAL MEETING

    MATTERS TO BE CONSIDERED. At the Proffitt's Special Meeting, holders of shares of Proffitt's Common Stock will be asked to consider and vote upon proposals to approve the Merger Agreement, the Stock Issuance, the Charter Amendment and the Board Amendment. Holders of shares of Proffitt's Common Stock entitled to vote at the Proffitt's Special Meeting also will be asked to consider and vote upon any other matter that may properly come before the Proffitt's Special Meeting. APPROVALS OF THE MERGER AGREEMENT AND THE STOCK ISSUANCE BY PROFFITT'S SHAREHOLDERS ARE CONDITIONS TO THE CONSUMMATION OF THE MERGER. Approvals of the Charter Amendment and the Board Amendment by Proffitt's shareholders are NOT conditions to the consummation of the Merger.


    The NYSE requires shareholder approval of the Stock Issuance because the number of shares of Proffitt's Common Stock to be issued in the Merger is expected to exceed 20% of the shares of Proffitt's Common Stock outstanding immediately prior to the Effective Time. In addition, because Proffitt's Common Stock is being issued in the Merger, the TBCA requires that the Merger Agreement be approved by shareholders of Proffitt's, notwithstanding that Proffitt's is not a constituent corporation to the Merger. For a discussion of the reasons for the submission of the Charter Amendment and the Board Amendment to a vote of Proffitt's shareholders, see "PROPOSED AMENDMENTS TO PROFFITT'S AMENDED AND RESTATED CHARTER." The persons named as proxies by Proffitt's shareholders may propose and vote for one or more adjournments or postponements of the Proffitt's Special Meeting to permit further solicitation of proxies in favor of the proposals to approve the Merger Agreement, the Stock Issuance, the Charter Amendment and the Board Amendment; provided, however, that (i) any proxy that is voted against such proposals will not be voted in favor of adjournment or postponement of the Proffitt's Special Meeting and (ii) shares held by a broker as nominee will not be voted in favor of adjournment or postponement of the Proffitt's Special Meeting absent instructions from the beneficial owner of such shares.


    VOTE REQUIRED. Each holder of Proffitt's Common Stock (other than direct or indirect subsidiaries of Proffitt's) is entitled to one vote per share held of record on the Proffitt's Record Date. The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the votes eligible to be cast on the proposal. Approval of the Stock Issuance requires the affirmative vote of the holders of a majority of the votes cast provided that the total number of votes cast represents at least 50% of the total number of outstanding shares of Proffitt's Common Stock. Approval of the Charter Amendment requires that votes cast in favor of the Charter Amendment exceed votes cast against the Charter Amendment, provided a quorum is present. Approval of the Board Amendment requires the affirmative vote of the holders of at least 80% of the shares of Proffitt's Common Stock eligible to vote.


    Abstentions will be counted as shares present for purposes of determining the presence of a quorum at the Proffitt's Special Meeting. See "--Record Date; Stock Entitled to Vote; Quorum." Abstentions with respect to the Merger Agreement and the Board Amendment, respectively, will have the same effect as votes cast against approval of each such matter. In addition, brokers who hold shares of Proffitt's Common Stock as nominees will not have discretionary authority to vote shares of Proffitt's Common Stock in the absence of instructions from the beneficial owners thereof. Votes which are not cast for this reason ("broker non-votes") will have the same effect as votes cast against the Merger Agreement and the Board Amendment. Abstentions and broker non-votes with respect to the Stock Issuance and the Charter Amendment will have no effect on the outcome of the vote on either matter.



    As of the Proffitt's Record Date, directors and executive officers of Proffitt's and their affiliates held an aggregate of 5,130,892 shares of Proffitt's Common Stock, equivalent to approximately 5.7% of the votes entitled to be cast at the Proffitt's Special Meeting.

    RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM. Only holders of record of Proffitt's Common Stock at the close of business on the Proffitt's Record Date will be entitled to receive notice of and to vote at the Proffitt's Special Meeting. On the Proffitt's Record Date, Proffitt's had outstanding 90,786,177 shares of Proffitt's Common Stock. The holders of Proffitt's Common Stock are entitled to one vote per share on each matter submitted to a vote at the Proffitt's Special Meeting. The holders of a majority of the shares of Proffitt's Common Stock entitled to vote must be present in person or by proxy at the Proffitt's Special Meeting in order for a quorum to be present. Shares of Proffitt's Common Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum at the Proffitt's Special Meeting. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum but will not be treated as shares having been voted at the Proffitt's Special Meeting as to any proposal as to which authority to vote is withheld from the broker.


    In the event a quorum is not present in person or by proxy at the Proffitt's Special Meeting, the Proffitt's Special Meeting is expected to be adjourned or postponed.


RECOMMENDATIONS OF THE PROFFITT'S BOARD



    THE PROFFITT'S BOARD HAS DETERMINED THAT THE MERGER IS IN FURTHERANCE OF AND CONSISTENT WITH PROFFITT'S LONG-TERM BUSINESS STRATEGIES AND IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES OF PROFFITT'S COMMON STOCK. ACCORDINGLY, THE PROFFITT'S BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE STOCK ISSUANCE, THE CHARTER AMENDMENT AND THE BOARD AMENDMENT, AND UNANIMOUSLY RECOMMENDS THAT PROFFITT'S SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT, THE STOCK ISSUANCE, THE CHARTER AMENDMENT AND THE BOARD AMENDMENT. SEE "THE MERGER-- RECOMMENDATIONS OF THE PROFFITT'S BOARD" AND "PROPOSED AMENDMENTS TO PROFFITT'S AMENDED AND RESTATED CHARTER."


THE SAKS SPECIAL MEETING


    MATTERS TO BE CONSIDERED. At the Saks Special Meeting, holders of Saks Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. The persons named as proxies by Saks stockholders may propose and vote for one or more adjournments or postponements of the Saks Special Meeting to permit further solicitation of proxies in favor of the proposal to approve and adopt the Merger Agreement; provided, however, that (i) any proxy that is voted against such proposal will not be voted in favor of adjournment or postponement of the Saks Special Meeting and (ii) shares held by a broker as nominee will not be voted in favor of adjournment or postponement of the Saks Special Meeting absent instructions from the beneficial owner of such shares. APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF SAKS IS A CONDITION TO THE CONSUMMATION OF THE MERGER.


    VOTE REQUIRED. Each share of Saks Common Stock entitles the holder thereof to one vote on each matter properly submitted to a vote of the stockholders of Saks at the Saks Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Saks Common Stock is required to approve and adopt the Merger Agreement at the Saks Special Meeting. Abstentions from voting and broker non-votes will not be deemed to have been cast either "for" or "against" approval and adoption of the Merger Agreement and, since approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Saks Common Stock, abstentions and broker non-votes will have the same effect as votes cast against approval and adoption of the Merger Agreement. See--"Record Date; Stock Entitled to Vote; Quorum." Accordingly, the Saks Board urges holders of Saks Common Stock to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope.

    As of the Saks Record Date, directors and executive officers of Saks and their affiliates held 1,610,725 shares of Saks Common Stock, equivalent to approximately 2.5 of the votes entitled to be cast at the Saks Special Meeting. Furthermore, the Investcorp Affiliates, which hold in the aggregate approximately 15.2% of the outstanding shares of Saks Common Stock, have entered into the Stockholders' Agreement pursuant to which they have agreed to vote the shares of Saks Common Stock owned by them in favor of approval and adoption of the Merger Agreement. See "OTHER AGREEMENTS--Stockholders' Agreement."



    RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM. Only holders of Saks Common Stock on the Saks Record Date will be entitled to notice of and to vote at the Saks Special Meeting. On the Saks Record Date, Saks had outstanding 64,084,738 shares of Saks Common Stock. The holders of a majority of the shares of Saks Common Stock entitled to vote at the Saks Special Meeting must be present in person or by properly executed proxy at the Saks Special Meeting for a quorum to be present. In accordance with the DGCL, abstentions from voting will be counted for purposes of determining whether a quorum exists at the Saks Special Meeting. Furthermore, shares represented by proxies returned by broker holding such shares in nominee or "street" name, including broker non-votes, will be counted for purposes of determining whether a quorum exists. In the event a quorum is not present in person or by proxy at the Saks Special Meeting, the Saks Special Meeting is expected to be adjourned or postponed.



RECOMMENDATION OF THE SAKS BOARD



    THE SAKS BOARD HAS DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF SAKS AND ITS STOCKHOLDERS. ACCORDINGLY, THE SAKS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SAKS STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER--RECOMMENDATION OF THE SAKS BOARD."


VOTING OF PROXIES


    Shares represented by properly executed proxies received in time for the Proffitt's Special Meeting or the Saks Special Meeting, as applicable, and which have not been revoked will be voted at the Proffitt's Special Meeting or the Saks Special Meeting, as applicable, in the manner specified by the holders thereof. Proxies which do not contain an instruction to vote for or against or to abstain from voting on a particular matter described in either proxy will be voted in favor of such matter. It is not expected that any matter other than those referred to in this Joint Proxy Statement/Prospectus will be brought before the Proffitt's Special Meeting. If, however, other matters are properly presented at the Proffitt's Special Meeting, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy. Pursuant to the DGCL, only matters specified in the Notice of Special Meeting of Stockholders may be submitted to a vote of stockholders at the Saks Special Meeting.


REVOCABILITY OF PROXIES

    PROFFITT'S. The accompanying form of Proffitt's proxy is for the use at the Proffitt's Special Meeting if a holder of Proffitt's Common Stock is unable to attend the Proffitt's Special Meeting in person or wishes to have his or her shares voted by proxy even if such shareholder does attend the Proffitt's Special Meeting. Any proxy may be revoked by the shareholder granting such proxy at any time before it is exercised, either by submitting to the Corporate Secretary of Proffitt's written notice of revocation or a properly executed proxy of a later date or by attending the Proffitt's Special Meeting and electing to vote in person. Attendance at the Proffitt's Special Meeting will not in and of itself constitute a revocation of a proxy. Written notices of revocation and other communications with respect to the revocation of Proffitt's proxies should be addressed to Proffitt's, Inc., 115 Calderwood, Alcoa, Tennessee 37701, Attention: Corporate Secretary.

    SAKS. The accompanying form of Saks proxy is for use at the Saks Special Meeting if a holder of Saks Common Stock is unable to attend the Saks Special Meeting in person or wishes to have his or her shares voted by proxy even if such stockholder does attend the Saks Special Meeting. Any proxy may be revoked by the stockholder granting such proxy at any time before it is exercised, either by submitting to the Corporate Secretary of Saks written notice of revocation or a properly executed proxy of a later date or by attending the Saks Special Meeting and electing to vote in person. Attendance at the Saks Special Meeting will not in and of itself constitute a revocation of a proxy. Written notices of revocation and other communications with respect to the revocation of Saks proxies should be addressed to Saks Holdings, Inc., 12 East 49th Street, New York, New York, 10017, Attention: Corporate Secretary.

APPRAISAL RIGHTS

    Under the TBCA, holders of Proffitt's Common Stock will not be entitled to appraisal rights in connection with any of the proposals to be acted on at the Proffitt's Special Meeting. Under the DGCL, holders of Saks Common Stock will not be entitled to appraisal rights in connection with the approval and adoption of the Merger Agreement at the Saks Special Meeting.

SOLICITATION OF PROXIES

    Subject to the terms of the Merger Agreement, each of Proffitt's and Saks will bear the cost of the solicitation of proxies from the holders of Proffitt's Common Stock and the holders of Saks Common Stock, respectively, except that Proffitt's and Saks will share equally the cost of printing this Joint Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of each of Proffitt's and Saks and their respective subsidiaries may solicit proxies from the holders of Proffitt's Common Stock and the holders of Saks Common Stock, respectively, by telephone, in person or by other means. These directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons, and Proffitt's and Saks will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.


    Proffitt's has retained Georgeson and Company, Inc. ("Georgeson") for solicitation and advisory services in connection with the solicitation, for which Georgeson is to receive a fee estimated at $7,500, together with reimbursement for its reasonable out-of-pocket expenses. Proffitt's also has agreed to indemnify Georgeson against certain liabilities and expenses, including liabilities under the federal securities laws. It is anticipated that Georgeson will employ approximately 15 persons to solicit shareholders for the Proffitt's Special Meeting.



    Saks also has retained Georgeson for solicitation and advisory services in connection with the solicitation, for which Georgeson is to receive a fee estimated at $6,500, together with reimbursement for its reasonable out-of-pocket expenses. Saks also has agreed to indemnify Georgeson against certain liabilities and expenses, including liabilities under the federal securities laws. It is anticipated that Georgeson will employ approximately 15 persons to solicit stockholders for the Saks Special Meeting.


HOLDERS OF SAKS COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES


    If the requisite approvals of both the holders of Proffitt's Common Stock and the holders of Saks Common Stock are obtained and all other conditions to the Merger are satisfied or (where permissible) waived and the Merger is consummated, materials for submitting Saks stock certificates in exchange for Proffitt's stock certificates will be provided to Saks stockholders. DO NOT SEND IN YOUR SAKS STOCK CERTIFICATES AT THIS TIME. SEE "THE MERGER--CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES."

                                   THE MERGER

    THE DESCRIPTION OF THE MERGER AND THE MERGER AGREEMENT CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT, A COPY OF WHICH IS INCLUDED AS APPENDIX I TO THIS JOINT PROXY
STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE.

GENERAL

    Proffitt's, Sub and Saks have entered into the Merger Agreement, which provides that, subject to the satisfaction or waiver (where permissible) of the conditions set forth therein (see "THE MERGER AGREEMENT--Conditions to the Merger"), Sub will be merged with and into Saks, with Saks continuing as the surviving corporation and a wholly-owned subsidiary of Proffitt's. In the Merger, each share of Saks Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of Saks) will be converted into .82 of a share of Proffitt's Common Stock. Cash will be paid in lieu of any fractional shares of Proffitt's Common Stock.

BACKGROUND OF THE MERGER

    In May 1998, representatives of Investcorp met with Mr. Philip B. Miller, Chairman and Chief Executive Officer of Saks, to discuss the possibility of a strategic transaction involving Saks. Investcorp's representatives informed Mr. Miller that the Saks Financial Advisors had advised Investcorp that, due to Saks improved financial performance and the overall strength of the stock market, it was an opportune time for Saks to engage in a value-enhancing transaction for all of Saks stockholders. During the course of the ensuing discussion, the Investcorp representatives indicated that, if an attractive strategic partner would be interested in pursuing a transaction for less than 100% of Saks, the Investcorp Affiliates would be willing to consider a sale of the Saks Common Stock owned by them.

    Shortly thereafter, management of Saks met with the Saks Financial Advisors to discuss the feasibility of a strategic transaction for Saks at that time, including a potential sale of Saks or a business combination with another company. In advance of a Saks Board meeting that was scheduled for May 16, 1998, management of Saks and representatives of Investcorp held various meetings with the Saks Financial Advisors to further discuss these matters and prepare for a presentation to the Saks Board.

    On May 16, 1998, the Saks Board met with the Saks Financial Advisors and Saks legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, to discuss alternatives for a value-enhancing strategic transaction that would benefit all Saks stockholders, as well as the implications for Saks of the interests of the Investcorp Affiliates with regard to their investment in Saks. Following presentations by Saks advisors, the Saks Board determined that it was in the best interests of Saks and its stockholders to explore strategic alternatives for a transaction that would maximize potential value for all stockholders of Saks. The Saks Board then authorized the Saks Financial Advisors to pursue on behalf of Saks such strategic alternatives, including a potential sale of Saks or a business combination transaction. The Saks Board directed the Saks Financial Advisors to explore such a transaction in a manner that would minimize the disruption of Saks ongoing business operations.


    Pursuant to this authorization, the Saks Financial Advisors contacted approximately ten potential strategic partners (including Proffitt's) that had been identified by them as possessing a strategic rationale for and the financial capability to pursue a strategic business combination with Saks. As a result of these contacts, meetings were held during the period from May 29 to June 24, 1998 with senior representatives of six of the potential strategic partners at which management of Saks made presentations regarding, among other things, Saks historic financial results and strategies for future growth. Certain of these meetings were followed up by further discussions. Saks entered into confidentiality agreements with a number of parties that had demonstrated an interest in engaging in a strategic transaction with Saks at that time and gave those parties access to extensive information pertaining to Saks.

    One of these meetings was held on June 2, 1998 with Mr. R. Brad Martin, Chairman and Chief Executive Officer of Proffitt's, and Mr. Douglas E. Coltharp, Executive Vice President and Chief Financial Officer of Proffitt's. During this meeting, Mr. Miller and Mr. Brian E. Kendrick, Vice Chairman and Chief Operating Officer of Saks, provided an overview of the historical operating and financial performance of Saks and also described their views as to possible areas for growth and expansion of the Saks franchise. Messrs. Brad Martin, Coltharp, Miller and Kendrick also discussed the opportunity to achieve synergies in a combination of Proffitt's and Saks, as well as their views as to trends in retailing. Following this meeting, Proffitt's retained Salomon as its financial advisor to explore a possible transaction with Saks.



    On June 4, 1998, Proffitt's management met with Salomon to discuss the possible structure of a combination with Saks and other financial aspects of a potential transaction. Following this meeting, Proffitt's continued to work with Salomon and Proffitt's legal advisors, Cravath, Swaine & Moore and Sommer & Barnard, PC, on the terms of a possible combination and related legal and other issues.



    Between June 4, 1998 and June 15, 1998, Messrs. Brad Martin, Douglas Coltharp and Brian Martin, Executive Vice President of Law and General Counsel of Proffitt's, had numerous discussions with the Proffitt's legal advisors and Salomon regarding the basis for valuation of Saks, the projected pro forma financial results of a combined company and alternative combination structures.


    On June 15, 1998, Salomon met again with Mr. Brad Martin to further discuss a possible combination with Saks and the appropriate method for presentation of such a combination to Saks management.

    On June 16, 1998, Mr. Brad Martin met with Mr. Charles Philippin and Mr. Savio Tung, representatives of Investcorp and members of the Saks Board. At that meeting, Mr. Martin expressed his interest in pursuing a transaction with Saks and described the benefits he saw in a combination of Proffitt's and Saks. Messrs. Philippin and Tung suggested that Mr. Martin submit a proposal to Saks management.


    On June 17, 1998, Proffitt's delivered a letter to Mr. Miller which contained a proposal by Proffitt's to pursue a merger transaction with Saks pursuant to which Saks stockholders would receive on a tax-free basis .78 of a share of Proffitt's Common Stock for each share of Saks Common Stock which, based on the closing share price of Proffitt's Common Stock on June 15, 1998, had an implied value of $30.42 per share of Saks Common Stock and represented a premium of approximately 34.8% over Saks closing price per share on June 15, 1998. The letter provided that the proposal was to remain open until June 26, 1998 and was accompanied by drafts of a merger agreement and ancillary agreements setting forth the terms of the proposal. Representatives of Saks responded that Saks was interested in engaging in discussions with Proffitt's, but that such discussions would have to be pursued in a manner consistent with the process in which Saks was then engaged. Saks also continued its discussions with other potential strategic partners.


    On June 22, 1998, the financial advisors to each of Saks and Proffitt's held a telephonic meeting to discuss a time frame for negotiating a potential combination.

    On June 25, 1998, in response to market rumors and an upcoming newspaper article regarding the exploration by Saks of strategic alternatives, Saks issued a press release announcing its decision to explore the possibility of a strategic transaction.


    During the period from June 26, 1998 through June 30, 1998, Proffitt's continued its due diligence investigation of Saks, Saks commenced a due diligence investigation of Proffitt's and the parties commenced negotiations of Proffitt's June 17th proposal. Also during this period, management of Saks and Proffitt's and their respective legal and financial advisers held numerous meetings during which they shared extensive information about their historical operating results and plans for future growth as well as other detailed information concerning the companies. They also discussed each organization's operating processes and identified areas of potential synergies which might result from a combination of Proffitt's and Saks.

    On June 27, 1998, Mr. Brad Martin and other members of Proffitt's management made an in-depth presentation to Saks management, certain members of the Saks Board and Saks financial and legal advisors with regard to Proffitt's, its proposal to Saks and its views of the prospects for a combined company.



    On June 28, 1998, the Saks Board met with Saks financial and legal advisors and received presentations on the Proffitt's proposal, the status of due diligence being conducted with interested parties and the then-current state of the negotiations. The Saks Financial Advisors also reported on discussions they had had with other interested parties and unsolicited inquiries which had been received and noted that one other party had indicated that it was likely to submit a proposal to Saks at that time. The Saks Financial Advisors made a presentation to the Saks Board on such other party and the nature of the transaction that might be pursued by that party. The Saks Board discussed the importance of advancing the process, particularly in light of the issuance of the press release on June 25 and statements of representatives of Proffitt's that Proffitt's would not remain interested in pursuing a transaction over a lengthy period of time. After further discussion and questions by the Saks Board to such advisors and to Saks management, the Saks Board authorized two Board members, Messrs. Philippin and E. Garrett Bewkes III, to act as the Saks Negotiating Committee, and, along with Saks legal advisors, to continue to negotiate with Proffitt's on substantially the terms discussed, and to discuss a potential transaction with such other party if a proposal was made by that party.


    On June 29, 1998, the other interested party communicated to representatives of Saks that it would not be in a position to make a definitive proposal on competitive terms.


    On June 30, 1998, the financial advisors to each of Saks and Proffitt's met in the morning to discuss the terms of a potential transaction. Later that afternoon, the Saks Negotiating Committee and management and financial advisors of each of Saks and Proffitt's met to further discuss a potential transaction and negotiate the proposed terms thereof. Following extensive negotiations, representatives of Proffitt's proposed that, subject to agreement on unresolved issues and negotiation of the final form of the Merger Agreement and related documentation, a combination of the two companies be pursued on the basis of a tax-free stock-for-stock merger transaction pursuant to which Saks stockholders would receive .82 of a share of Proffitt's Common Stock for each share of Saks Common Stock.



    On July 1, 1998, Mr. Brian Martin and Mr. Coltharp met with Messrs. Miller and Kendrick to discuss the terms of the Merger Agreement relating to officers and employees of Saks. Such matters also were the subject of discussions between Mr. Brad Martin and each of Mr. Miller and Mr. Kendrick. Meetings also were held among the legal advisors to Saks and Profitt's to negotiate the terms of the Merger Agreement and related documentation.


    On July 2, 1998, the Saks Board met with its financial and legal advisors to discuss the revised Proffitt's proposal. Following presentations by its financial and legal advisors and after discussion and questions by the Saks Board to Saks management and advisors, the Saks Board authorized the Saks Negotiating Committee and Saks legal advisors to finalize the Merger Agreement and related documentation on substantially the terms discussed.

    Also on July 2, 1998, the Proffitt's Board met with its financial and legal advisors to discuss the proposed transaction. Following presentations by its financial and legal advisors and after discussion and questions by the Proffitt's Board to Proffitt's management and advisors, the Proffitt's Board unanimously determined that it was advisable and fair to and in the best interests of Proffitt's and its shareholders and in furtherance of and consistent with Proffitt's long-term business strategies to combine its operations with Saks by means of the Merger. The members of the Proffitt's Board then voted unanimously to approve the Merger on the terms discussed and authorized Proffitt's management to finalize the Merger Agreement and related documentation within the parameters discussed.

    On July 4, 1998, the Saks Board held a telephonic meeting with its advisors to review the final terms of the transaction. After discussion of developments since the prior Saks Board meeting and review of the terms of the transaction, the Saks Board unanimously determined that it was advisable and fair to and in the best interests of Saks and its stockholders that Saks combine its operations with Proffitt's by means of the Merger. The members of the Saks Board then voted unanimously to approve the Merger on the terms and subject to the conditions set forth in the Merger Agreement. The Saks Board also approved the Stockholders' Agreement for purposes of Section 203 of the DGCL.


    Shortly following the conclusion of the July 4 Saks Board meeting, Saks and Proffitt's entered into the Merger Agreement. A joint press release announcing the execution of the Merger Agreement was issued on July 5, 1998.

REASONS OF PROFFITT'S FOR THE MERGER

    GENERAL. Proffitt's has experienced significant growth since 1994, primarily through a series of acquisitions. Proffitt's currently operates the following store groups:


                                                                     FISCAL 1997
                                                 CURRENT NUMBER       NET SALES
NAME                         HEADQUARTERS           OF STORES       (IN MILLIONS)        LOCATIONS           DATE ACQUIRED
------------------------  -------------------  -------------------  -------------  ---------------------  -------------------
Proffitt's..............  Alcoa, TN                        24         $     244    Midwest                N.A.
McRae's.................  Jackson, MS                      29               490    Southeast              March 31, 1994
Younkers................  Des Moines, IA                   51               633    Midwest                February 3, 1996
Parisian................  Birmingham, AL                   39               691    Southeast/Midwest      October 11, 1996
Herberger's.............  St. Cloud, MN                    37               316    Midwest                February 1, 1997
Carson Pirie Scott,
  Boston Store and
  Bergner's.............  Milwaukee, WI                    55             1,170    Midwest                January 31, 1998
                          -------------------             ---            ------    ---------------------  -------------------
    Totals..............                                  235         $   3,544
                                                          ---            ------
                                                          ---            ------


    Proffitt's successful integration of the acquired companies is the result of a systematic process which includes: (i) retaining key management personnel of the acquired entity with Proffitt's providing the management oversight and controls; (ii) maintaining store identity and store level associates to ensure the transaction is transparent to the customers; (iii) maintaining the merchandising organization to tailor assortments to customer preferences; (iv) engaging in benchmarking and best practices processes to improve performance across all operations; (v) coordinating merchandise planning centrally to ensure effective controls and to maximize the value of vendor relationships; (vi) centralizing certain back-office support functions to reduce expenses, improve productivity and efficiency and improve the focus of operating management on merchandising and customer service initiatives; (vii) centralizing the capital budgeting process to ensure the allocation of Proffitt's capital to the most profitable and strategically important projects across all store groups; and
(viii) centralizing cash management and adopting capital structure measures to ensure appropriate liquidity and to reduce financing costs.

    In evaluating strategic acquisition opportunities, Proffitt's emphasizes, among other things: (i) strength of franchise identity and customer loyalty;
(ii) quality of real estate; (iii) attractiveness of geographic markets; (iv) historical and projected financial performance; (v) expected realization of cost savings through synergies and the implementation of benchmarking and best practices; and (vi) the ability to generate accretion to earnings per share and shareholder value.

    In evaluating the proposed transaction with Saks, management of Proffitt's, as well as the Proffitt's Board, concluded that Saks satisfied each of the foregoing criteria. Moreover, the Proffitt's Board believes that the Merger will create a combined company that will have significant opportunities for growth, both in its core businesses and in new retail formats.

    REASONS FOR THE MERGER. In reaching its determination to approve and recommend the Merger Agreement, the Proffitt's Board consulted with Proffitt's management and financial and legal advisors, and considered a number of factors, including, without limitation, the following:


- information concerning the financial performance and condition, business, operations, assets and liabilities of Proffitt's and Saks and their respective projected future values and prospects as separate entities and on a combined basis;


- the analyses and recommendation of the Merger by Proffitt's management and the financial analyses of its financial advisor, Salomon, including the opinion of Salomon as to the fairness to Proffitt's of the Conversion Number from a financial point of view (see "--Opinion of Proffitt's Financial Advisor");

- the belief that fashion expertise provided by Saks could be leveraged across the entire organization and that the resulting enhanced fashion direction would further differentiate Proffitt's existing store groups from their competitors;

- the belief that Saks well-developed expertise in customer service, customer database marketing and customer affinity programs could be leveraged across the entire organization thereby improving the profitability and lifetime income stream generated from the combined company's customer base;


- the fact that the addition of Saks premier retail store locations and multiple store formats to the Proffitt's real estate portfolio would (i) significantly broaden Proffitt's geographic reach from primarily the Midwest and Southeast to the highly populated states of California, Texas, New York and Florida, where Saks conducts the majority of its business, and (ii) provide enhanced opportunities to gain access to new or redeveloping retail centers as well as to rationalize some elements of the real estate portfolio of the combined company through the conversion of certain underperforming units to another store group that is better suited for that particular geographic, demographic and competitive environment;


- the belief that opportunities for growth exist in the different, yet complementary, nature of the customer base of each of the companies, since the Proffitt's store groups primarily serve a customer base for moderate and upper moderate merchandise and Saks has a leadership position serving a customer base for better, bridge and designer merchandise; in this regard, the Proffitt's Board considered that the combined company would appeal to a broad spectrum of the consumer population, thereby facilitating cross-marketing opportunities and promoting migration of customers from one of the store groups to another, as customers' income profiles and/or geographic locations change over time, and as a result could expand the total customer base served and capture a greater percentage of the lifetime retail expenditures of the combined customer base;


- the expectation that, through Saks direct mail catalog business, FOLIO, and the associated telemarketing and distribution infrastructure, there would be an opportunity to expand the direct mail business by accessing the expanded customer base of the combined company and by pursuing strategic acquisitions of other catalog retailers, such as Saks recent acquisition of Bullock & Jones, a direct mail marketer of fine men's wear;


- the expectation that the combined company would have the opportunity to use the highly recognized SAKS FIFTH AVENUE and SAKS brand names to develop new store concepts as part of a brand extension strategy, including, for example, a cosmetics and fragrances boutique; in this regard, the Proffitt's Board considered that the SAKS FIFTH AVENUE name and the internationally registered SAKS FIFTH AVENUE trademarks and service marks are widely recognized in international markets such as Europe, Asia and South America, and that this name recognition could present future expansion opportunities into these markets via store openings, in-store merchandise boutiques, direct mail or the formation of strategic alliances;

- the belief that the combined company would generate cash flow sufficient to fund Saks growth opportunities; in this regard, the Proffitt's Board noted that, during 1997, the pro forma cash flow of the combined company would have been sufficient to fund the combined capital expenditure programs (and related incremental working capital requirements) with only modest reliance on external financing sources, and that management expected that this trend would continue in the future (without giving effect to other acquisitions);


- the expectation that the rationalization of the combined balance sheet would provide refinancing opportunities which could reduce annual debt service, lower the weighted average cost of capital, further enhance liquidity and provide continued access to multiple sources of capital; in this regard, the Proffitt's Board noted that, after consummation of the Merger, Proffitt's total debt to total capital ratio would approximate 38%, which should provide ample flexibility and the appropriate capital structure to support future growth;



- the expectation that the combination of the two companies would produce significant cost savings and operating synergies through the elimination of duplicate corporate expenses, the consolidation of certain administrative functions, the implementation of best practices and purchasing power of increased scale;


- the expectation that, after realization of the anticipated synergies, but before nonrecurring items, the transaction would be accretive to diluted earnings per share beginning in the fourth quarter of 1998; and

- the structure of the transaction, including the expected accounting treatment of the Merger as a pooling of interests and the terms of the Merger Agreement, including the amount and the form of consideration, the parties' representations, warranties, covenants and agreements, and the conditions to their respective obligations set forth in the Merger Agreement.

    ANTICIPATED COST SAVINGS AND OPERATING SYNERGIES. Proffitt's believes that the combined company will be well positioned to realize significant cost savings and operating synergies. The majority of these cost savings and synergies will result from the integration of certain Saks administrative and store support functions into the existing Proffitt's infrastructure. Proffitt's believes that the integration of these functions also will allow Saks management to focus on merchandising, marketing and store operations, contributing to enhanced execution of strategies at the individual store level and improved customer service and operating profits.


    Proffitt's management believes that, after the Merger, the combined company will achieve cost savings and synergies of approximately $10 million to $12 million in fiscal 1998, $60 million to $70 million in fiscal 1999, and $75 million to $85 million in fiscal 2000 (compared to the cost structure of Proffitt's and Saks on an independent basis for each such fiscal year). Proffitt's believes that the projected cost savings and synergies primarily would be derived from the following areas of operation of the combined company:



- increased income from credit card operations are expected to be attained through the transfer of the Saks proprietary credit card portfolio to the National Bank of the Great Lakes, a wholly-owned subsidiary of Proffitt's that serves as a captive credit card bank, and cost savings are expected to result from processing Saks credit card transactions in-house;


- synergies in the area of distribution and logistics are expected to arise primarily as a result of the application of certain logistical processes and best practices across the whole organization;

- efficiencies with regard to information technology are anticipated to result from the consolidation of financial reporting systems, store operating data systems and other management information systems as well as avoidance of duplicate systems development expenditures;

- cost savings in the area of non-merchandise supply and services purchasing are expected to arise primarily from the elimination of redundancies, the increased purchasing leverage associated with the larger operations of the combined company and the implementation of best practices;

- reduced interest costs are expected to be realized as Proffitt's uses its higher credit rating to refinance all or a portion of Saks debt on more favorable terms;

- the integration of certain back office functions are expected to generate cost savings by eliminating redundancies, leveraging human resources over a larger operation and implementing best practices;

- cost savings in the area of media purchasing are expected to arise primarily from increased purchasing leverage;

- the coordination of the Proffitt's and Saks private label merchandise teams is expected to, among other things, result in reduced private label merchandise sourcing costs and a further differentiation of the merchandise offering in the existing Proffitt's stores from that of their competitors; and

- other synergies are expected to include, among other things, increased revenue of the FOLIO catalog operations, leveraging of direct response (direct mail and electronic marketing) infrastructure, real estate portfolio rationalization, risk management and treasury management fees and elimination of duplicate professional service fees.

    The foregoing discussion of the information and factors considered and given weight by the Proffitt's Board is not intended to be exhaustive. In addition, no assurance can be given that the operating synergies and cost savings described above will be achieved. See "CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS" and "RISK FACTORS." In view of the variety of factors considered in connection with its evaluation of the Merger, the Proffitt's Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Proffitt's Board may have given different weights to different factors.

RECOMMENDATIONS OF THE PROFFITT'S BOARD


    THE PROFFITT'S BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE STOCK ISSUANCE, AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF PROFFITT'S COMMON STOCK VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE STOCK ISSUANCE.


REASONS OF SAKS FOR THE MERGER

    The Merger will provide holders of Saks Common Stock with the opportunity to participate as shareholders in a combined retail company that the Saks Board believes will be one of the leading department store retailers in the United States. In addition, the Conversion Number will provide Saks stockholders with a significant premium in comparison to trading prices for the Saks Common Stock during the period prior to the announcement of a possible transaction.

    In reaching its determination to approve and recommend the Merger Agreement, the Saks Board consulted with Saks management and Saks financial and legal advisors, and considered a number of factors, including, without limitation, the following:

- the Saks Board's understanding of Saks business, operations, financial condition and earnings on an historical and a prospective basis;


- the Saks Board's knowledge and review, based in part on presentations by the Saks Financial Advisors and Saks management and the participation of several directors in the June 27th Proffitt's management presentation, of (i) the business, operations, financial condition and earnings of Proffitt's on an historical and a prospective basis and of the combined company on a pro forma basis, (ii) the historical stock price performance of the Proffitt's Common Stock and (iii) the resulting relative interests of holders of Saks Common Stock and holders of Proffitt's Common Stock in the common equity of the combined company;



- the recommendation of Saks management and the presentations of the Saks Financial Advisors to the Saks Board at its meetings on June 28, July 2, and July 4, 1998;


- the opinions of the Saks Financial Advisors, each rendered orally on July 2, 1998 and confirmed orally and in writing as of July 4, 1998, that, as of each such date, the Conversion Number was fair from a financial point of view to the holders of the outstanding shares of Saks Common Stock (see "--Opinions of the Saks Financial Advisors");


- the process conducted by Saks management and the Saks Financial Advisors in exploring and determining the potential value that could be realized by Saks stockholders in a sale or business combination transaction, including: (i) the contacts between the Saks Financial Advisors and, in many instances, Saks management and the selected companies which were determined, based on the advice of the Saks Financial Advisors, to be the most likely companies to be interested strategically in and financially and otherwise capable of engaging in a business combination transaction with Saks, (ii) the fact that each of such selected companies was afforded an opportunity to obtain information regarding Saks and to pursue a proposal for a transaction with Saks, and (iii) the fact that the June 25th press release put all other potential parties on notice that Saks was engaged in a process to pursue a strategic transaction (see "--Background of the Merger");



- the terms of the Merger and the Merger Agreement; in this regard, the Saks Board noted the financial benefits to be received by Saks stockholders in the Merger, including the fact that the Conversion Number implied a value of $33.11 per share of Saks Common Stock (based upon the closing price of the Proffitt's Common Stock of $40.38 on June 30, 1998), representing a 14% premium for the holders of Saks Common Stock based on the closing price of the Saks Common Stock of $29.00 on July 2, 1998, the last trading day prior to the day on which the Saks Board approved the Proffitt's proposal, and a 33.4% premium for the holders of Saks Common Stock based upon the closing price of the Saks Common Stock of $24.81 on June 24, 1998, the last trading day prior to the June 25th press release; the Board further noted, however, that the fixed Conversion Number contained in the Merger Agreement created the risk that the value of the consideration to be received by Saks stockholders could be reduced by a decline in the price per share of Proffitt's Common Stock, subject to Saks right to terminate the Merger Agreement if the average price per share of Proffitt's Common Stock over an agreed upon period drops below $30.52, but determined, based in part upon the advice of the Saks Financial Advisors, that a fixed conversion number would be the preferable pricing mechanism (see "--Terms of the Merger Agreement" and "RISK FACTORS--Fixed Merger Consideration Despite Changes in Relative Stock Prices");



- the current and prospective economic and competitive environment facing the retailing industry generally, and Saks in particular; in this regard, the Saks Board noted that the combined company would have a national presence with 330 stores in 38 states and pro forma combined revenues expected to exceed $6 billion, and that the combined company would have a broader spectrum of customers and a wider array of merchandise;


- the anticipated cost savings and operating synergies available to the combined company from the Merger, including cost savings related to financing, combining credit functions, unifying information systems and, where applicable, maximizing vendor leverage, and operating synergies relating to purchasing, logistics and distribution functions and rationalization of the combined real estate portfolio;

- the experience of the senior management of Proffitt's in the consummation of significant acquisition transactions and its proven record of achieving cost savings, operating efficiencies and revenue enhancements in connection with the integration of acquired companies; in particular, the Saks Board took into account the fact that, under the leadership of Mr. Brad Martin, Proffitt's current management team has successfully integrated several significant acquisitions in recent years;

- the opportunities for revenue enhancement that would result from the coming together of two growth-oriented retailers that target different customers and geographic areas of the retail industry; in this regard, the Saks Board considered that the combination would provide numerous growth opportunities, including the potential to leverage Saks superior skills with regard to merchandising, fashion direction and customer relations and affinity programs to Proffitt's other businesses, to expand Saks catalog infrastructure to Proffitt's customer base, to leverage the SAKS FIFTH AVENUE and SAKS brand names, to engage in electronic commerce and to explore new store formats and international expansion;

- the belief that the cash flow and financial capacity of Proffitt's should be able to fund the numerous growth opportunities available to the combined company, and that Proffitt's operating strength and support infrastructure will allow management of Saks to focus on its unique core competencies of merchandising, marketing and customer service;

- the facts that Saks would have three designees on the Proffitt's Board following the Merger, and that many of Saks top executive officers and key employees would have the opportunity to remain with Saks after the Merger (see "MANAGEMENT AND OPERATIONS AFTER THE MERGER");

- the expectation that the Merger will be tax-free for U.S. federal income tax purposes to Saks and the holders of Saks Common Stock and will qualify as a pooling of interests for accounting and financial reporting purposes (see "--Certain Federal Income Tax Consequences" and "--Accounting Treatment");

- the Saks Board's assessment, with the assistance of counsel, that based on available information the transaction is unlikely to present significant antitrust concerns (see "--Governmental and Regulatory Approvals");

- the fact that the Investcorp Affiliates had expressed an interest in pursuing a sale of their Saks Common Stock if Saks was not to pursue a strategic transaction for the entire company and that this interest could have a negative impact on the appreciation of the market price of the Saks Common Stock and create uncertainty in the market regarding Saks long-term business strategy; but that the Investcorp Affiliates' reduced percentage interest in the combined company would not create the same level of uncertainty for Proffitt's after the Merger (see "RISK FACTORS--Future Sale of Proffitt's Stock Held by the Investcorp Affiliates");

- the fact that the process undertaken by the Saks Board was designed to elicit interest from parties likely to be interested in a transaction, and that, subject to the terms of the Merger Agreement, the Saks Board may, in the exercise of its fiduciary duties, consider, negotiate and accept certain unsolicited proposals from other parties; and

- the fact that the Stockholders' Agreement and the termination fee payable under the Merger Agreement were both conditions to Proffitt's willingness to enter into the Merger Agreement and, as such, were deemed appropriate terms of the Merger Agreement notwithstanding that, under certain circumstances, the termination fee could discourage third parties from offering to engage in a strategic transaction with Saks.

    The foregoing discussion of the information and factors considered by the Saks Board is not intended to be exhaustive but is believed to include the material factors considered by the Saks Board. In reaching its determination to approve and recommend the Merger Agreement, the Saks Board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors.

RECOMMENDATION OF THE SAKS BOARD

    THE SAKS BOARD HAS DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF SAKS AND ITS STOCKHOLDERS. ACCORDINGLY, THE SAKS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SAKS STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF PROFFITT'S FINANCIAL ADVISOR

    At the meeting of the Proffitt's Board held on July 2, 1998, Salomon delivered its oral opinion, which opinion was subsequently confirmed in a written opinion, dated as of July 4, 1998 (the "Salomon Opinion"), to the effect that, as of such date, the Conversion Number was fair to Proffitt's from a financial point of view.

    PROFFITT'S SHAREHOLDERS ARE URGED TO READ THE SALOMON OPINION IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN BY SALOMON IN RENDERING THE SALOMON OPINION. REFERENCES TO THE SALOMON OPINION HEREIN AND THE SUMMARY OF THE SALOMON OPINION SET FORTH BELOW ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SALOMON OPINION, WHICH IS INCLUDED AS APPENDIX II TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE SALOMON OPINION DOES NOT CONSTITUTE A RECOMMENDATION CONCERNING (I) HOW HOLDERS OF PROFFITT'S COMMON STOCK SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT, THE STOCK ISSUANCE, THE CHARTER AMENDMENT OR THE BOARD AMENDMENT OR (II) HOW HOLDERS OF SAKS COMMON STOCK SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT.

    In connection with rendering the Salomon Opinion, Salomon reviewed certain publicly available information concerning Proffitt's and Saks and certain other financial information concerning Proffitt's and Saks, including financial forecasts (including the parties' estimates of the cost savings and operating synergies anticipated to be achieved as a result of the Merger) that were provided to Salomon by Proffitt's and Saks, respectively. Salomon discussed the past and current business operations, financial condition and prospects of Proffitt's and Saks with certain officers and employees of Proffitt's and Saks, respectively. Salomon also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant.

    In its review and analysis and in arriving at its opinion, Salomon assumed and relied upon the accuracy and completeness of the information reviewed by it for purposes of the Salomon Opinion, and Salomon did not assume any responsibility for independent verification of such information. With respect to the financial forecasts (including the parties' estimates of the cost savings and operating synergies anticipated to be achieved as a result of the Merger) prepared by Proffitt's and Saks, Salomon was advised by the respective managements of Proffitt's and Saks that such forecasts were reasonably prepared on bases reflecting their best currently available estimates and judgments, and Salomon expressed no opinion with respect to such forecasts or the assumptions on which they were based. Salomon did not assume any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of Proffitt's or Saks. Salomon assumed that the Merger would be accounted for as a pooling of interests in accordance with generally accepted accounting principles pursuant to Accounting Principles Board Opinion Number 16.

    The Salomon Opinion is necessarily based upon conditions as they existed and could be evaluated on the date of such opinion. The Salomon Opinion does not imply any conclusion as to the likely trading range for Proffitt's Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The Salomon Opinion does not address Proffitt's underlying business decision to effect the Merger, and is directed only to the fairness, from a financial point of view, to Proffitt's of the Conversion Number.

    The following is a summary of the report (the "Salomon Report") presented on July 2, 1998 by Salomon to the Proffitt's Board in connection with the rendering of its oral opinion:


    STOCK PRICE PERFORMANCE. Salomon reviewed the relative price performance of Saks Common Stock for the period from May 22, 1996 (the time of the Saks initial public offering) through June 29, 1998, as compared to the performance of: (i) a "Department Store Index" comprised of Proffitt's, Federated Department Stores Inc. ("Federated"), Dillard, J.C. Penney Company, Inc. ("JC Penney"), Dayton Hudson Corporation ("Dayton Hudson") and The May Department Stores Company ("May" and, collectively with the foregoing, the "Selected Department Store Companies"); (ii) a "High End Store Index" comprised of The Neiman Marcus Group, Inc. ("Neiman Marcus") and Nordstrom, Inc. ("Nordstrom" and, collectively with Neiman Marcus, the "Selected High End Department Store Companies"); and (iii) the S&P 400 Index. Salomon also reviewed the price and volume history of Saks Common Stock for the period from May 22, 1996 to June 30, 1998, and of Proffitt's Common Stock for the period from June 28, 1996 to June 26, 1998.


    COMPARABLE COMPANY ANALYSIS. Salomon compared the operating results of Saks with that of the Selected Department Store Companies and the Selected High End Department Store Companies. Salomon reviewed: (i) for the fiscal year ended ("FYE") January 31, 1998, revenue per gross selling square foot; (ii) for the FYE January 31, 1998, comparable store sales growth; (iii) for the first quarter of 1998, comparable store sales growth; (iv) capital expenditures for the last twelve months ("LTM") ending May 2, 1998 as a percentage of LTM revenues during the same period (collectively the "LTM-CapEx margin"); (v) earnings before interest, taxes, depreciation and amortization ("EBITDA") as a percentage of revenues for the LTM ending May 2, 1998 (collectively the "LTM-EBITDA margin"); and (vi) earnings before interest and taxes ("EBIT") as a percentage of revenues for the LTM ending May 2, 1998 (collectively the "LTM-EBIT margin").

    This analysis showed: (i) FYE January 31, 1998 revenue per gross selling square foot ranging from $140 to $222 for the Selected Department Store Companies (median of $176), and $384 and $392 for Nordstrom and Neiman Marcus, respectively, as compared to $351 for Saks and $140 for Proffitt's; (ii) FYE January 1, 1998 comparable store sales growth rates ranging from (0.3)% to 5.0% for the Selected Department Store Companies (median of 3.2%), and 3.8% and 7.2% for Nordstrom and Neiman Marcus, respectively, as compared to 3.8% for Saks and 4.0% for Proffitt's; (iii) first quarter 1998 comparable store sales growth ranging from 1.9% to 7.0% for the Selected Department Store Companies (median of 4.8%), and 0.2% and 5.6% for Nordstrom and Neiman Marcus, respectively, as compared to 5.0% for Saks and 5.0% for Proffitt's; (iv) LTM-CapEx margins ranging from 2.6% to 5.9% for the Selected Department Store Companies (median of 4.5%), and 4.9% and 3.2% for Nordstrom and Neiman Marcus, respectively, as compared to 8.4% for Saks and 4.6% for Proffitt's; (v) LTM-EBITDA margins of 8.9% to 16.0% for the Selected Department Store Companies (median of 11.2%), and 10.5% and 11.1% for Nordstrom and Neiman Marcus, respectively, as compared to 11.1% for Saks and 9.7% for Proffitt's; and (vi) LTM-EBIT margins of 6.4% to 12.7% for the Selected Department Store Companies, and 7.2% and 8.4% for Nordstrom and Neiman Marcus, respectively, as compared to 7.9% for Saks and 7.9% for Proffitt's.

    Salomon also compared the financial and market performance of Proffitt's and Saks (based on June 30, 1998 share prices) with that of the Selected Department Store Companies and Selected High End Store Companies (based on June 30, 1998 share prices), including: (i) the projected five year growth in earnings per share ("EPS"); (ii) the multiple of current stock prices per share to estimated EPS ("P/E Multiple") for the FYE January 30, 1999; (iii) the P/E Multiple for the FYE January 29, 2000; (iv) the multiple of market capitalization plus total debt, preferred stock and minority interests less cash (collectively, the "Firm Value") to LTM revenues; (v) the multiple of Firm Value to EBITDA; and (vi) the multiple of Firm Value to EBIT.

    This analysis showed: (i) projected five year growth in EPS of 11% to 20% for the Selected Department Store Companies (median of 14%), and 16% and 14% for Nordstrom and Neiman Marcus, respectively, as compared to 23% for Saks and 20% for Proffitt's; (ii) P/E Multiples for FYE January 30, 1999 ranging from 15.9x to 25.3x for the Selected Department Store Companies (median of 18.7x), and 28.0x and 19.1x for Nordstrom and Neiman Marcus, respectively, as compared to 24.9x for Saks and 22.9x for Proffitt's; (iii) P/E Multiples for FYE January 29, 2000 ranging from 14.3x to 21.9x for the Selected Department Store Companies (median of 16.5x), and 23.8x and 18.1x for Nordstrom and Neiman Marcus, respectively, as compared to 20.5x for Saks and 19.1x for Proffitt's; (iv) multiples of Firm Value to LTM revenues ranging from 0.9x to 1.5x for the Selected Department Store Companies (median of 1.0x), and 1.4x and 1.2x for Nordstrom and Neiman Marcus, respectively, as compared to 1.3x for Saks and 1.3x for Proffitt's; (v) multiples of Firm Value to EBITDA ranging from 6.3x to 13.6x for the Selected Department Store Companies (median of 9.8x), and 13.0x and 10.5x for Nordstrom and Neiman Marcus, respectively, compared to 11.6x for Saks and 13.6x for Proffitt's; and (vi) multiples of Firm Value to EBIT ranging from 7.9x to 16.8x for the Selected Department Store Companies (median of 12.2x), and 19.0x and 13.9x for Nordstrom and Neiman Marcus, respectively, as compared to 16.4x for Saks and 16.8x for Proffitt's. The analysis above suggested ranges of public trading prices for Saks equal to: 11.0x to 13.0x LTM-EBITDA or $25.22 to $32.61 per share of Saks Common Stock; 15.0x to 17.0x LTM-EBIT or $24.04 to $29.33 per share of Saks Common Stock; 23.0x to 28.0x FYE January 30, 1999 EPS or $25.33 to $31.08 per share of Saks Common Stock; and 19.0x to 24.0x FYE January 29, 2000 EPS or $25.46 to $32.16 per share of Saks Common Stock. Salomon noted that these prices did not reflect a change of control premium. The analysis above also suggested ranges of public trading prices for Proffitt's Common Stock equal to: 21.0x to 25.0x FYE January 30, 1999 EPS or $36.96 to $44.00 per share of Proffitt's Common Stock and 18.0x to 22.0x FYE January 29, 2000 EPS or $37.98 to $46.42 per share of Proffitt's Common Stock.


    PRECEDENT TRANSACTION REVIEW. Salomon also reviewed publicly available information regarding thirteen recent department store industry acquisitions:
Dillard's pending acquisition of Mercantile Stores Company, Inc. ("Mercantile Stores") (1998); Proffitt's acquisition of Carson Pirie Scott (1997); Proffitt's acquisition of Herberger's (1996); Proffitt's acquisition of Parisian (1996); JC Penney's terminated offer to acquire Dayton Hudson (1996); May's acquisition of Strawbridge & Clothier (1996); Proffitt's acquisition of Younkers (1995); Federated's acquisition of Broadway Stores, Inc. (1995); the combined JC Penney and May acquisition of Woodward & Lothrop Inc. (1995); Carson Pirie Scott's terminated offer to acquire Younkers (1995); Federated's acquisition of R.H. Macy & Co. Inc. ("Macy's") (1994); Federated's acquisition of Joseph Horne Company (1994); and Proffitt's acquisition of McRae's (1994). Salomon noted that Saks higher EBITDA growth and margin made a direct comparison of the Merger to the foregoing precedent transactions difficult.


    DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow ("DCF") methodology, Salomon calculated the present value of the projected future cash flows for each of Saks and Proffitt's (without giving effect to the Merger or any synergy estimates expected to be realized as a result of the Merger). The DCF analysis of Saks was based on plans prepared by Saks management through 2000 and the projections of Proffitt's management for 2001 and 2002. The Proffitt's DCF analysis was based on the plan prepared by Proffitt's management. In addition, Salomon analyzed a sensitivity case which reflected changes to management's assumptions for Saks regarding revenue growth and capital expenditures (the "Sensitivity Case"). For each entity and under each case, Salomon aggregated (x) the present value of the free cash flows over the applicable forecast period with (y) the present value of the range of terminal values described below. As part of the DCF analysis, Salomon used discount rates ranging from 10.0% to 12.0% for each of Saks and Proffitt's. The range of terminal values were generally calculated by applying multiples (ranging from 9.0x-11.0x for each entity's EBITDA) for the last year of the forecast period. The

Saks DCF analysis resulted in values ranging from $26.00 to $32.50 per share of Saks Common Stock (versus $23.00 to $29.00 per share of Saks Common Stock based on the Sensitivity Case). The Proffitt's DCF analysis resulted in values ranging from $38.00 to $45.00 per share of Proffitt's Common Stock.

    SYNERGY VALUATION. Salomon reviewed synergy estimates provided by Proffitt's management and valued these estimates using a range of discount rates (10.0% to 12.0%) and a range of terminal multiples of 2002 EBITDA (9.0x-11.0x). Based on this analysis Salomon valued the synergy estimates at $7.00 to $8.00 per share of Saks Common Stock.

    IMPLIED EXCHANGE RATIO. Based on the analysis above, Salomon arrived at valuation reference ranges for Saks and Proffitt's. Salomon arrived at a Saks reference range of $25.00 to $30.00 per share of Saks Common Stock on a stand-alone basis. Salomon then added 65% (based on Proffitt's approximate percentage ownership of the post-Merger entity) of the per share value of the synergies, which equaled $4.50 to $5.00 per share of Saks Common Stock, to arrive at a reference range of $29.50 to $35.00 per share of Saks Common Stock. Salomon arrived at a Proffitt's reference range of $38.00 to $45.00 per share of Proffitt's Common Stock on a stand-alone basis. Based on these reference ranges, Salomon arrived at a range of implied exchange ratios equal to .70 to .90. Salomon noted that the high, low and average exchange ratio as measured by the ratio of Proffitt's Common Stock price per share to Saks Common Stock price per share over the last two years was 2.14, .53 and 1.22, respectively.


    CONTRIBUTION ANALYSIS. Salomon reviewed the relative revenue, EBITDA and net income contribution, taking into account certain leverage adjustments, from each of Saks and Proffitt's. The analysis was based on historical and projected results between the period beginning with fiscal year 1997 and ending with fiscal year 2002 (using the same projections for Saks and Proffitt's as those described under "Discounted Cash Flow Analysis" above). The Saks contribution was between 30% to 37% in each case (after adjusting for leverage), which was consistent with the pro forma post-Merger ownership interest of former Saks stockholders in Proffitt's (36%-37%).


    PRO FORMA MERGER CONSEQUENCES. Salomon analyzed certain pro forma effects on Proffitt's resulting from the Merger for the fiscal years 1998 through 2002. This analysis showed accretion to the shareholders of Proffitt's in EPS (including the synergy estimates) for each of the fiscal years from 1999 to 2002.

    The preparation of a fairness opinion is not susceptible to a partial analysis or summary description. Salomon believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying the analysis set forth in the Salomon Opinion and the Salomon Report. The ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Salomon of the actual value of Proffitt's or Saks.

    In performing its analyses, Salomon made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Proffitt's and Saks. The analyses which Salomon performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Salomon's analysis of the fairness, from a financial point of view, of the Conversion Number to Proffitt's. These analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

    In the ordinary course of its business, Salomon and its affiliates may actively trade the securities of Proffitt's and Saks for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Salomon and its affiliates have previously rendered certain investment banking and financial advisory services to Proffitt's and to Saks for which they have received customary compensation. Salomon and its affiliates (including Travelers Group Inc.) may have had other business relationships with Proffitt's or Saks in the ordinary course of their businesses. Pursuant to an engagement letter, Proffitt's agreed to pay Salomon for its services in connection with the Merger an advisory fee equal to $1.0 million due upon signing a definitive agreement relating to the Merger and $9.5 million due upon consummation of the Merger. Proffitt's also agreed to indemnify Salomon and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Proffitt's engagement of Salomon.

    Proffitt's retained Salomon to act as its financial advisor in connection with the Merger. Salomon is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. Proffitt's retained Salomon because of its reputation, expertise in the valuation of companies and substantial experience in transactions such as the Merger.

OPINIONS OF THE SAKS FINANCIAL ADVISORS

    The Saks Board retained the Saks Financial Advisors in connection with its exploration of a strategic transaction for Saks. The Saks Financial Advisors were selected based upon their qualifications, expertise and reputations as well as upon their investment banking relationships with Saks.


    GOLDMAN SACHS OPINION AND FINANCIAL ANALYSES. On July 2, 1998 and July 4, 1998, Goldman Sachs delivered oral opinions to the Saks Board to the effect that, as of the date of each such opinion, the Conversion Number was fair from a financial point of view to the holders of the outstanding shares of Saks Common Stock. Goldman Sachs subsequently confirmed its July 4, 1998 oral opinion by delivery of its written opinion dated as of July 4, 1998 (the "Goldman Sachs Opinion").


    THE FULL TEXT OF THE GOLDMAN SACHS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS INCLUDED AS APPENDIX III TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SAKS COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE GOLDMAN SACHS OPINION AND RELATED FINANCIAL ANALYSES IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


    In connection with the Goldman Sachs Opinion, Goldman Sachs reviewed, among other things, (i) a draft of the Merger Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of Saks for each of the last two fiscal years; (iii) the Registration Statement on Form S-1 of Saks dated May 21, 1996; (iv) Annual Reports to Shareholders and Annual Reports on Form 10-K of Proffitt's for the last five fiscal years; (v) the Joint Proxy Statement/Prospectus on Form S-4 of Proffitt's and Carson Pirie Scott dated December 5, 1997; (vi) certain interim reports to holders of Saks Common Stock and Proffitt's Common Stock and Quarterly Reports on Form 10-Q of Saks and Proffitt's; (vii) certain other communications from Saks and Proffitt's to their respective stockholders; (viii) certain internal financial analyses and forecasts for Saks and Proffitt's prepared by their respective managements (the "Forecasts"); and (ix) estimates of cost savings and operating synergies expected to result from the transactions contemplated by the Merger Agreement prepared by the managements of Saks and Proffitt's (the "Synergy Estimates"). Goldman Sachs also held discussions with members of the senior management of Saks and Proffitt's regarding the strategic rationale for, and the potential benefits of, the transactions contemplated by the Merger Agreement and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Saks Common Stock and the Proffitt's Common Stock, compared certain financial and stock market information for Saks and Proffitt's with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the department store and retail industries specifically, and in other industries generally, and performed such other studies and analyses as it considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering such opinion. In that regard, Goldman Sachs assumed that the Forecasts and the Synergy Estimates were reasonably prepared on bases reflecting the best available estimates and judgments of the respective managements of Saks and Proffitt's as to the expected future performance of Saks and Proffitt's, respectively. In addition, Goldman Sachs assumed that the transactions contemplated by the Merger Agreement will be accounted for as a pooling of interests under generally accepted accounting principles. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Saks or Proffitt's or any of their subsidiaries. THE GOLDMAN SACHS OPINION WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE SAKS BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF SAKS COMMON STOCK SHOULD VOTE WITH RESPECT TO APPROVAL AND ADOPTION OF THE MERGER AGREEMENT OR ANY OTHER MATTER.


    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Saks, having acted as its financial advisor in connection with, and having participated in, certain of the negotiations leading to the execution of the Merger Agreement. Goldman Sachs also provided certain investment banking services to Saks from time to time, including having acted as lead managing underwriter of Saks initial public offering of Saks Common Stock in May 1996, and as lead managing underwriter of a concurrent secondary public offering of Saks Common Stock and an offering by Saks of 5 1/2% Convertible Subordinated Notes (the "Saks Convertible Notes") in September 1996. Goldman Sachs also has provided certain investment banking services to Proffitt's from time to time, including having acted as co-managing underwriter of Proffitt's public offering of 8.125% Senior Unsecured Notes in May 1997, and may provide investment banking services to Proffitt's in the future.


    The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing the Goldman Sachs Opinion to the Saks Board.

        (i) HISTORICAL STOCK TRADING ANALYSIS. Goldman Sachs reviewed the historical trading prices and volumes for the Saks Common Stock and Proffitt's Common Stock. In addition, Goldman Sachs analyzed the consideration to be received by holders of Saks Common Stock pursuant to the Merger Agreement in relation to the market price of the Saks Common Stock. Such analysis indicated that the Conversion Number represented a premium of 34.9% based on the market price of Proffitt's Common Stock at the close of business on the NYSE on July 1, 1998 of $40.81 per share and the market price of the Saks Common Stock at the close of business on the NYSE on June 24, 1998 of $24.81 per share, which price represented the last closing price prior to the issuance by Saks of the press release stating that it had retained the Saks Financial Advisors to assist Saks in exploring strategic alternatives (the "June 24 Price").

        (ii) HISTORICAL EXCHANGE RATIO ANALYSIS. Goldman Sachs compared the Conversion Number to the ratio implied by dividing the Saks Common Stock closing price by the Proffitt's Common Stock closing price. The time periods (each ending on July 1, 1998) selected for the analysis were: the last twelve months, last six months, last three months and last month. The median ratios for such time periods were 0.75, 0.64, 0.59 and 0.58, respectively.


        (iii) SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial information, multiples and ratios relating to Saks to corresponding financial information, ratios and multiples for (i) eight publicly traded department store companies: Dayton Hudson, Dillard, Federated, May, Mercantile Stores, JC Penney, Sears, Roebuck & Co., and Proffitt's (the "Selected Department Stores"), and (ii) five high-end retailers: Neiman Marcus, Nordstrom, Saks, Tiffany & Co. and Williams-Sonoma, Inc. (the "Selected High-End Retailers" and together with the Selected Department Stores, the "Goldman Sachs Selected Companies"). The Goldman Sachs Selected Companies were chosen because they are publicly traded companies with operations which may, in certain respects, be considered similar to the operations of Saks. Goldman Sachs calculated and compared various financial multiples and ratios for Saks and the Goldman Sachs Selected Companies. The financial multiples and ratios for Saks were calculated using the June 24 Price, and were based on information provided to Goldman Sachs by Saks management. The financial multiples and ratios for each of the Goldman Sachs Selected Companies were based on the most recent publicly available information, including the most recently available Goldman Sachs equity research. Goldman Sachs' analyses of the Goldman Sachs Selected Companies compared levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) as a multiple of estimated 1998 sales, which ranged from 0.9x to 1.5x for the Selected Department Stores and from 0.9x to 1.6x for the Selected High-End Retailers, and levered market capitalization as a multiple of estimated 1998 EBITDA, which ranged from 8.0x to 10.7x for the Selected Department Stores and 8.3x to 14.7x for the Selected High-End Retailers, to a levered multiple of estimated 1998 sales of 1.0x and a levered multiple of estimated 1998 EBITDA of 9.5x for Saks. Goldman Sachs also compared the Goldman Sachs Selected Companies' estimated calendar year 1998 and 1999 P/E ratios (provided by Institutional Brokers Estimate System ("IBES")), which ranged from 16.2x to 26.0x for the Selected Department Stores and 17.9x to 35.3x for the Selected High-End Retailers for 1998 and 14.4x to 22.7x for the Selected Department Stores and 15.5x to 27.9x for the Selected High-End Retailers for 1999, to Saks estimated 1998 and 1999 P/E ratios (based on Saks management projections) of 22.6x and 18.0x, respectively. In addition, Goldman Sachs compared five-year estimated EPS growth rates (provided by IBES), ranging from 10.0% to 20.0% for the Selected Department Stores and 14.0% to 25.0% for the Selected High-End Retailers, to the five-year estimated EPS growth rate for Saks of 25.0%. Goldman Sachs compared the ratios of estimated 1998 and 1999 P/E ratios to five-year EPS growth rates, ranging from 1.1x to 2.7x for the Selected Department Stores and 0.9x to 2.0x for the Selected High-End Retailers for 1998 and 0.9x to 2.5x for the Selected Department Stores and 0.7x to 1.7x for the Selected High-End Retailers for 1999, to the ratios of estimated 1998 and 1999 P/E ratios to five-year EPS growth rates of Saks of 0.9x and 0.7x, respectively. In addition, Goldman Sachs compared the estimated 1998 EBITDA margins of the Goldman Sachs Selected Companies, which ranged from 8.7% to 16.2% for the Selected Department Stores and 10.3% to 11.3% for the Selected High-End Retailers to 10.6% for Saks; the estimated 1998 net income margins of the Goldman Sachs Selected Companies, which ranged from 2.7% to 6.1% for the Selected Department Stores and 2.9% to 6.8% for the Selected High-End Retailers, to 2.9% for Saks.



        (iv) SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs reviewed and analyzed publicly available information relating to approximately fifty selected transactions in the department store industry that it deemed relevant (the "Goldman Sachs Selected Transactions"). Such analysis indicated that for the Goldman Sachs Selected Transactions, (i) the multiple of levered consideration to LTM sales ranged from 0.19x to 1.34x (with a median and mean of 0.70x), (ii) levered consideration as a multiple of LTM earnings before interest, taxes and depreciation ranged from 4.0 to 24.3 (with a median of 9.8x and a mean of 10.8x), (iii) levered consideration as a multiple of LTM-EBIT ranged from 4.9x to 75.1x (with a median of 11.9x and a mean of 17.7x), and (iv) equity consideration as a multiple of LTM net income ranged from 10.7x to 52.6x (with a median of 20.0x and a mean of 22.7x).


        (v) DISCOUNTED CASH FLOW ANALYSIS. Goldman Sachs performed a DCF analysis using earnings estimates prepared by management (the "Management Case") for Saks. Goldman Sachs aggregated (i) the present value of the free cash flows for the years 1998 through 2002 with (ii) the present value of a range of terminal values. The range of terminal values represented the value of Saks free cash flows beyond 2002. This range of terminal values was calculated by applying a range of selected EBITDA multiples between 6.0x and 10.0x, such range of multiples being consistent with those exhibited by the Goldman Sachs Selected Companies and the Goldman Sachs Selected Transactions, to Saks estimated 2002 EBITDA. As part of the DCF analysis, Goldman Sachs used discount rates between 9.0% and 11.0% reflecting a theoretical weighted average cost of capital. This analysis indicated an implied per share value range of $14.66 to $36.22. Including the discounted value of Saks net operating loss carry forward ("NOL"), this analysis indicated an implied per share value range of $17.78 to $39.52. Goldman Sachs also performed a DCF analysis for Proffitt's using Proffitt's management projections. The DCF analysis for Proffitt's was performed using the same range of discount rates and terminal values. The DCF analyses (without giving effect to any potential synergies related to the Merger) indicated an implied exchange ratio range of 0.54x to 0.70x. Including the discounted value of the Saks NOL, the DCF analyses (without giving effect to any potential synergies related to the Merger) indicated an implied exchange ratio range of 0.65x to 0.76x.


        (vi) PRO FORMA MERGER ANALYSIS. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger. Using the Management Case and using earnings estimates for Saks and Proffitt's derived from consensus estimates of certain "Wall Street" financial analysts (the "Street Merger Case"), Goldman Sachs compared the EPS of the Proffitt's Common Stock, on a standalone basis, to the EPS of the common stock of the combined company on a pro forma basis. Based on such analyses, Goldman Sachs determined that the proposed transaction would be accretive to Proffitt's shareholders on an EPS basis in each of the years 1999 and 2000 under each of the Street Merger Case and the Management Case where pretax synergies exceed $60,000,000.


        (vii) CONTRIBUTION ANALYSES. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, revenues, EBITDA, and net income) for Saks, Proffitt's and the combined company resulting from the Merger based on Saks and Proffitt's managements' financial forecasts for each of Saks and Proffitt's. Goldman Sachs analyzed the relative income statement contribution of Saks and Proffitt's to the combined company on a pro forma basis based on actual 1997 and estimated years 1998 and 1999, based on the financial data and on the assumptions provided to Goldman Sachs by Saks and Proffitt's managements. This analysis indicated that for the year 1997, and the estimated years 1998 and 1999, that Saks would contribute 38.2%, 39.4% and 40.9% of combined revenue; 40.0% 39.9% and 39.0% of combined EBITDA; and 29.8%, 28.5% and 29.0% of combined net income, respectively. From these figures, Goldman Sachs calculated implied exchange ratios for fiscal year 1997 of 0.65 for combined net sales; 0.66 for combined EBITDA and 0.50 for combined EBIT. For estimated fiscal year 1998, Goldman Sachs calculated implied exchange ratios of 0.70 for combined net sales; 0.61 for combined EBITDA and 0.48 for combined EBIT.



    MERRILL LYNCH OPINION AND FINANCIAL ANALYSES. On July 2, 1998 and July 4, 1998, Merrill Lynch delivered oral opinions to the Saks Board to the effect that, as of the date of each such opinion, the Conversion Number was fair from a financial point of view to the holders of the outstanding shares of Saks Common Stock. Merrill Lynch subsequently confirmed its July 4, 1998 oral opinion by delivery of its written opinion, dated as of July 4, 1998 (the "Merrill Lynch Opinion").


    THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS INCLUDED AS APPENDIX IV TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SAKS COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE MERRILL

LYNCH OPINION AND RELATED FINANCIAL ANALYSES IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE MERRILL LYNCH OPINION WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE SAKS BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF SAKS COMMON STOCK SHOULD VOTE WITH RESPECT TO APPROVAL AND ADOPTION OF THE MERGER AGREEMENT OR ANY OTHER MATTER.

    In connection with the Merrill Lynch Opinion, Merrill Lynch, among other things, (i) reviewed certain publicly available business and financial information relating to Saks and Proffitt's that it deemed to be relevant; (ii) reviewed certain information, including the Forecasts and the Synergy Estimates, relating to the business, earnings, cash flow, assets, liabilities and prospects of Saks and Proffitt's, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger furnished to it by Saks and Proffitt's, respectively; (iii) conducted discussions with members of senior management and representatives of Saks and Proffitt's concerning the matters described in clauses (i) and (ii) of this paragraph, as well as their respective businesses and prospects before and after giving effect to the Merger and the Synergy Estimates; (iv) reviewed the market prices and valuation multiples for the Saks Common Stock and the Proffitt's Common Stock and compared them with those of certain publicly traded companies that it deemed to be relevant; (v) reviewed the results of operations of Saks and Proffitt's compared with those of certain publicly traded companies that it deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that it deemed to be relevant;
(vii) participated in certain discussions and negotiations among representatives of Saks and Proffitt's and their financial and legal advisors; (viii) reviewed the potential pro forma impact of the Merger; (ix) reviewed a draft, dated June 30, 1998, of the Merger Agreement; and (x) reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

    In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information and has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of Saks or Proffitt's or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Saks or Proffitt's. With respect to the financial forecast information and the Synergy Estimates furnished to or discussed with Merrill Lynch by Saks or Proffitt's, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Saks or Proffitt's management as to the expected future financial performance of Saks or Proffitt's, as the case may be, and the Synergy Estimates. Merrill Lynch also assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States federal income tax purposes. Merrill Lynch assumed that the final form of the Merger Agreement would be substantially similar to the last draft it reviewed.

    The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of such opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

    Merrill Lynch did not express any opinion as to the prices at which the Saks Common Stock or the Proffitt's Common Stock will trade following the announcement or consummation of the Merger.

    Merrill Lynch is currently providing, and has in the past provided, financial advisory and financing services to Saks and Proffitt's and/or its or their affiliates and may continue to do so, and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade Saks Common Stock and other securities of Saks, as well as Proffitt's Common Stock and other securities of Proffitt's, for its account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    The following is a summary of the material financial analyses used by Merrill Lynch in connection with providing the Merrill Lynch Opinion to the Saks Board.

        (i) IMPLIED PREMIUM ANALYSIS. Merrill Lynch reviewed the historical trading prices and volumes for the Saks Common Stock and Proffitt's Common Stock. In addition, Merrill Lynch analyzed the consideration to be received by holders of Saks Common Stock pursuant to the Merger Agreement in relation to the market price of the Saks Common Stock. Such analysis indicated that the Conversion Number represented a premium of 33.4% based on the market price of Proffitt's Common Stock at the close of business on the NYSE on June 30, 1998 of $40.38 per share and the June 24 Price. In addition, Merrill Lynch analyzed the Conversion Number in relation to the latest one-month, three-month and six-month average market prices of the Saks Common Stock and LTM high, low and average market prices of the Saks Common Stock. The latter analysis indicated that, based on the market price per share of Proffitt's Common Stock at the close of business on the NYSE as of June 30, 1998 of $40.38, the Conversion Number represented an implied premium of 38.8% based on the latest one-month average market price of $23.86 per share of Saks Common Stock, 41.1% based on the latest three-month average market price of $23.46 per share of Saks Common Stock, 41.7% based on the latest six-month average market price of $23.36 per share of Saks Common Stock, 21.5% based on the LTM high market price of $27.25 per share of Saks Common Stock, 77.8% based on the LTM low market price of $18.63 per share of Saks Common Stock and 42.3% based on the LTM average market price of $23.26 per share of Saks Common Stock.


        (ii)  OPERATING PERFORMANCE COMPARISON AND SELECTED COMPANIES
    ANALYSIS. Merrill Lynch reviewed and compared certain financial information, multiples and ratios relating to Saks and Proffitt's to corresponding financial information, ratios and multiples for seven publicly traded corporations: Dayton Hudson, Dillard, Federated, May, JC Penney, Neiman Marcus, and Nordstrom (the "Merrill Lynch Selected Companies"). The Merrill Lynch Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to the operations of Saks and Proffitt's. Merrill Lynch calculated and compared various financial multiples and ratios for Saks, Proffitt's and the Merrill Lynch Selected Companies. The financial multiples and ratios for Saks were calculated using the June 24 Price, and were based on information provided to Merrill Lynch by Saks management. The financial multiples and ratios for each of the Merrill Lynch Selected Companies and Proffitt's were based on the most recent publicly available information. Merrill Lynch compared 1997 sales growth rates for the Merrill Lynch Selected Companies, which ranged from 2.3% to 9.4%, and LTM-EBITDA margins for the Merrill Lynch Selected Companies, which ranged from 8.7% to 16.8%, to the 1997 sales growth rate and LTM-EBITDA margin of Saks, which were 12.7% and 10.2%, respectively, and to the 1997 sales growth rate and LTM-EBITDA margin of Proffitt's, which were 18.4% and 10.3%, respectively. Merrill Lynch also compared the 1997 same store sales growth rates for the Merrill Lynch Selected Companies, which ranged from -.3% to 4.7%, and LTM net income margins for the Merrill Lynch Selected Companies, which ranged from 1.9% to 6.2%, to the 1997 same store sales growth rate and LTM net income margin for Saks, which were 3.8% and 2.3%, respectively, and to the 1997 same store sales growth rate and LTM net income margin for Proffitt's, which were 4.0% and 3.9%, respectively. In addition, Merrill Lynch considered estimated P/E multiples for calendar year 1999 (based on EPS estimates provided by First Call), which ranged from 14.1x to 23.8x, with a mean of 18.0x, for the Merrill Lynch Selected Companies, to Saks estimated P/E multiples for fiscal year 1999 (each Saks fiscal year ends in January of the following year) of 18.1x and Proffitt's estimated P/E multiples for fiscal year 1999 (each Proffitt's fiscal year ends in January of the following year) of 18.6x; five-year estimated EPS growth rate for the fiscal years 1998 through 2002 (provided by First Call), ranging from 11.0% to 15.0%, with a mean of 13.3%, for the Merrill Lynch Selected Companies, compared to

    25.0% for Saks and 20.0% for Proffitt's; and the ratios of the estimated 1999 P/E ratio to five-year estimated EPS growth rates for the Merrill Lynch Selected Companies, ranging from 1.05x to 1.59x, with a mean of 1.36x, compared to 0.72x for Saks and 0.93x for Proffitt's. Merrill Lynch also compared the ratios of market capitalization to estimated fiscal 1998 sales for the Merrill Lynch Selected Companies, which ranged from 0.87x to 1.42x, with a mean of 1.05x, and the ratios of market capitalization to estimated fiscal 1998 EBITDA for the Merrill Lynch Selected Companies, which ranged from 7.3x to 14.4x, with a mean of 10.1x, compared to 1.01x and 9.4x, respectively, for Saks and 1.06x and 9.3x, respectively, for Proffitt's.


        (iii) ANALYSIS OF RECENT ACQUISITION TRANSACTIONS. Merrill Lynch analyzed certain information relating to selected transactions in the department store industry since 1994. Merrill Lynch considered the acquisition of: Macy's by Federated; Mercantile Stores by Dillard; Herberger's by Proffitt's; Carson Pirie Scott by Proffitt's; Parisian by Proffitt's; Younkers by Proffitt's; McRae's by Proffitt's; and Peebles, Inc. by an investor group (collectively, the "Merrill Lynch Selected Transactions"). Such analysis indicated that for the Merrill Lynch Selected Transactions (i) total transaction value as a multiple of LTM sales ranged from 0.46x to 0.96x, with a mean of 0.73x, compared to Saks total transaction value as a multiple of sales for 1997, and estimated for fiscal year 1998 of 1.38x, and 1.24x, respectively, and (ii) the multiple of LTM-EBITDA ranged from 5.5x to 12.1x, with a mean of 8.3x, compared to Saks total transaction value as a multiple of EBITDA for fiscal year 1997 and estimated for fiscal year 1998 of 13.5x, and 11.5x, respectively.



        (iv) CONTRIBUTION ANALYSIS. Merrill Lynch reviewed certain historical and estimated future operating and financial information (including, among other things, net sales, EBITDA, EBIT and net income) for Saks, Proffitt's and the combined company resulting from the Merger based on Saks and Proffitt's managements' financial forecasts for each of Saks, Proffitt's and the combined company. Merrill Lynch also analyzed the relative income statement contribution of Saks and Proffitt's to the combined company on a pro forma basis based on actual fiscal year 1997 and estimated fiscal year 1998, based on financial data and on the assumptions provided to Merrill Lynch by Saks and Proffitt's managements. Merrill Lynch's analyses indicated that in fiscal year 1997 Saks would have contributed 38.2% to combined net sales, 38.4% to combined EBITDA, 34.3% to combined EBIT and 29.8% to combined net income. Merrill Lynch estimated that Saks will contribute 39.4% to combined net sales, 37.4% to combined EBITDA, 33.8% to combined EBIT, and 28.5% to combined net income in estimated fiscal 1998. From these figures, Merrill Lynch calculated implied exchange ratios and implied exchange ratios including the Saks NOL (valued at $3.26 per share of Saks Common Stock) for fiscal year 1997 of 0.65 and 0.73, respectively, for combined net sales,
    0.66 and 0.74, respectively, for combined EBITDA, 0.50 and 0.58, respectively, for combined EBIT and 0.61 and 0.69, respectively, for combined net income all as compared to the Conversion Number of 0.82. For estimated fiscal year 1998, Merrill Lynch calculated implied exchange ratios and implied exchange ratios including the present value of the Saks NOL of
    0.70 and 0.78, respectively, for combined net sales, 0.61 and 0.69, respectively, for combined EBITDA, 0.48 and 0.56, respectively, for combined EBIT and 0.58 and 0.66, respectively, for combined net income all as compared to the Conversion Number of 0.82.


        (v) DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a DCF analysis using the Management Case for Saks. Merrill Lynch calculated a net present value of unlevered free cash flows for the estimated fiscal years 1998 through 2002 using discount rates ranging from 10.0% to 12.0%. Merrill Lynch calculated Saks terminal values in fiscal year 2002 based on multiples ranging from 8.0x EBITDA to 10.0x EBITDA. These terminal values were discounted to present value using discount rates from 10.0% to 12.0%. The various ranges for discount rates were chosen to reflect theoretical analyses of cost of capital. The resulting implied per share values for Saks including the present value of the Saks NOL ranged from $24.38 to $36.16.

        Merrill Lynch also performed a DCF analysis using the Management Case for Proffitt's and using projections based on consensus estimates of Proffitt's by certain "Wall Street" financial analysts (the "Street Case"). Merrill Lynch calculated a net present value of unlevered free cash flows for the estimated fiscal years 1998 through 2002 using discount rates ranging from 10.0% to 12.0%. Merrill Lynch calculated Proffitt's terminal values in fiscal year 2002 based on multiples ranging from 8.0x EBITDA to 10.0x EBITDA. These terminal values were discounted to present value using discount rates from 10.0% to 12.0%. The various ranges for discount rates were chosen to reflect theoretical analyses of cost of capital. The resulting implied per share values for Proffitt's ranged from $43.07 to $57.61 using the Management Case for Proffitt's and $36.88 to $49.41 using the Street Case for Proffitt's.



        (vi) RELATIVE VALUATION ANALYSIS. Merrill Lynch analyzed the historical implied exchange ratio between Saks Common Stock and Proffitt's Common Stock between June 24, 1997 and June 24, 1998. The analysis indicated that the LTM high exchange ratio was 1.140, the LTM low exchange ratio was 0.526, and the LTM average exchange ratio was 0.756, compared to the Conversion Number of 0.82. Merrill Lynch also calculated the implied exchange ratio by comparing the theoretical values of Saks Common Stock including the present value of the Saks NOL and Proffitt's Common Stock (i) determined by applying the P/E multiples of the Merrill Lynch Selected Companies to the EPS of Saks and Proffitt's (the "Public Comparables Analysis"), (ii) calculated by applying the ratio of the P/E multiple to the growth rate of the Merrill Lynch Selected Companies to the growth rate of Saks and Proffitt's (the "P/E to Growth Rate Analysis"), (iii) determined by applying the EBITDA multiples of the Merrill Lynch Selected Transactions to the EBITDA of Saks and Proffitt's (the "Acquisition Comparables Analysis"), and (iv) determined from the DCF analyses described earlier. The Public Comparables Analysis implied a range of values of $28.11 to $32.22 per share of Saks Common Stock and $39.06 to $45.57 per share of Proffitt's Common Stock, with an exchange ratio ranging from 0.62 to 0.82 with a median of
    0.71. The P/E to Growth Rate Analysis implied a range of values of $37.70 to $44.55 per share of Saks Common Stock and $43.40 to $52.08 per share of Proffitt's Common Stock with an implied exchange ratio ranging from 0.72 to
    1.03 with a median of 0.86. The Acquisitions Comparables Analysis implied a range of values of $22.09 to $28.95 per share of Saks Common Stock and $32.18 to $39.86 per share of Proffitt's Common Stock with an implied exchange ratio ranging from 0.55 to 0.90 with a median of 0.71. Merrill Lynch determined implied exchange ratios under a DCF analysis by (i) comparing the Saks Management Case to the Proffitt's Management Case and
    (ii) comparing the Saks Management Case to the Proffitt's Street Case. The DCF analysis implied a range of values of $24.38 to $36.16 per share of Saks Common Stock under the Saks Management Case and $43.07 to $57.61 per share of Proffitt's Common Stock under the Proffitt's Management Case and $36.88 to $49.41 per share of Proffitt's Common Stock under the Proffitt's Street Case. The implied exchange ratio using DCF analysis ranged from 0.42 to 0.84 with a median of 0.70 using the Saks Management Case and Proffitt's Management Case and 0.49 to 0.98, with a median of 0.60, using the Saks Management Case and Proffitt's Street Case.



        (vii) PRO FORMA MERGER ANALYSIS. Merrill Lynch prepared pro forma analyses of the financial impact of the Merger. Using the Management Case and the Street Merger Case, Merrill Lynch compared the EPS of the Proffitt's Common Stock, on a standalone basis, to the EPS of the common stock of the combined company on a pro forma basis. Based on such analyses, Merrill Lynch determined that, assuming $60,000,000 in pro forma pre-tax synergies in each year, the proposed transaction would be accretive to Saks stockholders on an EPS basis under each of the Street Merger Case and the Management Case in each of fiscal years 1999 and 2000.


    IMPORTANT NOTICE CONCERNING FINANCIAL ANALYSES. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinions of the Saks Financial Advisors. In arriving at its respective fairness determination, each Saks Financial Advisor considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, such Saks Financial Advisor made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. In addition, in performing its analyses, each Saks Financial Advisor made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. No company or transaction used in the above analyses as a comparison is directly comparable to Saks or Proffitt's or the contemplated transaction. The analyses were prepared solely for purposes of the Saks Financial Advisors' providing their respective opinions to the Saks Board as to the fairness to the holders of the outstanding shares of Saks Common Stock from a financial point of view of the Conversion Number and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Saks, Proffitt's, Goldman Sachs, Merrill Lynch or any other person assumes responsibility if future results are materially different from those forecast. As described above, the Saks Financial Advisors' opinions to the Saks Board were among many factors taken into consideration by the Saks Board in making its determination to approve the Merger Agreement.



    FEE ARRANGEMENTS. Pursuant to a letter agreement dated May 9, 1998 (the "Goldman Sachs Engagement Letter"), Saks engaged Goldman Sachs to act as its financial advisor in connection with the possible merger, sale or other strategic transaction involving all or a portion of Saks. Pursuant to the terms of the Goldman Sachs Engagement Letter, Saks has agreed to pay Goldman Sachs a transaction fee based on the outcome of the Merger (the "Goldman Sachs Transaction Fee") of 0.40% of the aggregate consideration paid in the Merger. The aggregate consideration for purposes of calculating the Goldman Sachs Transaction Fee is the total consideration paid for such securities (including amounts paid to holders of options, warrants and convertible securities), plus the principal amount of all indebtedness for borrowed money as set forth on the most recent consolidated balance sheet of Saks prior to the consummation of such sale, exchange or purchase (provided that for such purposes the principal amount of indebtedness outstanding under Saks existing revolving bank credit facility shall be deemed to be the average principal amount outstanding thereunder at the end of each of the then most recent twelve full calendar months) less cash, if any, that is set forth on such balance sheet but is not necessary for the operation of Saks. Saks has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.



    Pursuant to a letter agreement dated May 6, 1998 (the "Merrill Lynch Engagement Letter"), Saks engaged Merrill Lynch to act as its financial advisor in connection with the possible merger, sale or other strategic transaction involving all or a part of Saks. Pursuant to the terms of the Merrill Lynch Engagement Letter, Saks has agreed to pay Merrill Lynch a transaction fee based on the outcome of the Merger (the "Merrill Lynch Transaction Fee") of 0.20% of the aggregate consideration paid in the Merger. The aggregate consideration for purposes of calculating the Merrill Lynch Transaction Fee is the total consideration paid for such securities (including amounts paid to holders of options, warrants and convertible securities), plus the principal amount of all indebtedness for borrowed money as set forth on the most recent consolidated balance sheet of Saks prior to the consummation of such sale, exchange or purchase (provided that for such purposes the principal amount of indebtedness outstanding under Saks existing revolving bank credit facility shall be deemed to be the average principal amount outstanding thereunder at the end of each of the then most recent twelve full calendar months) less cash, if any, that is set forth on such balance sheet but is not necessary for the operation of Saks. Saks has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Merrill Lynch against certain liabilities, including certain liabilities under the federal securities laws.

MERGER CONSIDERATION

    Pursuant to the Merger Agreement, at the Effective Time each issued and outstanding share of Saks Common Stock (other than shares of Saks Common Stock held in the treasury of Saks) will be converted into .82 of a share of Proffitt's Common Stock. See "THE MERGER AGREEMENT--Terms of the Merger" and "--Merger Consideration; Conversion Number" and "DESCRIPTION OF PROFFITT'S CAPITAL STOCK--Rights Agreement." All shares of Saks Common Stock that are held in the treasury of Saks will automatically be canceled at the Effective Time and will cease to exist, and no capital stock of Proffitt's or other consideration will be delivered in exchange therefor.

    Fractional shares of Proffitt's Common Stock will not be issued in the Merger. Holders of Saks Common Stock otherwise entitled to receive a fractional share of Proffitt's Common Stock will be paid cash in lieu of such fractional share determined and paid as described herein under the caption "THE MERGER AGREEMENT--Fractional Shares."

    Based on the number of shares of Saks Common Stock, the number of options to acquire shares of Saks Common Stock and the number of shares issuable upon conversion of Saks Convertible Notes outstanding on the Saks Record Date, a maximum of 62,338,958 shares of Proffitt's Common Stock may be issued in respect of shares of Saks Common Stock in the Merger or in connection with outstanding options to be converted into options to purchase shares of Proffitt's Common Stock pursuant to the Merger Agreement.

EFFECTIVE TIME OF THE MERGER


    The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later date or time upon which the parties may agree and which is set forth in the Certificate of Merger. The filing of the Certificate of Merger will occur as promptly as practicable following the satisfaction or waiver (where permissible) of the conditions set forth in the Merger Agreement and the closing of the transactions contemplated by the Merger Agreement (the "Closing" and the date such Closing occurs, the "Closing Date"). See "THE MERGER AGREEMENT-- Terms of the Merger" and "--Conditions to the Merger."


CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES


    CONVERSION OF SHARES. The conversion of Saks Common Stock into Proffitt's Common Stock will occur at the Effective Time. Each certificate which immediately prior to the Effective Time represented shares of Saks Common Stock (a "Saks Certificate") shall, from and after the Effective Time until surrendered in exchange for a certificate representing shares of Proffitt's Common Stock (a "Proffitt's Certificate"), for all purposes be deemed to represent the number of shares of Proffitt's Common Stock calculated by multiplying the number of shares of Saks Common Stock represented by the Saks Certificate by the Conversion Number. As soon as practicable after the Effective Time, Proffitt's will deposit with Union Planters, N.A. (formerly Union Planters National Bank, "Union Planters"), as exchange agent (the "Exchange Agent"), in trust for the holders of Saks Certificates, Proffitt's Certificates issuable in exchange for outstanding shares of Saks Common Stock and cash as required to make payments in lieu of any fractional shares of Proffitt's Common Stock (such cash and shares of Proffitt's Common Stock, together with any dividends or distributions with respect thereto payable as described below, being hereinafter referred to as the "Exchange Fund").



    EXCHANGE PROCEDURE. As soon as practicable after the Effective Time, Proffitt's will cause the Exchange Agent to mail to each holder of record of a Saks Certificate whose shares are converted into shares of Proffitt's Common Stock a letter of transmittal (which will be in customary form, specifying that delivery will be effected, and risk of loss and title to the Saks Certificates will pass, only upon actual delivery of the Saks Certificates held by such holder to the Exchange Agent and will contain instructions for use in effecting the surrender of the Saks Certificates in exchange for Proffitt's Certificates and cash in lieu of any fractional shares). Upon surrender of a Saks Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Saks Certificate will be entitled to receive in exchange therefor a Proffitt's Certificate representing that number of whole shares of Proffitt's Common Stock into which the shares represented by the surrendered Saks Certificate have been converted at the Effective Time pursuant to the Merger, and cash in lieu of any fractional shares and certain dividends and other distributions payable as described below, and the Saks Certificate so surrendered will be canceled.

    SAKS STOCKHOLDERS SHOULD NOT FORWARD THEIR SAKS CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

    DIVIDENDS; TRANSFER TAXES; WITHHOLDING. No dividends or other distributions that are declared on or after the Effective Time on Proffitt's Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a Proffitt's Certificate until such person surrenders the related Saks Certificate, as provided above, and no cash payment in lieu of fractional shares will be paid to any such person until such person surrenders the related Saks Certificate. Subject to the effect of applicable law, there will be paid to each record holder of a new Proffitt's Certificate: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Proffitt's Common Stock represented by such new Proffitt's Certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Proffitt's Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to any fractional share of Proffitt's Common Stock to which such holder is entitled. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or Proffitt's Certificate is to be paid to or issued in a name other than that in which the Saks Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Saks Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of Proffitt's Certificates in a name other than that of the registered holder of the Saks Certificate surrendered, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.


    Except for transfer taxes to be paid by Proffitt's pursuant to the Merger Agreement, Proffitt's or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of Saks Common Stock such amounts as Proffitt's or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Proffitt's or the Exchange Agent, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Saks Common Stock in respect of which such deduction and withholding was made by Proffitt's or the Exchange Agent.



    LOST CERTIFICATES. If any Saks Certificate has been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Saks Certificate, a Proffitt's Certificate representing the shares of Proffitt's Common Stock to which the holder of such Saks Certificate is entitled, any cash in lieu of fractional shares of Proffitt's Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled if the person claiming ownership of such lost, stolen or destroyed Saks Certificate (i) presents an affidavit of that fact and (ii) if reasonably required by the surviving corporation, the person posts a bond, in such reasonable amount determined by the surviving corporation, as indemnity against claims, if any, made against the surviving corporation with respect to such Saks Certificate.

    AFFILIATE LETTERS. Saks Certificates surrendered for exchange by an "affiliate" of Saks for purposes of Rule 145(c) under the Securities Act, and the rules and regulations promulgated thereunder and for purposes of applicable interpretations regarding pooling of interests accounting, will not be exchanged for Proffitt's Certificates until Proffitt's receives a letter from such affiliate (an "Affiliate Letter") representing to Proffitt's that such affiliate: (i) will not sell the shares of Proffitt's Common Stock received by such affiliate until after the publication of financial results covering at least 30 days of combined operations of Proffitt's and Saks and (ii) will comply with the volume limitations and other restrictions on resale imposed by Rule 145 under the Securities Act. Similarly, shares of Proffitt's Common Stock issued to or held by affiliates of Saks will not be transferable until the financial results covering at least 30 days of combined operations of Proffitt's and Saks have been published in the manner provided by policies of the Commission regardless of whether the affiliate has provided an Affiliate Letter to Proffitt's. Shares of Proffitt's Common Stock will not be transferable, regardless of whether the affiliate has provided an Affiliate Letter to Proffitt's, if such transfer, either alone or in the aggregate with other transfers by the affiliate, would preclude Proffitt's ability to account for the Merger as a pooling of interests. Pursuant to the Merger Agreement, Proffitt's has agreed to publish such financial results within 45 days after the end of the first full fiscal month following the Closing.


GOVERNMENTAL AND REGULATORY APPROVALS

    The Merger is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Certain aspects of the Merger may require notification to, and filings with, certain securities and other authorities in certain states, including jurisdictions where Proffitt's and Saks currently operate.


    Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On July 20, 1998, Proffitt's and Saks filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. The waiting period under the HSR Act will expire on August 19, 1998 unless additional information is requested by the FTC or the Antitrust Division. At any time before or after consummation of the Merger, notwithstanding that the waiting period under the HSR Act has been terminated, the Antitrust Division or the FTC could take such action under the federal antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Proffitt's or Saks. At any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act has been terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Proffitt's and Saks. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.


    Based on information available to them, Proffitt's and Saks believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Proffitt's and Saks would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger. The obligations of Proffitt's and Saks to consummate the Merger are subject to the condition that there shall be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority making the Merger or any of the transactions contemplated by the Merger Agreement illegal. Each party has agreed to use its reasonable best efforts to defend any such challenge or order and to seek to have any such order vacated or reversed.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    GENERAL. The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to a stockholder of Saks. The discussion which follows is based on the Code, Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion below is for general information only and does not address the effects of any state, local or foreign tax laws. The tax treatment of a Saks stockholder may vary depending upon his or her particular situation, and certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who do not hold Saks Common Stock as capital assets within the meaning of Section 1221 of the Code, and individuals who received Saks Common Stock pursuant to the exercise of employee stock options or otherwise as compensation) may be subject to special rules not discussed below.


    As used in this section, a "U.S. Holder" is any holder of Saks Common Stock that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership organized under the laws of the United States or any state, (iii) an estate, the income of which is subject to U.S. federal income tax without regard to its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" is any holder of Saks Common Stock that is not a U.S. Holder.


    CONSEQUENCES OF THE MERGER. Consummation of the Merger is conditioned upon the receipt by Saks of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Saks (the "Skadden Tax Opinion"), dated the date of this Joint Proxy Statement/Prospectus and reaffirmed on the date on which the Merger is consummated, that the Merger will qualify under Section 368(a) of the Code as a "reorganization" for U.S. federal income tax purposes, Proffitt's and Saks each will be a party to that reorganization within the meaning of Section 368(b) of the Code, and other matters. Such opinion of counsel is based on certain representations as to factual matters made by, among others, Proffitt's and Saks. Such representations, if incorrect in certain material respects, could jeopardize the conclusions reached in the opinion. Neither Proffitt's nor Saks is currently aware of any facts or circumstances which would cause any such representations made to counsel to be untrue or incorrect in any material respect. Any opinion of counsel is not binding on the Internal Revenue Service (the "IRS") or the courts.

    Based on the opinion discussed above, the material U.S. federal income tax consequences that will result from the Merger are as follows:

        (i) The Merger will qualify as a "reorganization" under Section 368(a) of the Code.

        (ii) Proffitt's, Sub and Saks each will be a party to that reorganization within the meaning of Section 368(b) of the Code.

        (iii) No income, gain or loss will be recognized by Proffitt's or Saks as a result of the Merger.


        (iv) A Saks stockholder will not recognize any income, gain or loss as a result of the receipt of Proffitt's Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of Proffitt's Common Stock and except to the extent that any payment by Proffitt's of transfer taxes is treated as taxable consideration received by Saks stockholders.


        (v) A Saks stockholder's tax basis for the Proffitt's Common Stock received pursuant to the Merger, including any fractional share interest of Proffitt's Common Stock for which cash is received, will equal such Saks stockholder's tax basis in the Saks Common Stock exchanged therefor.

        (vi) A Saks stockholder's holding period for the Proffitt's Common Stock received pursuant to the Merger will include the holding period of the Saks Common Stock surrendered in exchange therefor.

        (vii) A Saks stockholder that is a U.S. Holder and that receives cash in lieu of a fractional share interest in Proffitt's Common Stock pursuant to the Merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the Saks Common Stock allocable to such fractional share. In general, such gain or loss will constitute capital gain or loss if the Saks Common Stock was held as a capital asset at the Effective Time. The tax rate applicable to capital gain of a non-corporate U.S. Holder varies depending on such holder's holding period for the shares. In the case of a non-corporate U.S. Holder, any such capital gain will be subject to a maximum U.S. federal income tax rate of 20% if such holder's holding period in such stock is more than one year on the date of the Effective Time. An individual's gain on the sale of capital assets held for one year or less is subject to tax as ordinary income at the maximum rate of 39.6%.


        (viii) A Non-U.S. Holder that receives cash in lieu of fractional shares in Saks Common Stock will not be subject to United States income or withholding tax unless either (x) such income or gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (y) in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met.


    TRANSFER TAXES. Proffitt's will pay any and all transfer taxes that are imposed on Saks stockholders as a result of the Merger directly to state and local taxing authorities. Any such payments may be treated for U.S. federal income tax purposes as having been paid on behalf of Saks stockholders as additional consideration for their shares. In that event, gain realized by a Saks stockholder pursuant to the Merger could be recognized (i.e., subject to tax), but not in excess of the transfer taxes deemed paid on such stockholder's account. The amount of such transfer taxes will reduce the amount of gain realized by the Saks stockholder pursuant to the Merger.


    BECAUSE OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, SAKS STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECT OF U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN AND OTHER TAX RULES, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

ACCOUNTING TREATMENT

    The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Proffitt's and Saks will be carried forward to the combined company at their recorded amounts, income of the combined company will include income of Proffitt's and Saks for the entire fiscal year in which the combination occurs, and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined company. The obligations of Proffitt's, Sub and Saks to consummate the Merger are subject to Proffitt's receipt of a letter from its independent accountants, PricewaterhouseCoopers LLP, in customary form, to the effect that no conditions exist which would preclude accounting for the Merger as a pooling of interests, and Saks receipt of a letter from its independent accountants, PricewaterhouseCoopers LLP, in customary form, to the effect that no conditions exist with respect to Saks which would preclude accounting for the Merger as a pooling of interests. See "THE MERGER AGREEMENT--Conditions to the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    GENERAL. In considering the recommendation of the Saks Board with respect to the Merger, stockholders of Saks should be aware that certain persons, including certain members of Saks management and members of the Saks Board, have interests, as described below, in the Merger that are different from, or in addition to, those of the stockholders of Saks. The Saks Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    COMPOSITION OF THE PROFFITT'S BOARD AFTER THE MERGER. Pursuant to the Merger Agreement, three designees of Saks will be appointed to the Proffitt's Board as of the Effective Time. See "THE MERGER AGREEMENT--Composition of Proffitt's Board." It is expected that Mr. Philip B. Miller, Chairman and Chief Executive Officer of Saks, and Mr. Charles J. Philippin, a director of Saks and a representative of Investcorp, will be two of the three Saks designees to the Proffitt's Board. If Mr. Brian E. Kendrick, Vice Chairman and Chief Operating Officer of Saks, enters into an employment agreement with Proffitt's, it is expected that he will be the third Saks designee to the Proffitt's Board. It has not yet been determined who will serve as the third designee if it is not Mr. Kendrick.

    Each such designee will serve until Proffitt's 1999 Annual Meeting of Shareholders and until his successor is duly elected and qualified. Proffitt's will nominate the three designees as part of management's slate of nominees at Proffitt's 1999 Annual Meeting of Shareholders. If re-elected at such meeting, Mr. Miller will be assigned to the class of Proffitt's directors whose terms expire in 2002, the third designee will be assigned to the class of Proffitt's directors whose terms expire in 2001, and Mr. Philippin will be assigned to the class of Proffitt's directors whose terms expire in 2000.


    NEW EMPLOYMENT AND CONSULTING ARRANGEMENTS. Pursuant to the Merger Agreement, Proffitt's has agreed to enter into the Miller Employment Agreement under which Mr. Miller will remain Chief Executive Officer of Saks until June 2001 and as a consultant to Proffitt's for each of the next two years thereafter. Mr. Miller's employment can be terminated by Proffitt's at any time subject to the payment of certain severance benefits. Pursuant to the terms of the Miller Employment Agreement, Mr. Miller will be appointed to the Proffitt's Board to serve until the Proffitt's 1999 Annual Meeting of Shareholders, at which time Proffitt's has agreed to include Mr. Miller as part of management's slate for re-election. If re-elected, Mr. Miller will be assigned to the class of Proffitt's directors whose terms expire in 2002. See "OTHER AGREEMENTS--Miller Employment Agreement."



    Proffitt's and Mr. Kendrick have discussed the possibility of an ongoing role for Mr. Kendrick in the management of Proffitt's following the Merger, but no agreement has been reached with respect to any such role.


    Proffitt's also has expressed its intention to provide other executives of Saks with opportunities to continue with the combined company. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER."


    INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that, for not less than six years from and after the Effective Time, Proffitt's will indemnify and hold harmless for acts or omissions occurring at or prior to the Effective Time all past and present directors, officers and employees of Saks to the same extent such persons are indemnified by Saks as of the date of the Merger Agreement pursuant to the Amended and Restated Certificate of Incorporation of Saks (the "Saks Restated Certificate"), the Bylaws of Saks (the "Saks Bylaws") or any indemnification agreements with such persons. Proffitt's has further agreed to indemnify and hold harmless such persons to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby. For an aggregate period of not less than six years from the Effective Time, Proffitt's also has agreed to provide Saks directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than Saks existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. In no event, however, will Proffitt's be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement, which premium Saks has represented and warranted to be approximately $450,000.

    COMPENSATION TO CERTAIN SAKS OUTSIDE DIRECTORS. In consideration for services rendered in connection with exploration by Saks of strategic alternatives and in connection with the Merger, Saks will pay to the outside directors of Saks, E. Garrett Bewkes III, Stephen I. Sadove and Brian Ruder, in lieu of customary meeting fees, cash compensation in the aggregate amount of $375,000.



    SEVERANCE ARRANGEMENTS. In addition to Messrs. Miller and Kendrick, three Executive Vice Presidents ("EVPs") also have employment agreements with Saks. Saks and Proffitt's have agreed to adopt a severance policy (the "Severance Policy") for the benefit of EVPs, Senior Vice Presidents ("SVPs") and selected Vice Presidents ("Select VPs"). The Severance Policy provides, among other things, for severance payments in the event of involuntary termination without Cause (as defined therein). Severance benefits under the Severance Policy consist principally of, with respect to EVPs, two times the sum of the EVP's salary and target bonus, two years of continued participation in all welfare benefit plans and additional retirement accruals. With respect to SVPs, compensation will include one and a half (1.5) times the sum of the SVP's salary and target bonus, one and a half (1.5) years of continued participation in all welfare benefit plans and additional retirement accruals. With respect to Select VPs, compensation will include one times the sum of the Select VP's salary and target bonus and one year of continued participation in all welfare benefit plans. All three groups will receive outplacement services for one year, reimbursement of legal fees in the event of a dispute (if the executive prevails) and a reduction in severance benefits to avoid excise taxes. This Severance Policy will commence immediately following the Closing and will expire in the year 2001 for EVPs and SVPs and in the year 2000 for Select VPs. The Severance Policy is intended to augment the severance provisions contained in the employment agreements of certain Saks executives who elect not to enter into new employment agreements with Proffitt's.


    SAKS STOCK OPTIONS AND OTHER EQUITY BASED AWARDS. Pursuant to the terms of the Merger Agreement, each outstanding option to purchase shares of Saks Common Stock (a "Saks Stock Option") automatically will be converted into an option (a "Proffitt's Stock Option") to purchase a number of shares of Proffitt's Common Stock equal to the number of shares that could have been purchased under such Saks Stock Option multiplied by .82, at a price per share of Proffitt's Common Stock equal to the per share option exercise price specified in the Saks Stock Option, divided by .82. Such Proffitt's Stock Option shall otherwise be subject to the same terms and conditions as such Saks Stock Option. Each restricted stock award of Saks shall be assumed by Proffitt's and automatically shall be converted into an identical award with respect to Proffitt's Common Stock, multiplied by .82 and otherwise subject to the same terms and conditions as the related Saks restricted stock award. See "THE MERGER AGREEMENT--Saks Stock Options and Employee Benefits."


    REGISTRATION RIGHTS AGREEMENT. In connection with the Merger, in response to the Investcorp Affiliates' status as affiliates of Saks subject to the restrictions on resale imposed by Rule 145 under the Securities Act, Proffitt's and the Investcorp Affiliates, which hold in the aggregate approximately 15.2% of the outstanding shares of Saks Common Stock and currently have three designees on the Saks Board, entered into the Registration Rights Agreement pursuant to which the Investcorp Affiliates were granted certain rights to have the shares of Proffitt's Common Stock received by them in the Merger registered for resale by them. See "OTHER AGREEMENTS--Registration Rights Agreement."


    STOCKHOLDERS' AGREEMENT. In connection with the Merger, Proffitt's and the Investcorp Affiliates also entered into the Stockholders' Agreement pursuant to which, among other things, the Investcorp Affiliates have agreed to vote the shares of Saks Common Stock held by them in favor of approval and adoption of the Merger Agreement. See "OTHER AGREEMENTS--Stockholders' Agreement."

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER


    NEW CORPORATE NAME AND TRADING SYMBOL. Following the Merger, subject to approval of the Charter Amendment by Proffitt's shareholders, Proffitt's corporate name will be changed to "Saks Incorporated." This name change will reflect the fact that Saks Fifth Avenue will be the largest store group in the combined company. In light of the widespread recognition of the SAKS FIFTH AVENUE name, the new corporate name is expected to enhance the combined company's recruiting efforts and certain supplier relationships. Proffitt's also believes that the recognition of the SAKS FIFTH AVENUE name will give the combined company greater visibility in both domestic and foreign investment communities. In light of the change in Proffitt's corporate name, its stock symbol on the NYSE following the Merger will be changed to "SKS."


    MANAGEMENT OF SAKS. Following the Merger, Proffitt's intends to centralize certain administrative and store support functions of Saks and to integrate them with those of Proffitt's. However, Saks unique core competencies, including merchandising, marketing, store operations and related support functions, will continue to be managed by Saks Fifth Avenue's management in New York.


    Pursuant to the Merger Agreement, Proffitt's has agreed to retain Mr. Philip
B. Miller, Chairman and Chief Executive Officer of Saks, in his current position with Saks until 2001 and as a consultant to Proffitt's for each of the next two years thereafter. See "OTHER AGREEMENTS--Miller Employment Agreement." Proffitt's and Mr. Brian E. Kendrick, Vice Chairman and Chief Operating Officer of Saks, have discussed the possibility of an ongoing role for Mr. Kendrick in the management of Proffitt's following the Merger, but no agreement has been reached with respect to any such role.


    BUSINESS PLANNING, CAPITAL ALLOCATION, AND BEST PRACTICES. Proffitt's has developed certain operating disciplines and business practices that it uses in making and executing business plans. These disciplines and practices, which apply throughout all store groups within Proffitt's, will be implemented by Saks Fifth Avenue. Proffitt's corporate officials, along with Saks management, will be responsible for implementing these disciplines and practices, which are intended to increase profitability.

    After the Merger, Proffitt's senior corporate executives will be responsible for the approval of Proffitt's capital budget for projects across all store groups, including Saks Fifth Avenue. Proffitt's anticipates that all such projects will be evaluated in light of Proffitt's current stated objective of generating an after-tax return on investment in excess of 16%. Proffitt's anticipates that future capital expenditures will be allocated to the construction of new stores, the expansion and remodeling of existing stores, and the enhancement of the combined company's operating infrastructure.

    In line with past acquisitions, Proffitt's intends to identify and then implement the best practices of Proffitt's and Saks across the combined company. For example, Saks fashion and customer service expertise can be used to enhance the offerings and service across all store groups. Likewise, Proffitt's administrative infrastructure, inventory-planning processes, and financial controls can be used to enhance the profitable execution of the growth strategies of Saks Fifth Avenue.


    PRIVATE LABEL MERCHANDISING. Proffitt's and Saks currently supplement their respective branded merchandise offerings with private label merchandise. Private label merchandise typically generates a higher gross margin than does similar branded merchandise, and may be used to offer unique value to the broadest customer segment, thus engendering additional customer loyalty. Proffitt's private label sales currently constitute approximately 8% of Proffitt's total sales, and Saks private label sales currently constitute approximately 9% of Saks total sales. Within Proffitt's Merchandising Group, Proffitt's has built a private label development and sourcing team for the purpose of creating a broader array of higher quality, lower cost, private label merchandise. The expertise of the Saks private label product development and sourcing team brings fashion leadership and knowledge of global sourcing of high-end merchandise. Proffitt's believes that the coordination of Proffitt's private label team with the Saks team will improve quality control, cost structures, fashion direction and sourcing capabilities of each store group's offerings and will further differentiate the merchandise offering in Proffitt's existing stores from that of their competitors.


    DIRECT MAIL BUSINESS. Saks currently operates a direct mail catalog business under the name FOLIO. Proffitt's expects that, through FOLIO and the associated telemarketing and distribution infrastructure, there will be an opportunity for the combined company to expand the direct mail business by (i) accessing the expanded customer base, including Proffitt's approximately five million credit card holders, and (ii) pursuing strategic acquisitions of other catalog retailers, such as Saks recent acquisition of Bullock & Jones, a direct mail marketer of fine men's wear. In addition, Proffitt's believes that Saks experience in developing direct mail, and the SAKS FIFTH AVENUE brand name, will be valuable in the development of an electronic commerce program.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, THE FULL TEXT OF WHICH IS INCLUDED AS APPENDIX I TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY IS NOT NECESSARILY COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

TERMS OF THE MERGER

    The Merger Agreement provides that, upon the terms and subject to the conditions contained therein, including the approval and adoption of the Merger Agreement and the Stock Issuance by the holders of Proffitt's Common Stock and approval of the Merger Agreement by the holders of Saks Common Stock, Sub will be merged with and into Saks at the Effective Time, with Saks continuing as the Surviving Corporation and a wholly-owned subsidiary of Proffitt's.

MERGER CONSIDERATION; CONVERSION NUMBER

    Subject to the terms and conditions of the Merger Agreement, each share of Saks Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Saks Common Stock that are held in the treasury of Saks which will be canceled) will be converted into .82 of a validly issued, fully paid and nonassessable share of Proffitt's Common Stock. See "THE MERGER--Merger Consideration." All such shares of Saks Common Stock, when so converted, no longer will be outstanding and automatically will be canceled and retired, and each holder of a Saks Certificate will cease to have any rights with respect thereto, except the right to receive certain dividends and other distributions, a Proffitt's Certificate representing the shares of Proffitt's Common Stock into which such shares are converted and any cash, without interest, in lieu of any fractional shares to be issued or paid in consideration therefor upon the surrender of such Saks Certificate.

    In the event of any reclassification, recapitalization, stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Proffitt's Common Stock) or subdivision with respect to Proffitt's Common Stock, any change or conversion of Proffitt's Common Stock into other securities or any other dividend or distribution with respect to Proffitt's Common Stock as the same may be adjusted from time to time pursuant to the terms of the Merger Agreement (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time appropriate and proportionate adjustments, if any, will be made to the Conversion Number, and all references to the Conversion Number in the Merger Agreement will be deemed to be to the Conversion Number as so adjusted.

    Proffitt's has issued one Right for each outstanding share of Proffitt's Common Stock pursuant to the Proffitt's Rights Agreement (as defined herein). Each Right entitles the holder thereof to purchase from Proffitt's one two-hundredth (1/200) of a share of Series C Junior Preferred Stock at a price of $278 per one one-hundredth (1/100) of a share, subject to adjustment in certain circumstances. Pursuant to the Proffitt's Rights Agreement, such Rights will attach to shares of Proffitt's Common Stock issued to Saks stockholders in connection with the Merger. See "DESCRIPTION OF PROFFITT'S COMMON STOCK--Rights Agreement".

FRACTIONAL SHARES


    No certificates or scrip representing fractional shares of Proffitt's Common Stock will be issued upon the surrender for exchange of Saks Certificates, and no Proffitt's dividend or other distribution or stock split will relate to any fractional share, and no fractional share will entitle the owner thereof to vote or to any other rights of a security holder of Proffitt's. In lieu of any such fractional share, each holder of Saks Common Stock who would otherwise have been entitled to a fraction of a share of Proffitt's Common Stock upon surrender of Saks Certificates for exchange will receive cash (without interest) rounded to the nearest cent, in an amount equal to the average per share Closing Price (as defined herein) on the NYSE of Proffitt's Common Stock determined by multiplying
(i) the average per share Closing Price on the NYSE of Proffitt's Common Stock for the ten most recent Trading Days (as defined herein) ending on the Trading Day immediately preceding the Closing Date by (ii) the fractional interest to which such holder would otherwise be entitled. "Closing Price" means the last reported selling price as reported on the NYSE Composite Transactions Tape for a given date, and "Trading Day" means a day on which securities are traded on the NYSE.

CONDITIONS TO THE MERGER


    The respective obligations of each of Proffitt's, Saks and Sub to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) approval and adoption of the Merger Agreement by the requisite vote of stockholders of Saks, and approval of the Merger Agreement and the Stock Issuance by the requisite vote of the shareholders of Proffitt's; (b) authorization for listing on the NYSE, subject to official notice of issuance, of the shares of Proffitt's Common Stock issuable in the Merger; (c) expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act; (d) Proffitt's receipt of the letter from its independent accountants, PricewaterhouseCoopers LLP, in customary form, to the effect that no conditions exist which would preclude accounting for the Merger as a pooling of interests; (e) Saks receipt of a letter from its independent accountants, PricewaterhouseCoopers LLP, in customary form, to the effect that no conditions exist with respect to Saks which would preclude accounting for the Merger as a pooling of interests; (f) effectiveness of the Registration Statement, of which this Joint Proxy Statement/Prospectus forms a part, filed with the Commission by Proffitt's for the purpose of registering under the Securities Act the shares of Proffitt's Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement"), no stop order suspending the effectiveness of the Registration Statement having been issued by the Commission and no proceedings for that purpose having been initiated or, to the knowledge of Proffitt's or Saks, threatened by the Commission and all necessary state securities or blue sky authorizations having been received; and (g) no pending action, suit or proceeding brought by any court or other governmental entity seeking to enjoin or challenge the Merger or any transaction contemplated by the Merger Agreement, nor any court or governmental entity having jurisdiction over Saks or Proffitt's or any of their respective subsidiaries, having enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order which is then in effect and has the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal. See "THE MERGER-- Governmental and Regulatory Approvals."



    The obligations of Saks to effect the Merger also are subject to the satisfaction at or prior to the Effective Time of the following additional conditions: (a) each of the representations and warranties of Proffitt's and Sub in the Merger Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date), and each of the representations and warranties of Proffitt's and Sub that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date), and each of Proffitt's and Sub shall have performed in all material respects each of its covenants and agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, in each case, except as contemplated or permitted by the Merger Agreement, or except where such failure of a representation or warranty to be true and correct or the failure of Proffitt's or Sub to perform a covenant or agreement would not have a material adverse effect on the assets, liabilities, results of operations or financial condition of Proffitt's and its subsidiaries taken as a whole (disregarding for this purpose any materiality qualification contained in such representations, warranties, covenants and agreements and excluding from the scope of such exception actions done with actual prior knowledge of the Proffitt's Board or certain executive officers of Proffitt's, certain actions with respect to its capital stock or amendment of the Proffitt's Charter or the Amended and Restated Bylaws of Proffitt's (the "Proffitt's Bylaws") which Proffitt's has agreed not to undertake prior to the consummation of the Merger (see "--Conduct of Business Pending the Merger--Actions by Proffitt's")), and Saks shall have received an officers' certificate to that effect; (b) Saks shall have received an opinion of Proffitt's counsel, Sommer & Barnard, PC, in form and substance reasonably satisfactory to Saks, dated as of the Closing Date, to the effect that the Proffitt's Common Stock to be issued in the Merger is duly authorized, validly issued, fully paid and nonassessable; and
(c) Saks shall have received the Skadden Tax Opinion. See "THE MERGER--Certain Federal Income Tax Consequences."

    The obligations of Proffitt's and Sub to effect the Merger also are subject to the satisfaction at or prior to the Effective Time of the following additional conditions: (a) each of the representations and warranties of Saks in the Merger Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date), and each of the representations and warranties of Saks that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date), and Saks shall have performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, except as contemplated or permitted by the Merger Agreement or except where such failure of a representation or warranty to be true and correct or the failure of Saks to perform a covenant or agreement would not have a material adverse effect on the assets, liabilities, results of operations or financial condition of Saks and its subsidiaries taken as a whole (disregarding for this purpose any materiality qualification contained in such representations, warranties, covenants and agreements and excluding from the scope of such exception actions done with actual prior knowledge of the Saks Board or certain executive officers of Saks or certain actions which Saks has agreed not to undertake prior to the consummation of the Merger with respect to its capital stock, amendment of the Saks Restated Certificate of the Saks Bylaws, adoption or amendment of any severance or employee benefit plan other than required by law or expressly contemplated by the Merger Agreement or increases in officer, director or employee compensation, subject to certain exceptions (see "--Conduct of Business Pending the Merger--Actions by Saks')) and Proffitt's shall have received an officers' certificate to that effect; and
(b) Affiliate Letters shall have been delivered. See "THE MERGER--Conversion of Shares; Procedures for Exchange of Certificates--Affiliate Letters."



    Certain of the conditions to the consummation of the Merger may not legally be waived by the parties, including approvals of both holders of Proffitt's Common Stock and holders of Saks Common Stock, clearance under the antitrust laws, the effectiveness of the Registration Statement and the absence of any order or injunction making the Merger illegal. Although Proffitt's may waive its receipt of the pooling letter from PricewaterhouseCoopers LLP, Proffitt's does not intend to consummate the Merger in the event that the pooling letter is not or cannot be delivered.


REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties of Saks, and each of Proffitt's and Sub, as to, among other things: (a) due organization and good standing; (b) capitalization; (c) corporate authorization to enter into the contemplated transactions and binding effect of the Merger Agreement; (d) governmental approvals required in connection with the contemplated transactions and the absence of conflicts, violations and defaults under its charter and bylaws, certain other agreements and documents and certain judgments and orders or laws as a result of the contemplated transactions; (e) filings with the Commission; (f) information to be included in this Joint Proxy Statement/Prospectus; (g) no material adverse changes or effect (other than changes or effects resulting from the Merger Agreement, the transactions contemplated thereby or the announcement thereof or changes in economic, market, regulatory or political conditions or changes in conditions generally applicable to the industries in which it is involved) since January 31, 1998, except as disclosed in its documents filed with the Commission prior to the date of the Merger Agreement; (h) governmental licenses and permits and compliance with laws; (i) tax matters and compliance with relevant tax laws; (j) actions and proceedings pending against it or involving it; (k) employee benefit plans; (l) compliance with worker safety laws, environmental laws and consumer credit laws;
(m) intellectual property; (n) labor matters; (o) actions taken or not taken that would jeopardize the contemplated tax and accounting treatment of the Merger; (p) undisclosed liabilities; and (q) brokers.

    In addition, the Merger Agreement contains representations and warranties by each of Proffitt's and Sub as to, among other things: (a) the required vote of Proffitt's shareholders; (b) operations of Sub and ownership of Saks Common Stock; (c) applicability to Proffitt's and Sub of state takeover statutes and applicability of the Proffitt's Rights Agreement; and (d) receipt of a fairness opinion from Salomon.

    In addition, the Merger Agreement contains representations and warranties by Saks, as to, among other things: (a) the required vote of Saks stockholders; (b) ownership of Proffitt's Common Stock; (c) actions of the Saks Board to exempt Saks, its subsidiaries and affiliates, the Merger, the Merger Agreement and the transactions contemplated thereby from Section 203 of the DGCL; and (d) the receipt of fairness opinions from each of the Saks Financial Advisors.

    The representations and warranties in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement shall terminate at the Effective Time or upon termination of the Merger Agreement. See "--Termination."

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the Merger Agreement, each of Proffitt's and Saks has agreed that, during the period from the date of the Merger Agreement through the Effective Time (except as otherwise expressly permitted by the terms of the Merger Agreement), it will, and it will cause its respective subsidiaries to, in all material respects, carry on its respective business in the ordinary course as conducted as of the date of the Merger Agreement and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business will be unimpaired at the Effective Time.


    ACTIONS BY PROFFITT'S. Except as otherwise expressly contemplated by the Merger Agreement, and subject to certain limited exceptions, from the date of the Merger Agreement through the Effective Time, Proffitt's will not, and will not permit any of its subsidiaries to, without the prior written consent of
Saks: (a) (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such (other than dividends and other distributions by subsidiaries), (2) other than in the case of any subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (3) purchase, redeem or otherwise acquire any shares of capital stock of Proffitt's or any shares of capital stock of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than redemption of the certain 9 7/8% Senior Subordinated Notes due 2003 of Parisian or (4) institute any share repurchase program; (b) issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible or exchangeable into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (1) subject to treatment of the Merger as a pooling of interests for accounting purposes and as a reorganization within the meaning of Section 368(a) of the Code for tax purposes, the issuance of stock options and shares of Proffitt's Common Stock to employees of Proffitt's in the ordinary course of business consistent with past practice, (2) the issuance of Proffitt's securities pursuant to the Proffitt's Rights Agreement and (3) the issuance by any wholly-owned subsidiary of Proffitt's of its capital stock to Proffitt's or another wholly-owned subsidiary of Proffitt's; (c) amend the Proffitt's Charter or the Proffitt's Bylaws; (d) except for certain possible acquisitions and except for inventory, merchandise, finished goods and accounts receivable acquired in the ordinary course of business, acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than assets in the ordinary course of business consistent with past practice, unless (1) the entering into a definitive agreement relating to or the consummation of such acquisition would not (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any governmental entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) increase the risk of any governmental entity entering an order prohibiting the consummation of the Merger or (C) increase the risk of not being able to remove any such order on appeal or otherwise, and (2) in the case of any individual acquisition, the value of which does not exceed $750 million; (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (1) sales of inventory, merchandise and finished goods in the ordinary course of business,
(2) transactions in the ordinary course of business consistent with past practice and not material to Proffitt's and its subsidiaries taken as a whole,
(3) as may be required by any governmental entity or (4) subject to treatment of the Merger as a pooling of interests for accounting purposes and as a reorganization within the meaning of Section 368(a) of the Code for tax purposes, dispositions involving an aggregate consideration not in excess of $500 million; (f) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (1) indebtedness incurred in the ordinary course of business consistent with past practice, (2) indebtedness, loans, advances, capital contributions and investments between Proffitt's and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries and (3) the issuance of up to $300 million in senior notes and (4) such indebtedness as may be necessary to fund certain actions allowed under clause (d) above; (g) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any subsidiary by any applicable federal, state or local law, rule, regulation, guideline or ordinance; (h) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); or (i) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    ACTIONS BY SAKS. Except as otherwise expressly contemplated by the Merger Agreement and subject to certain limited exceptions, from the date of the Merger Agreement through the Effective Time, Saks will not, and will not permit any of its subsidiaries to, without the prior written consent of Proffitt's: (a)(1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (2) other than in the case of any subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (3) except for the repurchase of Saks REMIC Class C Certificates, purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or the capital stock of any of its subsidiaries or any rights, warrants or options to acquire any such shares or other securities or (4) institute any share repurchase program;
(b) issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Saks Common Stock upon the exercise of Saks Stock Options outstanding on the date of the Merger Agreement in accordance with their then current terms; (c) amend the Saks Restated Certificate or Saks Bylaws; (d) except for certain currently contemplated transactions and except for inventory, merchandise, finished goods and accounts receivable acquired in the ordinary course of business, acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than acquisitions of assets in the ordinary course of its business consistent with past practice the value of which do not exceed $50 million in the aggregate; (e) except for certain currently contemplated transactions, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, except for (1) sales of inventory, merchandise and finished goods in the ordinary course of business, (2) transactions in the ordinary course of business consistent with past practice, not material to Saks and its subsidiaries taken as a whole, and in an aggregate amount greater than $50 million, and (3) as may be required by any governmental entity; (f) except for certain currently contemplated transactions, incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than

(1) indebtedness incurred in the ordinary course of business consistent with past practice and (2) indebtedness, loans, advances, capital contributions and investments between Saks and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries; (g) alter its corporate structure; (h) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Saks benefit plan or employment or consulting agreement other than as required by law, or as expressly contemplated by the Merger Agreement; (i) increase the compensation payable or to become payable to its officers, directors or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of its employees who are not officers, or grant any additional rights to severance or termination pay to, or enter into any employment or severance agreement with, any of its directors or officers, or establish, adopt, enter into, or, subject to certain exceptions or as otherwise required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any plan, policy or arrangement for the benefit of any director, officer or employee; (j) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any subsidiary by any applicable federal, state or local law, rule, regulation, guideline or ordinance; (k) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); (l) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability or refund involving taxes in excess of $1 million; (m) except for certain currently contemplated transactions, enter into any contract (other than for inventory, merchandise or finished goods) that cannot be canceled on 30 days' notice pursuant to which it is obligated in an amount in excess of $1 million; (n) other than as required by law, make any material changes to terms and conditions of its credit cards issued, or change in any material respect the underwriting standards therefor; (o) make any capital expenditure in the aggregate in excess of $2 million, other than expenditures (and contracts for such expenditures) set forth in Saks current capital budget; or (p) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.


    In addition, Saks and Proffitt's will not, and will not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in the Merger Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted with regard to Saks in connection with a Saks Takeover Proposal (as defined herein), any condition precedent to the Merger not being satisfied. See "-- Conditions to the Merger" and "--No Solicitation by Saks."


SAKS STOCK OPTIONS AND EMPLOYEE BENEFITS

    SAKS STOCK OPTIONS AND OTHER EQUITY BASED AWARDS. Pursuant to the Merger Agreement, at the Effective Time, each outstanding Saks Stock Option will automatically be converted into a Proffitt's Stock Option. All references to Saks in the Saks Stock Option plans, the applicable stock option or other awards agreements issued thereunder and in any other Saks Stock Options will be deemed to refer to Proffitt's. Each Saks Stock Option will be converted into a Proffitt's Stock Option to purchase a number of shares of Proffitt's Common Stock equal to the number of shares of Saks Common Stock that could have been purchased under such Saks Stock Option multiplied by the Conversion Number, at an exercise price per share of Proffitt's Common Stock equal to the per share option exercise price specified in the Saks Stock Option divided by the Conversion Number. The Proffitt's Stock Options will otherwise be subject to the same terms and conditions as the Saks Stock Options. See "THE MERGER--Interests of Certain Persons in the Merger--Saks Stock Options and Other Equity Based Awards."

    Pursuant to the Merger Agreement, Proffitt's also has agreed (i) to file a registration statement under the Securities Act with respect to the shares of Proffitt's Common Stock underlying such Saks Stock Options converted into Proffitt's Stock Options pursuant to the Merger, (ii) to reserve a number of shares of Proffitt's Common Stock equal to the number of shares of Proffitt's Common Stock issuable upon exercise of such Saks Stock Options and (iii) that it will not, after the date of execution of the Merger Agreement, grant any stock options, restricted stock, stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Saks Stock Options in lieu of the substitution therefor of Proffitt's Stock Options, as described in the immediately preceding paragraph.

    Pursuant to the terms of the Merger Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Saks or the holder thereof, each restricted stock award of Saks (a "Saks Equity Based Award") shall be assumed by Proffitt's and shall be automatically converted into an identical award with respect to Proffitt's Common Stock adjusted based on the Conversion Number, and otherwise subject to the same terms and conditions as the related Saks Equity Based Award.

    EMPLOYEE MATTERS. Except to the extent necessary to avoid duplication of benefits, Proffitt's will, or will cause the surviving corporation and its subsidiaries to, give all active employees of Saks who continue to be employed by Saks as of the Effective Time ("Continuing Employees") full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans, programs or arrangements maintained by Proffitt's, the surviving corporation or any subsidiaries of Proffitt's or the surviving corporation to the same extent as recognized by Saks prior to the Effective Time. In addition, for a period commencing on the Closing Date and ending on July 4, 2000, Proffitt's will cause the surviving corporation and its subsidiaries to provide to all Continuing Employees coverage under the benefit plans, arrangements and policies (including, but not limited to, those relating to severance pay (except with respect to certain Continuing Employees otherwise eligible to receive severance pay) and excluding any equity-based compensation or bonus program) maintained by Saks for the benefit of those employees immediately prior to the Closing Date (collectively, the "Benefit Arrangements"). Further, any changes to the Benefit Arrangements, during the period commencing on the Closing Date and ending on July 4, 2000 shall be subject to the determination of the Chief Executive Officer of Saks Fifth Avenue. Also, from the date of the Closing until December 31, 1998, Continuing Employees will be eligible to receive options to acquire shares of Proffitt's Common Stock on a basis no less favorable than similarly situated employees of Proffitt's (or on a basis relative to other Continuing Employees which is substantially consistent with Saks past practice). Following the Closing, Proffitt's will provide annual bonus programs to Continuing Employees which are substantially similar to the annual bonus programs currently being provided for such employees by Saks and, following December 31, 1998, Continuing Employees will be eligible to participate in Proffitt's annual bonus program on the same basis as similarly situated employees of Proffitt's.

    EQUITY GRANTS, SEVERANCE PAY AND EMPLOYMENT ARRANGEMENTS. Pursuant to the Merger Agreement, as soon as practicable following, and effective as of, the Closing Date, in consideration of future services to be performed by such employees, Proffitt's shall cause to be granted to those Continuing Employees selected by prior mutual agreement of Proffitt's and the current Chief Executive Officer of Saks, an aggregate of 89,500 restricted shares of Proffitt's Common Stock. The shares shall vest at the rate of one-third on the second anniversary and the remaining two-thirds on the third anniversary of the Closing Date. The grant of such restricted shares shall contain other customary terms and conditions.


    In addition, the Merger Agreement provides that Proffitt's and Saks agree to work together to adopt the Severance Policy for the benefit of certain Saks employees, and to enter into the Miller Employment Agreement with Mr. Philip B. Miller, the Chairman and Chief Executive Officer of Saks. See "THE MERGER--Interests of Certain Persons in the Merger--New Employment and Consulting Arrangements With Certain Saks Executives" and "--Severance Arrangements" and "OTHER AGREEMENTS--Miller Employment Agreement."



COMPOSITION OF THE PROFFITT'S BOARD



    The Merger Agreement provides that, at the Effective Time, Proffitt's shall take all actions necessary to cause three designees of Saks to be appointed to the Proffitt's Board to serve until Proffitt's 1999

Annual Meeting of Shareholders or until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Proffitt's Charter or Proffitt's Bylaws. Proffitt's further agreed in the Merger Agreement to cause each such Saks designee to be included in the slate of nominees recommended by the Proffitt's Board to the shareholders of Proffitt's for election as directors of Proffitt's at such annual meeting, and to use its best efforts to cause the election of each such designee, including soliciting proxies in favor of the election of each such designee. It is expected that Mr. Miller and Mr. Philippin, a director of Saks and a representative of Investcorp, will be two of the three Saks designees to the Proffitt's Board. If Mr. Kendrick enters into an employment agreement with Proffitt's, it is expected that he will be the third designee on the Proffitt's Board. It has not yet been determined who will serve as the third designee if it is not Mr. Kendrick. See "THE MERGER--Interests of Certain Persons in the Merger." If re-elected at Proffitt's 1999 Annual Meeting of Shareholders, Mr. Miller will be assigned to the class of Proffitt's directors whose terms expire in 2002, the third designee will be appointed to the class of Proffitt's directors whose terms expire in 2001, and Mr. Philippin will be appointed to the class of Proffitt's directors whose terms expire in 2000.


SAKS CONVERTIBLE SUBORDINATED NOTES

    Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Saks or the holder thereof, the Saks Convertible Notes outstanding at the Effective Time shall become obligations of the surviving corporation and shall remain outstanding thereafter. From and after the Effective Time, the holders of the Saks Convertible Notes shall have the right to convert such Saks Convertible Notes into such number of shares of Proffitt's Common Stock and such amount of cash in lieu of fractional shares received in the Merger by a holder of the number of shares of Saks Common Stock into which such Saks Convertible Notes were convertible immediately prior to the Effective Time.

NO SOLICITATION BY SAKS

    Pursuant to the Merger Agreement, from and after the date of the Merger Agreement, Saks will not, and will not permit any of its subsidiaries, nor will it authorize any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, itself or any of its subsidiaries to: (i) directly or indirectly solicit, initiate or encourage the submission of, any Saks Takeover Proposal (as defined herein), (ii) enter into or (other than the execution by Saks of an agreement with respect to a Superior Takeover Proposal (as defined herein) that the Saks Board has determined in good faith in the exercise of its fiduciary duties after receipt of advice from counsel and after consultation with its financial advisors, is more favorable to Saks stockholders than the Merger) approve any agreement with respect to any Saks Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Saks Takeover Proposal; provided, however, that, prior to the approval of the Merger Agreement by the stockholders of Saks, Saks (A) following receipt of a Saks Takeover Proposal from a third party, may participate in any discussions or negotiations (including, as a part thereof, making any counterproposal) with such third party or its agents or representatives, or furnish information with respect to Saks to such third party or its agents or representatives pursuant to a customary confidentiality agreement, or take any such other action otherwise prohibited by clause (i) or (ii) above with respect to such third party or its agents or representatives with respect to any Saks Takeover Proposal if the Saks Board determines in good faith, after receipt of advice from counsel, that the failure to participate in such discussions or negotiations or to furnish such information, or take such other action, may constitute a breach of its fiduciary duties under, or otherwise violate, applicable law, provided that Saks shall not be permitted to take any such actions with respect to any proponent of a Saks Takeover Proposal after the thirtieth day following the date on which the Saks Board first makes such determination with respect to such proponent (it being understood that Saks will notify Proffitt's promptly as to any such date), and (B) shall be permitted to
(x) take and disclose to Saks stockholders a position or make a recommendation with respect to any Saks Takeover Proposal or amend or withdraw such position or amend or withdraw its position with respect to the Merger, including pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (y) make appropriate disclosure to Saks stockholders, in each case, if the Saks Board determines in good faith, after receipt of advice from counsel, that the failure to take such action may constitute a breach of its fiduciary duties under, or otherwise violate, applicable law.

    For purposes of the Merger Agreement and as used herein, "Saks Takeover Proposal" means any proposal for a merger or other business combination involving Saks and its subsidiaries or the acquisition or purchase of more than 25% of any class of equity securities of Saks or any of its Significant Subsidiaries (as defined herein), or any tender offer (including self-tenders) or exchange offer that, if consummated, would result in any person beneficially owning more than 25% of any class of equity securities of Saks or any of its Significant Subsidiaries, or a majority of the assets of Saks or any of its Significant Subsidiaries, other than the transactions contemplated by the Merger Agreement.

    For purposes of the Merger Agreement and as used herein, "Significant Subsidiary" has the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated under the Exchange Act.

    Neither the Saks Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Proffitt's or Sub, the approval or recommendation by the Saks Board or any such committee, of the Merger Agreement or the Merger, or approve or recommend, or propose to approve or recommend, any Saks Takeover Proposal, unless (i) the Saks Board of Directors determines in good faith, after receipt of advice from counsel, that the failure to do so may constitute a breach of its fiduciary duties under, or otherwise violate, applicable law, and (ii) any of the following is true: (A) a Saks Takeover Proposal has been made and not withdrawn, (B) Saks then has the right to terminate the Merger Agreement because the average of the daily per share Closing Price of Proffitt's Common Stock for the fifteen consecutive Trading Days ending on the third Trading Day before the Saks Special Meeting (the

"Average Proffitt's Stock Price") is below $30.52 or (C) Saks then has the right to terminate the Merger Agreement because Proffitt's has failed to comply in any material respect with any of its covenants and agreements or has breached any of its representations and warranties. See "--Termination."

    Saks promptly shall advise Proffitt's orally and in writing of its receipt of any Saks Takeover Proposal, the identity of the person making any such Saks Takeover Proposal, the material terms of any such Saks Takeover Proposal and any changes to such material terms. Saks shall provide to Proffitt's, as soon as practicable after receipt or delivery thereof, copies of any written Saks Takeover Proposal and documents reflecting any changes to such material terms.

THIRD PARTY STANDSTILL AGREEMENTS

    During the period from the date of the Merger Agreement through the Effective Time, neither Proffitt's nor Saks without the prior consent of the other will terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which Saks or Proffitt's or any of their respective subsidiaries is a party (other than any such agreements involving the other party), unless the Proffitt's Board or the Saks Board, as the case may be, concludes in good faith after receipt of advice from counsel that the failure to do so may constitute a breach of its fiduciary duties under, or otherwise violate, applicable law.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

    The Merger Agreement provides that for not less than six years from and after the Effective Time, the surviving corporation shall indemnify all past and present directors, officers and employees of Saks and its subsidiaries and provide Saks current directors and officers with D&O Insurance. See "THE MERGER-- Interests of Certain Persons in the Merger--Indemnification and Insurance."

CERTAIN OTHER COVENANTS


    The Merger Agreement contains certain mutual covenants of the parties, including covenants relating to: obtaining shareholder approvals; cooperation in the preparation of the Registration Statement and this Joint Proxy Statement/Prospectus which forms a part thereof; actions which would jeopardize treatment of the Merger as a pooling of interests for accounting purposes or as a reorganization within the meaning of Section 368(a) of the Code for tax purposes; delivery of tax representation letters for purposes of the Skadden Tax Opinion; preparation, execution and filing of transfer tax returns; access to information; delivery of lists of affiliates and Affiliate Letters; payment of fees and expenses; public announcements; notification of certain matters; actions to minimize the effect of any applicable state takeover statute; and cooperation in connection with certain governmental and regulatory filings and in obtaining consents and approvals, including antitrust matters.


    In addition, each party has agreed to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement and not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in the Merger Agreement to be untrue in any material respect or result in a material breach of any covenant made by it in the Merger Agreement.

    The Merger Agreement also contains certain covenants of Proffitt's, including covenants requiring Proffitt's to use its reasonable best efforts to have authorized for listing on the NYSE, subject to official notice of issuance, the shares of Proffitt's Common Stock to be issued in connection with the Merger and to pay all transfer taxes which become payable in connection with the Merger.

TERMINATION


    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the holders of Saks Common Stock or Proffitt's Common Stock: (a) by mutual written consent of Proffitt's and Saks; (b) by either Proffitt's or Saks (provided such party is not then in material breach) if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement required to be complied with prior to the date of such termination, which failure to comply has had or would have a material adverse effect on the other party and its subsidiaries taken as a whole (disregarding for this purpose any materiality qualification contained in such covenants and agreements) or is a result of certain actions done with the actual prior knowledge of the Board of Directors or certain executive officers of the other party or certain actions which the other party has covenanted not to take pending the Merger (see "--Conduct of Business Pending the Merger"), and has not been cured within ten business days following receipt by the other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate the Merger Agreement pursuant to this provision; (c) by either Proffitt's or Saks (provided such party is not then in material breach) if there has been a breach by the other party (in the case of Proffitt's, including any breach by Sub) of any representation or warranty of such other party contained in the Merger Agreement, which breach has had or would have a material adverse effect on the other party and its subsidiaries taken as a whole (disregarding for this purpose any materiality qualification contained in such representation or warranty) or is a result of certain actions done with the actual prior knowledge of the Board of Directors or certain executive officers of the other party or certain actions which the other party has covenanted not to take pending the Merger (see "--Conduct of Business Pending the Merger"), and which breach has not been cured within ten business days following receipt by the breaching party of written notice of the breach; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate the Merger Agreement pursuant to this provision; (d) by Proffitt's or Saks (1) if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable; or (2) if the Merger has not been effected on or prior to the close of business on March 31, 1999; provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose failure to fulfill any of its obligations contained in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; (e) by Proffitt's or Saks if the stockholders of Saks do not approve the Merger Agreement at the Saks Special Meeting; (f) by Proffitt's or Saks if the shareholders of Proffitt's do not approve the Merger Agreement and the Stock Issuance at the Proffitt's Special Meeting; (g) by Saks in connection with the concurrent execution by Saks of an agreement with respect to a Superior Takeover Proposal (as defined herein) that the Saks Board has determined, in good faith, in the exercise of its fiduciary duties after receipt of advice from counsel and after consultation with its financial advisors, is more favorable to Saks stockholders than the Merger; (h) by Proffitt's if (1) the Saks Board shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn in a manner adverse to Proffitt's its recommendation of the Merger, or (2) the Saks Board shall have recommended to the stockholders of Saks any Saks Takeover Proposal or shall have resolved to do so; (i) by Saks if
(1) the Proffitt's Board shall not have recommended, or shall have resolved not to recommend or shall have modified or withdrawn its recommendation in a manner adverse to Saks of the Merger Agreement, the Stock Issuance, the Charter Amendment or the Board Amendment, (2) the Proffitt's Board shall have recommended to the shareholders of Proffitt's any Proffitt's Takeover Proposal (as defined herein) or shall have resolved to do so; and (j) by Saks prior to the Saks Special Meeting if the Average Proffitt's Stock Price is less than $30.52. For purposes of the Merger Agreement and as used herein, a "Superior Takeover

Proposal" means a Saks Takeover Proposal for more than 50% of any class of equity securities of Saks or any of its significant subsidiaries, or any tender offer (including self-tenders) or exchange offer than, if consummated, would result in any person beneficially owning more than 50% of any class of equity securities of Saks or any of its Significant Subsidiaries, or a majority of the assets of, Saks or any of its Significant Subsidiaries. For purposes of the Merger Agreement and as used herein, a "Proffitt's Takeover Proposal" means any proposal for a merger or other business combination involving Proffitt's and its subsidiaries or the acquisition or purchase of more than 25% of any class of equity securities of Proffitt's or any of its Significant Subsidiaries, or any tender offer (including self-tenders) or exchange offer that, if consummated, would result in any person beneficially owning more than 25% of any class of equity securities of Proffitt's or any of its Significant Subsidiaries, or a majority of the assets of Proffitt's or any of its Significant Subsidiaries, other than the transactions contemplated by the Merger Agreement.

    The right of any party to the Merger Agreement to terminate the Merger Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party thereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of the Merger Agreement.

    In the event of termination of the Merger Agreement by either Saks or Proffitt's as described above, no provision thereof shall survive (other than certain provisions relating to the effect of investigations and access to information, fees and expenses and certain general provisions of the Merger Agreement), and such termination shall be without liability other than the liability of any party for breach of a representation, warranty or covenant contained in the Merger Agreement.

FEES AND EXPENSES

    Regardless of whether the Merger is consummated, except as described below upon certain events of termination of the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses for this Joint Proxy Statement/Prospectus shall be divided equally between Proffitt's and Saks.

    Pursuant to the Merger Agreement,

(a) Saks shall pay to Proffitt's a termination fee of $80 million if: (i) Saks terminates the Merger Agreement in connection with the concurrent execution by Saks of an agreement with respect to a Superior Takeover Proposal; (ii) Proffitt's terminates the Merger Agreement because the Saks Board shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn in a manner adverse to Proffitt's its recommendation of the Merger, or shall have recommended to Saks stockholders any Saks Takeover Proposal or shall have resolved to do so; or (iii) any person makes a Saks Takeover Proposal that is not withdrawn by the date of the Saks Special Meeting and, thereafter, the Merger Agreement is terminated by Saks or Proffitt's because the Saks stockholders did not approve the Merger Agreement at the Saks Special Meeting, and, within six months of the date of the Saks Special Meeting, Saks enters into a definitive agreement with respect to, or consummates, a Saks Takeover Proposal.

(b) Proffitt's shall pay to Saks a termination fee of $80 million if: (i) Saks terminates the Merger Agreement because the Proffitt's Board shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn in a manner adverse to Saks its recommendation of the Merger Agreement, the Stock Issuance, the Charter Amendment or the Board Amendment, or shall have recommended to Proffitt's stockholders any Proffitt's Takeover Proposal or shall have resolved to do so; or (ii) any person makes a Proffitt's Takeover Proposal that is not withdrawn by the date of the Proffitt's Special Meeting and, thereafter, the Merger Agreement is terminated by Saks or Proffitt's because Proffitt's shareholders did not approve the Merger Agreement and the Stock

    Issuance at the Proffitt's Special Meeting, and within six months of the date of the Proffitt's Special Meeting, Proffitt's enters into a definitive agreement with respect to, or consummates, a Proffitt's Takeover Proposal.

(c) Any fee payable under the Merger Agreement pursuant to the provisions described in the immediately preceding paragraphs (a) and (b) shall be paid by wire transfer of same-day funds on the date of termination of the Merger Agreement or, in the case of termination as a result of the events referred to in paragraphs (a)(iii) or (b)(ii) above, on the date of execution and delivery by Saks or Proffitt's, as the case may be, of the definitive agreement referred to therein or, if later, the termination of the Merger Agreement.

AMENDMENT

    The Merger Agreement may be amended by the parties thereto at any time before or after approval of the matters presented in connection with the Merger by the holders of Proffitt's Common Stock and the holders of Saks Common Stock; provided, however, after any such approval, no amendment shall be made which by law requires further approval by such holders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

WAIVER

    The Merger Agreement provides that, at any time prior to the Effective Time, the parties thereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and
(iii) waive compliance with any of the agreements or conditions which may legally be waived; provided, however, that at any time after approval of the matters presented in connection with the Merger by the holders of Proffitt's Common Stock and the holders of Saks Common Stock, no waiver shall be given which by law requires further approval by such holders without such further approval. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    To be effective, termination, amendment or an extension or waiver of a provision of the Merger Agreement by Proffitt's, Sub or Saks will require action by its Board of Directors or the duly authorized designees of its Board of Directors.

                                OTHER AGREEMENTS

REGISTRATION RIGHTS AGREEMENT


    Concurrently and in connection with the execution of the Merger Agreement, in response to the Investcorp Affiliates' status as affiliates of Saks subject to the restrictions on resale imposed by Rule 145 under the Securities Act, Proffitt's and the Investcorp Affiliates executed the Registration Rights Agreement. The Registration Rights Agreement gives the Investcorp Affiliates (i) certain "demand" registration rights pursuant to which, subject to certain restrictions, the Investcorp Affiliates have the right to require Proffitt's to register for resale under the Securities Act the shares of Proffitt's Common Stock into which the shares of Saks Common Stock held by the Investcorp Affiliates are converted at the Effective Time and (ii) certain "piggyback" registration rights pursuant to which the Investcorp Affiliates have the right, subject to certain restrictions, to include such shares in certain types of registrations of Proffitt's Common Stock or other common equity securities of Proffitt's that may be initiated by Proffitt's. The Investcorp Affiliates may exercise their demand registration rights at any time after the publication by Proffitt's of financial results covering at least 30 days of post-Merger combined operations and may exercise their piggyback registration rights at any time at which Proffitt's proposes to register for sale to the public for cash under the Securities Act any shares of Proffitt's Common Stock or other equity securities. Proffitt's has agreed to pay the expenses of the Investcorp Affiliates incurred in the exercise of their registration rights, other than underwriting commissions and expenses.


STOCKHOLDERS' AGREEMENT

    Concurrently and in connection with the execution of the Merger Agreement, Proffitt's and the Investcorp Affiliates entered into the Stockholders' Agreement. Pursuant to the Stockholders' Agreement, the Investcorp Affiliates agreed to vote their shares of Saks Common Stock in favor of the approval and adoption of the Merger Agreement. The Investcorp Affiliates also agreed in the Stockholders' Agreement not to initiate or solicit any Saks Takeover Proposal, and agreed to notify Proffitt's if they receive any communication relating to a Saks Takeover Proposal. In addition, under the terms of the Stockholders' Agreement, the Investcorp Affiliates may sell, transfer, pledge, assign or otherwise dispose of their shares of Saks Common Stock as long as the proposed purchaser or other transferee agrees to be bound by the terms of the Stockholders' Agreement.

    The Stockholders' Agreement terminates upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) March 31, 1999.

    A total of 9,731,980 shares of Saks Common Stock, representing in the aggregate approximately 15.2% of the outstanding shares of Saks Common Stock, are subject to the Stockholders' Agreement.

MILLER EMPLOYMENT AGREEMENT

    Pursuant to the Merger Agreement, Proffitt's has agreed to enter into an employment agreement with Mr. Philip B. Miller, Chairman and Chief Executive Officer of Saks, under which Mr. Miller will remain Chief Executive Officer of Saks until June 30, 2001 and thereafter will serve as a consultant to Proffitt's and a member of the Proffitt's Board until June 30, 2003. Pursuant to the terms of the Miller Employment Agreement, Mr. Miller will be appointed to serve until the Proffitt's 1999 Annual Meeting of Shareholders, at which time Proffitt's has agreed to include Mr. Miller as a part of management's slate for re-election. If re-elected, Mr. Miller will be assigned to the class of Proffitt's directors whose terms expire in 2002.

    Pursuant to the Miller Employment Agreement, during his term as Chief Executive Officer of Saks, Mr. Miller will receive (i) an annual salary of $1,350,000, (ii) the opportunity to earn an annual bonus, (iii) annual option grants at comparable levels to Proffitt's other senior executives, (iv) the right to participate in all employee benefit plans of Proffitt's and (v) certain other perquisites for work-related travel and expenses. Pursuant to the Miller Employment Agreement and in connection with Mr. Miller's employment with the combined company, Proffitt's also has agreed to grant Mr. Miller, as of the Closing, an option to purchase 160,000 shares of Proffitt's Common Stock, which option will become exercisable at a rate of one-third of the shares of Proffitt's Common Stock subject thereto on each of the first and second anniversary of the Closing and on June 30, 2001. Pursuant to the Miller Employment Agreement, during his term as a consultant to Proffitt's, Mr. Miller will receive (i) an annual salary of $1,350,000, (ii) the right to participate in all employee benefit plans of Proffitt's and (iii) a guaranteed minimum of 26 years of SERP and pension credits at the end of such term. Proffitt's may terminate the Miller Employment Agreement at any time subject to the payment of certain severance benefits.

                         UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined financial statements give effect to the Merger under the pooling of interests method of accounting. These unaudited pro forma condensed combined financial statements have been prepared by the managements of Proffitt's and Saks based upon their respective financial statements, as well as available information and certain assumptions which the managements believe are reasonable. Pro forma combined per share amounts are based on the Conversion Number. The unaudited pro forma condensed combined income statements, which include results of operations as if the Merger had been consummated, do not reflect Merger expenses anticipated to be incurred or the effects of potential increased revenues or operating synergies and cost savings anticipated to result from the Merger. These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, and therefore are not necessarily indicative of the operating results and financial position that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position which may occur in the future.

    The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto in the companies' separate Annual Reports on Form 10-K for the year ended January 31, 1998 and Quarterly Reports on Form 10-Q for the period ended May 2, 1998, incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)

                      FOR THE YEAR ENDED FEBRUARY 3, 1996


                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                    PRO FORMA
                                                                                     MERGER        PRO FORMA
                                                      PROFFITT'S       SAKS      ADJUSTMENTS (A)     TOTAL
                                                     ------------  ------------  ---------------  ------------
Net sales..........................................  $  2,744,868  $  1,686,787   $      (9,548)(b) $  4,422,107

Cost of sales......................................     1,811,622     1,168,490         (45,403)(b)    2,936,405
                                                                                          1,696(c)

Selling, general and administrative expenses.......       664,059       438,624         (77,073)(d)      923,028
                                                                                       (101,705)(b)
                                                                                           (877)(e)

Other operating expenses...........................       191,380                       137,560(b)      330,634
                                                                                          1,694(e)
Expenses of Younkers takeover attempt..............        10,017                                       10,017
Merger and special charges.........................       (15,236)       43,415                         28,179
ESOP expenses......................................         2,931                                        2,931
                                                     ------------  ------------  ---------------  ------------
  Operating Income.................................        80,095        36,258          74,560        190,913

Other income (expense):
  Finance charge income, net.......................        77,073                       (77,073)(d)
  Interest expense.................................       (47,363)      (94,362)                      (141,725)
  Other income (expense), net......................         4,051                                        4,051
                                                     ------------  ------------  ---------------  ------------
  Income (loss) before provision for income taxes
    and extraordinary items........................       113,856       (58,104)         (2,513)        53,239

Provision for income taxes(g)......................        48,914                                       48,914
                                                     ------------  ------------  ---------------  ------------
Income (loss) before extraordinary items(g)........  $     64,942  $    (58,104)  $      (2,513)  $      4,325
                                                     ------------  ------------  ---------------  ------------
                                                     ------------  ------------  ---------------  ------------

Basic earnings per common share before
  extraordinary item(g)............................  $       0.84                                 $       0.02

Diluted earnings per common share before
  extraordinary item(g)............................  $       0.81                                 $       0.02

Weighted average common shares
  Basic............................................        75,111                        36,863(i)      111,974
  Diluted..........................................        83,330                        29,979(i)      113,309

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)

                      FOR THE YEAR ENDED FEBRUARY 1, 1997


                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                     PRO FORMA
                                                                                      MERGER      PRO FORMA
                                                         PROFFITT'S       SAKS      ADJUSTMENTS (A)    TOTAL
                                                        ------------  ------------  -----------  ------------
Net sales.............................................  $  2,992,606  $  1,944,862   $ (10,606)(b) $  4,926,862

Cost of sales.........................................     1,952,896     1,347,653     (54,708)(b) $  3,248,239
                                                                                         2,398(c)

Selling, general and administrative expenses..........       716,313       486,829     (78,039)(d)    1,015,434
                                                                                      (104,879)(b)
                                                                                        (4,790)(e)

Other operating expenses..............................       207,942                   148,981(b)      367,247
                                                                                        10,324(e)
Merger and special charges............................        17,335         1,000                     18,335
ESOP expenses.........................................         3,910                                    3,910
                                                        ------------  ------------  -----------  ------------
Operating Income......................................        94,210       109,380      70,107        273,697

Other income (expense):
    Finance charge income, net........................        78,039                   (78,039)(d)
    Interest expense..................................       (42,666)      (72,215)                  (114,881)
    Other income (expense), net.......................       (11,780)                                 (11,780)
                                                        ------------  ------------  -----------  ------------
    Income before provision for income taxes and
      extraordinary items.............................       117,803        37,165      (7,932)       147,036

Provision for income taxes(g).........................        50,723           275                     50,998
                                                        ------------  ------------  -----------  ------------
Income before extraordinary items(g)..................  $     67,080  $     36,890   $  (7,932)  $     96,038
                                                        ------------  ------------  -----------  ------------
                                                        ------------  ------------  -----------  ------------
Basic earnings per common share before extraordinary
  item(g).............................................  $       0.81                             $       0.74

Diluted earnings per common share before extraordinary
  item(g).............................................  $       0.78                             $       0.71

Weighted average common shares........................
  Basic...............................................        77,724                    47,332(i)      125,056
  Diluted.............................................        84,334                    48,249(i)      132,583

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)

                      FOR THE YEAR ENDED JANUARY 31, 1998


                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                      PRO FORMA
                                                                                        MERGER       PRO FORMA
                                                         PROFFITT'S       SAKS      ADJUSTMENTS(A)     TOTAL
                                                        ------------  ------------  --------------  ------------
Net sales.............................................  $  3,544,656  $  2,192,747   $    (11,057)(b) $  5,726,346

Cost of sales.........................................     2,296,262     1,533,465        (69,081)(b)    3,763,332
                                                                                            2,686(c)

Selling, general and administrative expenses..........       832,058       506,129        (92,677)(d)    1,119,779
                                                                                         (114,463)(b)
                                                                                          (11,268)(e)

Other operating expenses..............................       258,893                      172,487(b)      444,276
                                                                                           12,896(e)
Merger and special charges............................        43,390                                      43,390
Year 2000 expenses....................................         6,590                                       6,590
ESOP expenses.........................................         9,513                                       9,513
                                                        ------------  ------------  --------------  ------------
  Operating Income....................................        97,950       153,153         88,363        339,466

Other income (expense):
  Finance charge income, net..........................        92,677                      (92,677)(d)
  Interest expense....................................       (55,077)      (58,608)                     (113,685)
  Other income, net...................................         2,330                                       2,330
                                                        ------------  ------------  --------------  ------------
  Income before provision for income taxes and
    extraordinary items...............................       137,880        94,545         (4,314)       228,111

Provision (benefit) for income taxes(g)...............        65,798      (251,237)        (2,454)(f)     (187,893)
                                                        ------------  ------------  --------------  ------------
Income before extraordinary items(g)..................  $     72,082  $    345,782   $     (1,860)  $    416,004
                                                        ------------  ------------  --------------  ------------
                                                        ------------  ------------  --------------  ------------

Basic earnings per common share before extraordinary
  item(g).............................................  $       0.84                                $       3.02

Diluted earnings per common share before extraordinary
  item(g)(h)..........................................  $       0.81                                $       2.86

Weighted average common shares
  Basic...............................................        85,532                       52,056(i)      137,588
  Diluted.............................................        91,086                       57,999(i)      149,085

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)

                     FOR THE THREE MONTHS ENDED MAY 2, 1998


                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                       PRO FORMA
                                                                                        MERGER        PRO FORMA
                                                            PROFFITT'S     SAKS     ADJUSTMENTS (A)     TOTAL
                                                            ----------  ----------  ---------------  ------------
Net Sales.................................................  $  833,149  $  582,885    $    (3,432)(b) $  1,412,602

Cost of Sales.............................................     537,439     417,021        (22,425)(b)      933,937
                                                                                            1,902(c)

Selling, general and administrative expenses..............     206,111     134,394        (22,730)(d)      285,242
                                                                                          (32,533)(b)

Other operating expenses..................................      66,030                     51,526(b)      117,556
Merger and special charges................................       1,953                                      1,953
Year 2000 expenses........................................       1,525                                      1,525
                                                            ----------  ----------  ---------------  ------------
  Operating Income........................................      20,091      31,470         20,828          72,389

Other income (expense):
  Finance charge income, net..............................      22,730                    (22,730)(d)
  Interest expense........................................      (7,942)    (16,852)                       (24,794)
  Other income (expense), net.............................         128                                        128
                                                            ----------  ----------  ---------------  ------------
  Income before provision for income taxes and cumulative
    effect of change in accounting method.................      35,007      14,618         (1,902)         47,723

Provision (benefit) for income taxes......................      14,144       5,919           (742)(f)       19,321
                                                            ----------  ----------  ---------------  ------------
Income before cumulative effect of change in accounting
  method..................................................  $   20,863  $    8,699    $    (1,160)   $     28,402
                                                            ----------  ----------  ---------------  ------------
                                                            ----------  ----------  ---------------  ------------
Basic earnings per common share before change in
  accounting method.......................................  $     0.23                               $       0.20

Diluted earnings per common share before change in
  accounting method(h)....................................  $     0.22                               $       0.19

Weighted average common shares:
  Basic...................................................      89,506                     52,230(i)      141,736
  Diluted.................................................      93,411                     52,547(i)      145,958

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

           PRO FORMA CONDENSED COMBINED INCOME STATEMENTS (UNAUDITED)

                     FOR THE THREE MONTHS ENDED MAY 3, 1997


                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                    PRO FORMA
                                                                                      MERGER       PRO FORMA
                                                          PROFFITT'S     SAKS     ADJUSTMENTS(A)     TOTAL
                                                          ----------  ----------  --------------  ------------
Net Sales...............................................  $  784,504  $  520,417    $   (2,803)(b) $  1,302,118

Cost of sales...........................................     509,426     366,696       (16,154)(b)      861,461
                                                                                         1,493(c)

Selling, general and administrative expenses............     195,574     127,344       (23,711)(d)      268,518
                                                                                       (28,099)(b)
                                                                                        (2,590)(e)

Other operating expenses................................      63,020                    41,450(b)      106,189
                                                                                         1,719(e)
Merger and special charges..............................       1,495                                     1,495
Year 2000 expenses......................................         617                                       617
ESOP expenses...........................................         726                                       726
                                                          ----------  ----------  --------------  ------------

    Operating Income....................................      13,646      26,377        23,089          63,112

Other income (expense):
  Finance charge income, net............................      23,711                   (23,711)(d)
  Interest expense......................................     (14,955)    (13,570)                      (28,525)
  Other income (expense), net...........................         136                                       136
                                                          ----------  ----------  --------------  ------------
    Income before provision for income taxes and
      extraordinary items...............................      22,538      12,807          (622)         34,723

Provision for income taxes(g)...........................       9,325         200                         9,525
                                                          ----------  ----------  --------------  ------------

Income before extraordinary items(g)....................  $   13,213  $   12,607    $     (622)   $     25,198
                                                          ----------  ----------  --------------  ------------
                                                          ----------  ----------  --------------  ------------

Basic earnings per common share before extraordinary
  item (g)..............................................  $     0.16                              $       0.19

Diluted earnings per common share before extraordinary
  item(g)...............................................  $     0.15                              $       0.18

Weighted average common shares:
  Basic.................................................      83,310                    51,942(i)      135,252
  Diluted...............................................      85,793                    56,791(i)      142,584

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

            PRO FORMA CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)

                                  MAY 2, 1998


                             (AMOUNTS IN THOUSANDS)


                                                                                        PRO FORMA
                                                                                         MERGER      PRO FORMA
                                                            PROFFITT'S       SAKS      ADJUSTMENTS(A)    TOTAL
                                                           ------------  ------------  -----------  ------------
ASSETS

Current assets
  Cash and cash equivalents..............................  $     27,808  $     14,676               $     42,484
  Net trade accounts receivables.........................       111,206        71,414                    182,620
  Merchandise inventories................................       803,927       619,196   $ (15,480)(j)    1,407,643
  Other current assets...................................        30,911        71,538                    102,449
  Deferred income taxes..................................        23,970                                   23,970
                                                           ------------  ------------  -----------  ------------
Total current assets.....................................       997,822       776,824     (15,480)     1,759,166

Property and equipment, net of depreciation..............       792,924       961,016                  1,753,940
Deferred income tax assets...............................                     321,491      (6,325)(k)      321,203
                                                                                            6,037(j)
Goodwill and tradenames, net of amortization.............       281,832        53,038                    334,870
Other assets.............................................        39,155        51,997                     91,152
                                                           ------------  ------------  -----------  ------------
TOTAL ASSETS.............................................  $  2,111,733  $  2,164,366   $ (15,768)  $  4,260,331
                                                           ------------  ------------  -----------  ------------
                                                           ------------  ------------  -----------  ------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Trade accounts payable.................................  $    215,120  $    223,100               $    438,220
  Accrued expenses and other current liabilities.........       290,037       124,630                    414,667
  Current portion of long-term debt......................         8,750         4,458                     13,208
                                                           ------------  ------------  -----------  ------------
Total current liabilities................................       513,907       352,188                    866,095

Senior debt..............................................       342,915       609,470                    952,385
Deferred income taxes....................................        18,016                                   18,016
Other long-term liabilities..............................       105,245        42,544                    147,789
Subordinated debt........................................        10,964       276,000                    286,964

Shareholders' equity.....................................     1,120,686       884,164   $  (6,325)(k)    1,989,082
                                                                                           (9,443)(j)
                                                           ------------  ------------  -----------  ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...............  $  2,111,733  $  2,164,366   $ (15,768)  $  4,260,331
                                                           ------------  ------------  -----------  ------------
                                                           ------------  ------------  -----------  ------------

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS



(a) Pro forma merger adjustments do not reflect certain anticipated non-recurring charges estimated to be approximately $50 million related to direct costs of the Merger, nor do they include any charges related to the integration of the operation of the businesses of Proffitt's and Saks.


(b) To conform classification differences between Proffitt's and Saks consisting principally of the following items: depreciation and amortization, taxes other than income taxes, non-merchandise revenues and occupancy costs including rentals and real estate taxes.

(c) To conform Saks inventory valuation method to the method utilized by Proffitt's.

(d) To reclassify Proffitt's net finance charge income to conform to Saks presentation of including such income in selling, general and administrative expenses.


(e) To reclassify and conform Saks accounting method for periods prior to fiscal 1998 for store preopening costs of deferral and amortization over 12 months to the accounting method used by Proffitt's and implemented by Saks in fiscal 1998 of expensing such costs as incurred.


(f) To reflect the income tax impact on the pro forma merger adjustments using an effective rate of 39%, and to reduce the deferred tax benefit recorded by Saks in 1997 to reflect the expected lower future effective income tax rate.

(g) Saks maintained a valuation allowance equal to the excess of deferred tax assets over deferred tax liabilities until the fourth quarter of the year ended January 31, 1998 at which time Saks recorded a $290.0 million tax benefit. Had Saks recorded income taxes at 41% of income before income taxes in all the periods presented, income and earnings per share would have been as follows:

                                                     THREE
                                                    MONTHS
                                                     ENDED               FISCAL YEAR ENDED
                                                  -----------  -------------------------------------
                                                    MAY 3,     JANUARY 31,  FEBRUARY 1,  FEBRUARY 3,
                                                     1997         1998         1997         1996
                                                  -----------  -----------  -----------  -----------
Saks income before extraordinary items..........   $   7,556    $  55,782    $  21,927    $ (34,281)
                                                  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------
Combined pro forma income before extraordinary
  items.........................................   $  20,402    $ 125,318    $  84,327    $  29,178
                                                  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------
Combined pro forma basic earnings per share.....   $    0.15    $    0.91    $    0.64    $    0.24
                                                  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------
Combined pro forma diluted earnings per share...   $    0.15    $    0.88    $    0.63    $    0.24
                                                  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------

(h) Anticipated non-recurring charges related to direct costs of the Merger are estimated at $50 million. These costs include estimated investment banking fees of $30 million payable by Proffitt's and Saks and estimated legal, accounting and other transaction costs of $20 million. These non-recurring charges would represent a reduction in pro forma diluted earnings per share of Proffitt's Common Stock of $.34 for the year ended January 31, 1998 and $.34 for the three months ended May 2, 1998. These charges do not include any costs related to the integration of the operations of the businesses of Proffitt's and Saks.

(i) To reflect the weighted average common shares of Proffitt's that would have been held by Saks stockholders, based on an assumed conversion factor of .82 shares of Proffitt's Common Stock for each share of Saks Common Stock.

(j) To conform Saks inventory valuation method to the method utilized by Proffitt's and to adjust deferred income taxes accordingly.

(k) To reduce Saks deferred income tax assets to reflect the expected future income tax rate of 39%.

                    DESCRIPTION OF PROFFITT'S CAPITAL STOCK

GENERAL


    As of the date hereof, Proffitt's authorized capital stock consists of 300,000,000 shares of Proffitt's Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Proffitt's Preferred Stock"). In the event the Charter Amendment proposed hereunder is approved, Proffitt's authorized capital stock will consist of 500,000,000 shares of Proffitt's Common Stock and 10,000,000 shares of Proffitt's Preferred Stock. As of the Proffitt's Record Date, 90,786,177 shares of Proffitt's Common Stock and no shares of Proffitt's Preferred Stock were issued and outstanding. The following summary description of the capital stock of Proffitt's does not purport to be complete and is qualified in its entirety by reference to the Proffitt's Charter and to the TBCA. See "AVAILABLE INFORMATION."


PROFFITT'S COMMON STOCK

    Holders of Proffitt's Common Stock (other than direct or indirect subsidiaries of Proffitt's) are entitled to one vote for each share held on all matters submitted to a vote of shareholders of Proffitt's and do not have cumulative voting rights. Accordingly, holders of a plurality of the shares of Proffitt's Common Stock entitled to vote in any election of directors of Proffitt's may elect all of the directors standing for election. Holders of Proffitt's Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Proffitt's Board out of funds legally available therefor, subject to any preferential dividend rights of outstanding Proffitt's Preferred Stock. See "SUMMARY--Comparative Stock Prices and Dividends." Upon the liquidation, dissolution or winding up of Proffitt's, the holders of Proffitt's Common Stock are entitled to receive ratably the net assets of Proffitt's available after payment of all debts and other liabilities and subject to the prior rights of outstanding Proffitt's Preferred Stock. Holders of Proffitt's Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Proffitt's Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of Proffitt's Preferred Stock, whether currently outstanding or designated and issued in the future. All outstanding shares of Proffitt's Common Stock are duly authorized, validly issued, fully paid and nonassessable.

PROFFITT'S PREFERRED STOCK

    GENERAL. The Proffitt's Board has the authority to issue Proffitt's Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and rights of the shares of each class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by the shareholders of Proffitt's. The ability of the Proffitt's Board to issue Proffitt's Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Proffitt's.

    SERIES C JUNIOR PREFERRED STOCK. As of March 25, 1998, 1,500,000 shares of Proffitt's Preferred Stock were designated as Series C Junior Preferred Stock (the "Series C Preferred Stock") to be issued under certain circumstances upon exercise of Rights in accordance with the terms of the Proffitt's Rights Agreement. See "--Rights Agreement."

    Each share of the Series C Preferred Stock, if issued, would bear a dividend rate per share of the greater of (i) $1.00 or (ii) 200 times the aggregate amount per share of any dividend declared on Proffitt's Common Stock, other than dividends payable in shares of Proffitt's Common Stock or a subdivision of the outstanding shares of Proffitt's Common Stock. In the event Proffitt's declares a dividend on Proffitt's Common Stock that is payable in shares of Proffitt's Common Stock, or effects a subdivision, combination or consolidation of the outstanding shares of Proffitt's Common Stock into a greater or lesser number of shares of Proffitt's Common Stock, the amount of dividends to which holders of shares of Series C

Preferred Stock will be entitled under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Proffitt's Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Proffitt's Common Stock that were outstanding immediately prior to such event.

    Each share of Series C Preferred Stock would entitle the holder to 200 votes on all matters submitted to a vote of the shareholders of Proffitt's, subject to similar adjustment as described above with respect to dividends. Upon any liquidation, dissolution or winding up of Proffitt's, Proffitt's is prohibited from making a distribution (i) to the holders of shares of stock ranking junior to the Series C Preferred Stock unless the holders of shares of Series C Preferred Stock have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon; provided that the holders of shares of Series C Preferred Stock are entitled to receive an aggregate amount per share equal to 200 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (ii) to the holders of shares of stock ranking on a parity with the Series C Preferred Stock except distributions made ratably on the Series C Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up, subject to adjustment in certain circumstances.

    No shares of Series C Preferred Stock have been issued, and Proffitt's management is aware of no facts suggesting that issuance of such shares may be imminent. If the Charter Amendment is approved, Proffitt's will increase the number of authorized shares of Series C Preferred Stock to 2,500,000. An increase in the number of authorized shares of Series C Preferred Stock does not require approval of Proffitt's shareholders under the TBCA.

RIGHTS AGREEMENT

    On March 28, 1995, the Proffitt's Board declared a dividend of one right (a "Right") for each share of Proffitt's Common Stock. Pursuant to the Rights Agreement, dated as of March 28, 1995 (as amended, the "Proffitt's Rights Agreement"), by and between Proffitt's and Union Planters, each Right entitles the holder to purchase from Proffitt's one two-hundredth (1/200) of a share of Series C Preferred Stock at a price of $278 per one one-hundredth (1/100) of a share, subject to adjustment in certain circumstances. See "--Proffitt's Preferred Stock--Series C Junior Preferred Stock." Pursuant to the Proffitt's Rights Agreement, such Rights will attach to shares of Proffitt's Common Stock issued to Saks stockholders in connection with the Merger. In general, the Rights become exercisable upon the acquisition by any person of, or the commencement or announcement of the intention of any person to commence a tender or exchange offer upon the successful consummation of which such person would be the beneficial owner of, 20% or more of the shares of Proffitt's Common Stock then outstanding, without the prior approval of the Proffitt's Board. Until exercisable, the Rights are not transferable except together with the transfer of the attached share of Proffitt's Common Stock. The Rights shall expire on March 25, 2008 unless earlier redeemed or exchanged as provided in the Proffitt's Rights Agreement. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of Proffitt's to treat each shareholder on a fair and equal basis.

EFFECT OF ANTI-TAKEOVER PROVISIONS

    The Proffitt's Rights Agreement and certain provisions of the Proffitt's Charter may tend to discourage certain kinds of unsolicited takeover bids for Proffitt's, including some tender offers which shareholders may feel would be in their best interests, and may tend to perpetuate present management. See "COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK AND SAKS COMMON STOCK--Classified Board of Directors" and "--Removal of Directors." Certain of the provisions of the TBCA may be deemed to have an "anti-takeover" effect. These provisions affect shareholder rights and should be given careful attention. They may have the effect of delaying a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the current market price for the shares held by shareholders. See "COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK AND SAKS COMMON STOCK--Fair Price Provisions," "--Control Share Acquisition Act," "--Business Combination Statute," "--Investor Protection Act" and "--Greenmail Act."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Proffitt's Common Stock is Union Planters.

           COMPARISON OF RIGHTS OF HOLDERS OF PROFFITT'S COMMON STOCK
                             AND SAKS COMMON STOCK


    PROFFITT'S IS A TENNESSEE CORPORATION SUBJECT TO THE PROVISIONS OF THE TBCA. SAKS IS A DELAWARE CORPORATION SUBJECT TO THE PROVISIONS OF THE DGCL. STOCKHOLDERS OF SAKS, WHOSE RIGHTS ARE GOVERNED BY THE SAKS RESTATED CERTIFICATE AND SAKS BYLAWS AND BY THE DGCL, WILL, UPON CONSUMMATION OF THE MERGER, BECOME SHAREHOLDERS OF PROFFITT'S WHOSE RIGHTS WILL THEN BE GOVERNED BY THE PROFFITT'S CHARTER AND PROFFITT'S BYLAWS AND BY THE TBCA. THE FOLLOWING IS A SUMMARY OF THE MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS OF PROFFITT'S AND STOCKHOLDERS OF SAKS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROFFITT'S CHARTER AND PROFFITT'S BYLAWS, SAKS RESTATED CERTIFICATE AND SAKS BYLAWS AND THE TBCA AND OTHER PROVISIONS OF TENNESSEE LAW AND THE DGCL. CERTAIN TOPICS DISCUSSED BELOW ALSO ARE SUBJECT TO FEDERAL LAW AND THE REGULATIONS PROMULGATED THEREUNDER.


AUTHORIZED CAPITAL


    SAKS. The authorized capital stock of Saks consists of 150,000,000 shares of Saks Common Stock, of which there were 64,084,738 shares outstanding as of the Saks Record Date.


    PROFFITT'S. The authorized capital stock of Proffitt's is as set forth under "DESCRIPTION OF PROFFITT'S CAPITAL STOCK--General."

NUMBER OF DIRECTORS


    SAKS. The Saks Bylaws provide that the Saks Board may have no fewer than one member and no more than ten members, as determined by the Saks Board. The number of members of the Saks Board may be increased or decreased by an amendment to the Saks Bylaws. Saks currently has eight directors.


    PROFFITT'S. The Proffitt's Charter and Proffitt's Bylaws provide that the Proffitt's Board may have up to 15 members, as determined by the Board. In addition, the number of members of the Proffitt's Board may be increased or decreased by Proffitt's shareholders through an amendment to the Proffitt's Charter; provided, however, that the adoption of such an amendment requires an affirmative vote of the holders of 80% or more of the voting power of the then outstanding shares of capital stock of Proffitt's entitled to vote in the election of directors. Proffitt's currently has 13 directors. The maximum number of directors will increase to 18 if the Board Amendment is approved.

CLASSIFIED BOARD OF DIRECTORS


    SAKS. Neither the Saks Restated Certificate nor the Saks Bylaws provides for a classified board of directors. Directors of Saks each serve for a term of one year. Each of the directors of Saks holds office until his or her successor has been duly elected and qualifies or until he or she resigns or has been removed from office in the manner provided in the Saks Bylaws. Directors of Saks are elected annually by the stockholders of Saks entitled to vote on the election of directors. The persons receiving the greatest number of votes, up to the number of directors to be elected, will be the directors. Vacancies on the Saks Board, including vacancies resulting from an increase in the number of directors, may be filled by a vote of the majority of the remaining directors, although less than a quorum. Each director chosen to fill a vacancy holds office until his or her successor has been elected and qualifies or until he or she resigns or has been removed from office in the manner provided in the Saks Bylaws.



    PROFFITT'S. The Proffitt's Charter provides for a three-class Board of Directors. Directors serve three-year terms expiring upon the election and qualification of their successors. The classes of directors serve rolling terms; the term of one class expires at each annual shareholders' meeting. Each director serves until his or her successor is elected and qualified, or until his or her earlier resignation, removal from office, death or incapacity. Proffitt's classified Board of Directors extends the time required for holders of a majority of shares to make any change in the composition of a majority of the Proffitt's Board. It would take at least two annual meetings of Proffitt's shareholders to effect a change in the majority control of the

Proffitt's Board. The classified Proffitt's Board may tend to discourage certain unsolicited takeover offers. See "DESCRIPTION OF PROFFITT'S CAPITAL STOCK--Effect of Anti-Takeover Provisions." Vacancies on the Proffitt's Board may be filled by a vote of the majority of the directors then in office, although the number may be less than a quorum, or by a sole remaining director. The term of a director elected to fill a vacancy expires at the next annual shareholders' meeting. If the number of directors is changed, the Proffitt's Board shall determine to which class of directors the increase or decrease shall be apportioned. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The affirmative vote of the holders of at least 80% of the voting power of the shares of the then outstanding voting stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with the provision of Proffitt's Charter or Proffitt's Bylaws governing the number of members of and the filling of vacancies on the Proffitt's Board.


REMOVAL OF DIRECTORS

    SAKS. The Saks Bylaws provide that any director may be removed with or without cause at any time by the affirmative vote of stockholders holding a majority of the outstanding shares of Saks capital stock entitled to vote at a special meeting called for that purpose.

    PROFFITT'S. The Proffitt's Charter and Proffitt's Bylaws provide that any or all directors may be removed only for cause by a vote of a majority of the shareholders entitled to vote on such proposal. Proffitt's shareholders are unable to remove a director without cause and hence would have more difficulty in forcing changes in the composition of the majority of the Proffitt's Board. Such a provision would encourage any person who may be attempting to take over Proffitt's, including those holding a majority of shares, to deal with the then current Proffitt's Board. Such a provision could have the effect of discouraging unsolicited takeover proposals for Proffitt's.

SPECIAL MEETINGS


    SAKS. The Saks Bylaws authorize the Saks Board or the Chairman of the Saks Board to call a special meeting of Saks stockholders.



    PROFFITT'S. The Proffitt's Bylaws authorize the Chairman of the Proffitt's Board, the President of Proffitt's and the Proffitt's Board to call a special meeting of shareholders. The Proffitt's Charter and Proffitt's Bylaws also provide that a special meeting of shareholders shall be called at the written request of the holders of at least 25% of the outstanding shares of Proffitt's Common Stock entitled to vote at the special meeting.


REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS


    SAKS. The DGCL provides that the recommendation of the Saks Board and the approval of a majority of the outstanding shares of Saks Common Stock entitled to vote thereon is required to effect (i) a merger or consolidation in certain cases, (ii) an amendment to the Saks Restated Certificate in most instances, and
(iii) a sale, lease or exchange of all or substantially all of Saks assets. With respect to a merger, no vote of the Saks stockholders would be required if Saks were the surviving corporation and (i) the related agreement of merger did not amend the Saks Restated Certificate, (ii) each share of Saks Common Stock outstanding immediately before the merger were an identical outstanding or treasury share of Saks Common Stock after the merger and (iii) the number of shares of Saks Common Stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) did not exceed 20% of the shares of Saks Common Stock outstanding immediately before the merger.



    PROFFITT'S. The TBCA provides that the approval of the Proffitt's Board and of the holders of a majority of the outstanding shares of Proffitt's Common Stock entitled to vote thereon would also generally be required to approve a merger or a sale, lease, exchange or otherwise dispose of substantially all of Proffitt's assets. The TBCA also provides generally that the approval of the Proffitt's Board and the approval by the shareholders of Proffitt's by more votes cast in favor of the Charter Amendment than against the Charter Amendment, provided a quorum is present, is required to approve the Charter Amendment. In accordance with the TBCA, submission by the Proffitt's Board of any such action may be conditioned on any basis, including without limitation, conditions regarding a super-majority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights, if such rights are otherwise available. The Proffitt's Charter provides that, except under specified circumstances, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class, is required for the approval of (i) certain mergers or consolidations, (ii) certain sales, leases, exchanges, mortgages, pledges or other dispositions of the assets of Proffitt's, (iii) the adoption of a plan for the liquidation of Proffitt's,
(iv) certain reclassifications of Proffitt's securities and certain recapitalizations, (v) any agreement providing for the foregoing and (vi) amendments to the provisions of the Proffitt's Charter relating to action by written consent of the shareholders, the number, classification and removal of directors, certain business combinations and the Proffitt's Bylaws. See "--Fair Price Provisions."


ACTION BY WRITTEN CONSENT


    SAKS. The Saks Restated Certificate and Saks Bylaws are silent with respect to the consent of stockholders in lieu of a meeting. However, the DGCL provides that unless otherwise provided in the certificate of incorporation any action which is required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.



    PROFFITT'S. The TBCA provides that action may be taken without a shareholder meeting and vote if all shareholders entitled to vote on the action consent to taking such action without a meeting. The Proffitt's Charter, however, prohibits shareholder action by written consent.


INSPECTION RIGHTS

    The Proffitt's Charter and Proffitt's Bylaws and the Saks Restated Certificate and Saks Bylaws are silent with respect to the right of shareholders to inspect the books and records. However, both the TBCA and the DGCL contain provisions granting holders of a corporation's stock the right to inspect certain records of each corporation.

    SAKS. Under the DGCL, any stockholder of record, either in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has the right to inspect a corporation's stock ledger, a list of its stockholders and its other books and records and to make copies or extracts therefrom during its usual business hours. This right is limited, however, to inspection for "any proper purpose," which is defined as "a purpose reasonably related to such person's interest as a stockholder."


    PROFFITT'S. Under the TBCA, Proffitt's shareholders are also entitled to inspect and copy, during regular business hours at Proffitt's principal office, the minutes of its shareholders' meetings and records of all actions taken without a meeting, the Proffitt's Charter, the Proffitt's Bylaws, annual reports and certain other records of Proffitt's, provided the shareholder gives Proffitt's written notice of his or her demand at least five business days before the date on which he or she wishes to inspect and copy the records. In addition, a shareholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity his or her purpose and the records he or she desires to inspect, and if the records are directly connected with such purpose, may also, upon at least five business days' written notice, inspect and copy: (i) accounting records of Proffitt's, (ii) the records of shareholders and excerpts from minutes of any meeting of the Proffitt's Board,
(iii) records of any action of a committee of the Proffitt's Board while acting in place of the Proffitt's Board on behalf of Proffitt's, (iv) minutes of any meeting of the shareholders, and (v) records of action taken by the shareholders of Proffitt's or the Proffitt's Board without a meeting to the extent not subject to inspection under the prior sentence.


AMENDMENT OF BYLAWS


    SAKS. The Saks Bylaws may be modified, altered, amended or repealed and new Bylaws may be made by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon or by a majority vote of the Saks Board. Any Bylaws made or altered by the stockholders may be altered or repealed by either the Saks Board or the stockholders of Saks.



    PROFFITT'S. The Proffitt's Bylaws may be modified, altered or repealed and new Bylaws may be adopted by the vote of a majority of all of the shareholders or, except as otherwise provided in the Proffitt's Charter, by the majority vote of the Proffitt's Board. Any bylaws made by the directors may be altered, amended or repealed by the Proffitt's Board or by the shareholders of Proffitt's.


VOLUNTARY DISSOLUTION


    SAKS. Under the DGCL, Saks may be dissolved by the adoption of a resolution to that effect by a majority of the Saks Board and the approval of the holders of a majority of the outstanding shares of Saks capital stock entitled to vote thereon. The DGCL also allows all the stockholders of Saks to effect a dissolution of Saks by unanimous written consent without the approval of the Saks Board.



    PROFFITT'S. The TBCA provides that Proffitt's may be dissolved if the Proffitt's Board proposes dissolution and a majority of the outstanding shares of Proffitt's capital stock entitled to vote thereon approves. In accordance with the TBCA the Proffitt's Board may condition its submission of a proposal for dissolution on any basis, including a greater shareholder vote requirement.


INDEMNIFICATION

    Both the DGCL and the TBCA provide in certain situations for mandatory and permissive indemnification of directors and officers in substantially the same manner. Both the DGCL and the TBCA provide that statutory indemnification is not to be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled; however, the TBCA states that no indemnification may be made to or on behalf of any director if a final adjudication adverse to the director establishes his or her liability (1) for any breach of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) for unlawful distributions.

    The DGCL and the TBCA also permit a corporation to include in its certificate of incorporation or charter a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for unlawful payment of dividends or unlawful distributions. The DGCL also provides that liability of a director may not be eliminated or limited for any transaction from which the director derived an improper personal benefit. As discussed more fully in the following paragraph, Saks has adopted such a provision.

    SAKS. The Saks Bylaws contain a provision requiring Saks to indemnify any of its directors, officers, employees and agents against any cost and expense incurred by such persons in connection with any claim, action, suit or proceeding in which such person may be involved by reason of his or her capacity as a director, officer, employee or agent if he or she acted in good faith and in a manner he or she reasonably believed to be or not opposed to the best interests of Saks and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. See "THE MERGER-- Interests of Certain Persons in the Merger."

    The Saks Restated Certificate provides that Saks shall, to the fullest extent permitted by the DGCL, indemnify any and all persons whom it shall have the power to indemnify under such law from and against any and all of the expenses, liabilities and other matters referred to in or covered by such law, and such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    In addition, the Saks Restated Certificate provides that, to the fullest extent permitted by the DGCL, a director of Saks shall not be liable to Saks or its stockholders for monetary damages for breach of fiduciary duty.

    PROFFITT'S. The Proffitt's Charter provides that Proffitt's shall have the authority and right to indemnify and hold harmless its officers, directors, employees and agents from and against any claim, liability, loss or expense (including attorney's fees) with respect to which such indemnification is permitted under the applicable provisions of the TBCA, the Proffitt's Bylaws or any duly adopted resolution of the Proffitt's Board or the shareholders; provided, however, that absent any limitation or modification set forth in the Proffitt's Bylaws or any resolution, this provision of the Proffitt's Charter requires Proffitt's to indemnify and hold harmless its officers, directors, employees and agents to the fullest extent permitted by the applicable provisions of the TBCA. Such indemnification shall not be deemed exclusive of any other rights to which such director, officer, employee or agent may be entitled. The Proffitt's Bylaws provide that notwithstanding anything in the Proffitt's Charter to the contrary, Proffitt's is permitted but is not required to indemnify and hold harmless any employee or agent of Proffitt's made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding.


    The Proffitt's Charter does not contain a provision limiting the liability of a director.


BUSINESS COMBINATION STATUTE

    SAKS. Section 203 of the DGCL restricts a wide range of transactions ("business combinations") between a corporation and an interested stockholder. An "interested stockholder" is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation's outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with (ii) sales or other dispositions of more than 10% of the corporation's assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions which would result in increasing the proportionate share of stock of the corporation or any subsidiary owned by the corporation, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (i) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time such person became an interested stockholder; (ii) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation's voting stock (excluding shares owned by persons who are officers and also directors and shares owned by certain employee stock plans); or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 do not apply to a corporation whose certificate of incorporation contains a provision expressly electing not to be governed by Section 203. The Saks Restated Certificate does not contain a provision electing to "opt-out" of Section 203.

    PROFFITT'S. Tennessee's Business Combination Act (the "Tennessee Business Combination Act") provides that a party owning 10% or more of stock in a "resident domestic corporation" (such party is called an "interested shareholder") cannot engage in a business combination with the resident domestic corporation unless the combination (i) takes place at least five years after the interested shareholder first acquired 10% or more of the resident domestic corporation, and (ii) either (A) is approved by at least 2/3 of the noninterested voting shares of the resident domestic corporation or (B) satisfies certain fairness conditions specified in the Tennessee Business Combination Act.

    These provisions apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Tennessee Business Combination Act. This charter amendment or by-law must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote. It may not take effect for at least two years after the vote. Proffitt's has not adopted a provision in the Proffitt's Charter or Proffitt's Bylaws removing Proffitt's from coverage under the Tennessee Business Combination Act.


    The Tennessee Business Combination Act further provides an exemption from liability for officers and directors of resident domestic corporations who do not approve proposed business combinations or charter amendments and bylaws removing their corporations from the Tennessee Business Combination Act's coverage as long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect the corporation's employees, customers, suppliers, or the communities in which their corporation operates and any other relevant factors if such factors are permitted to be considered by the board of directors under the charter.


FAIR PRICE PROVISIONS

    PROFFITT'S. The Proffitt's Charter contains a provision (the "Fair Price Provision") requiring the approval of at least 80% of the combined voting power of the outstanding shares of Proffitt's capital stock entitled to vote generally in the election of directors: (a) to make changes to the Fair Price Provision;
(b) to effectuate certain transactions with any Interested Shareholder (as defined herein), including certain mergers and consolidations, sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of assets having an aggregate fair market value of at least $1 million; (c) to issue or transfer securities of the corporation having an aggregate fair market value of at least $1 million to any Interested Shareholder; (d) to adopt certain plans or proposals for the liquidation or dissolution of Proffitt's; or (e) to reclassify securities or undertake certain other transactions which have the effect of increasing the proportionate share of Proffitt's capital stock of any class owned by Interested Shareholders or their affiliates or associates. "Interested Shareholders" are defined as, among other things, the beneficial owners of 10% or more of the combined voting power of the outstanding shares of the corporation. If a majority of the disinterested directors of Proffitt's approve an action listed in (b) through (e) above or if certain price and procedure requirements and certain other requirements are met, the 80% vote described above is not required and the regular voting requirements of the TBCA and the provisions of the Proffitt's Charter apply instead. The price and procedure requirements provide that the consideration to be received by all holders of Proffitt's Common Stock shall be at least equal to the higher of the following:
(i) the highest per share price paid by the Interested Shareholder or any affiliate or associate of the Interested Shareholder (a) within the two-year period prior to the first public announcement of the proposal of the business combination ("Public Announcement") or (b) in the transaction in which it became an Interested Shareholder, whichever is higher; (ii) the fair market value per share on the date of the Public Announcement or on the date the Interested Shareholder became an Interested Shareholder, whichever is higher; or (iii) the fair market value determined under (ii) multiplied by a ratio of (a) the highest per share price paid by the Interested Shareholder within the two-year period immediately prior to the Public Announcement over (b) the fair market value per share on the first day in such two-year period upon which the Interested

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
Shareholder acquired any common shares. In addition, all outstanding shares of any class other than Proffitt's Common Stock must meet a test based on certain similar criteria.

    SAKS. Neither the DGCL nor the Saks Restated Certificate or Saks Bylaws have similar provisions.

CONTROL SHARE ACQUISITION ACT


    PROFFITT'S. The Tennessee Control Share Acquisition Act ("TCSAA") strips a purchaser's shares of voting rights any time an acquisition of shares in a covered Tennessee corporation brings the purchaser's voting power to one-fifth, one-third and a majority of all voting power. The purchaser's voting rights can be re-established only by a majority vote of the noninterested shares entitled to vote. The purchaser may demand a special meeting of shareholders to conduct such a vote. The purchaser can demand such a meeting before acquiring a control share only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. A target corporation may or may not redeem the purchaser's shares if the shares are not granted voting rights. The TCSAA applies only to a corporation that has adopted a provision in its charter or bylaws expressly declaring that the TCSAA will apply. Proffitt's has not adopted any provision in the Proffitt's Charter or Proffitt's Bylaws electing protection under the TCSAA.


    SAKS.  The DGCL contains no similar provisions.

INVESTOR PROTECTION ACT


    PROFFITT'S. Tennessee's Investor Protection Act (the "TIPA") applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The TIPA requires an offeror making a tender offer for an offeree company to file with the Commissioner of Commerce and Insurance (the "Commissioner") a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information material to the takeover offer and may call for hearings. The TIPA does not apply to an offer that the offeree company's board of directors recommends to shareholders, as long as the terms of the offer have been fully disclosed to the shareholders.


    In addition to requiring the offeror to file a registration statement with the Commissioner, the TIPA requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The TIPA prohibits "fraudulent, deceptive, or manipulative acts or practices" by either side, and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of the TIPA. Upon proper showing, the Chancery Court may grant injunctive relief. The TIPA further provides civil and criminal penalties for violations.

GREENMAIL ACT

    PROFFITT'S. The Tennessee Greenmail Act ("TGA") provides that it is unlawful for Proffitt's or its subsidiaries to purchase, either directly or indirectly, any of its shares at a price above the market value, as defined in the TGA, from any person who holds more than 3% of the class of the securities purchased if such person has held such shares for less than two years, unless either the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued or Proffitt's makes an offer of at least equal value per share to all holders of shares of such class.

    SAKS.  The DGCL contains no similar provisions.

DIVIDENDS AND OTHER DISTRIBUTIONS

    SAKS. The DGCL generally allows dividends to be paid out of "surplus" of Saks computed in accordance with the DGCL or, if there is no surplus, out of the net profits of Saks for the fiscal year in which the dividend is declared and the prior fiscal year.

    PROFFITT'S. The TBCA provides that Proffitt's generally may make dividends or other distributions to its shareholders unless after the distribution either
(i) Proffitt's would not be able to pay its debts as they become due in the usual course of business or (ii) Proffitt's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of its preferred stock. See "DESCRIPTION OF PROFFITT'S CAPITAL STOCK--Proffitt's Preferred Stock."

RIGHTS AGREEMENT

    SAKS.  Saks does not have a stockholder rights plan.

    PROFFITT'S. Proffitt's has entered into the Proffitt's Rights Agreement with Union Planters. See "DESCRIPTION OF PROFFITT'S CAPITAL STOCK--Rights Agreement."

                       PROPOSED AMENDMENTS TO PROFFITT'S
                          AMENDED AND RESTATED CHARTER


    At the Proffitt's Special Meeting, shareholders of Proffitt's will be asked to approve and adopt amendments to the Proffitt's Charter (i) to increase the number of shares of Proffitt's Common Stock authorized for issuance thereunder and change the corporate name of Proffitt's to "Saks Incorporated" and (ii) to increase the maximum number of members of the Proffitt's Board to 18.


THE CHARTER AMENDMENT


    At a special meeting held on July 2, 1998, the Proffitt's Board unanimously approved an amendment to the Proffitt's Charter (i) increasing the total number of authorized shares of Proffitt's capital stock from 310,000,000 to 510,000,000, increasing the number of authorized shares of Proffitt's Common Stock from 300,000,000 to 500,000,000, and (ii) changing the corporate name of Proffitt's to "Saks Incorporated." The increase in the number of authorized shares is not necessary to permit the Stock Issuance, but will allow Proffitt's additional authorized but unissued shares to accommodate future issuances, as more fully described below. No such future issuances presently are contemplated except pursuant to employee stock option, stock purchase and incentive compensation plans.


    The Proffitt's Board believes that the total number of authorized shares of Proffitt's Common Stock should be increased in order to maintain shares which are available from time to time as needed for corporate purposes approved by the Proffitt's Board. Such corporate purposes could include the acquisition by Proffitt's of other companies or assets, the raising of additional capital through public offerings, the declaration of stock splits or stock dividends and the issuance of stock under the Proffitt's stock option plans and other employee benefit plans. Proffitt's desires to have such shares available for future issuances as the need may arise without the delay which would be incident to approval of any such issuance in the future for any specific transaction. If the proposed amendment is approved, the additional shares could be issued by the Proffitt's Board without further vote or approval of the shareholders.

    The approval of the increase in the number of authorized shares of Proffitt's Common Stock pursuant to the Charter Amendment might have the effect of discouraging an attempt to remove incumbent management or gain control of Proffitt's, even if such activities were perceived by shareholders of Proffitt's to be favorable to them. The additional authorized shares could be used to dilute the stock ownership of persons seeking to obtain control of Proffitt's. The proposed increase in authorized capital is not designed to have an anti-takeover effect or to dilute the stock ownership of any person seeking to obtain control of Proffitt's, nor are there any plans to privately place any of the shares to be added to the authorized capital by the proposed amendments.

    The Charter Amendment will be effective upon the filing of Articles of Amendment or a new Amended and Restated Charter with the Secretary of State of the State of Tennessee. Articles of Amendment or an Amended and Restated Charter will be filed with the Secretary of State of the State of Tennessee after shareholder approval of the Charter Amendment and prior to the Effective Time.

THE BOARD AMENDMENT


    At the July 2, 1998 Special Meeting, the Proffitt's Board also unanimously approved an amendment to the Proffitt's Charter to increase the maximum number of members of the Proffitt's Board to 18. The Board Amendment will permit Proffitt's to broaden shareholder representation on its Board in light of the increased number of shareholders resulting from the Merger. Pursuant to the Merger Agreement, three designees of Saks will be appointed to the Proffitt's Board. See "THE MERGER AGREEMENT-- Composition of the Proffitt's Board." It is expected that Mr. Philip B. Miller, Chairman and Chief Executive Officer of Saks, and Mr. Charles J. Philippin, a director of Saks and a representative of Investcorp, will be two of the three Saks designees to the Proffitt's Board. If Mr. Brian E. Kendrick, Vice Chairman and Chief Operating Officer of Saks, enters into an employment agreement with Proffitt's, it is expected that he will be the third designee to the Proffitt's Board. It has not yet been determined who will serve as the third designee if it is not Mr. Kendrick. See "THE MERGER--Interests of Certain Persons in the Merger."

    At present, Proffitt's Charter authorizes a board of directors with a maximum of 15 members. The Proffitt's Board currently has 13 members. If the Board Amendment is not approved, Proffitt's intends to request that one of its current directors resign in order to create an additional vacancy to be filled by one of the designees named above.

    The Board Amendment will be effective upon the filing of Articles of Amendment or a new Amended and Restated Charter with the Secretary of State of the State of Tennessee. Articles of Amendment or an Amended and Restated Charter will be filed with the Secretary of State of the State of Tennessee after shareholder approval of the Board Amendment and prior to the Effective Time.


RECOMMENDATIONS OF THE PROFFITT'S BOARD



    THE PROFFITT'S BOARD HAS UNANIMOUSLY APPROVED THE CHARTER AMENDMENT AND THE BOARD AMENDMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PROFFITT'S COMMON STOCK VOTE FOR THE APPROVAL OF THE CHARTER AMENDMENT AND THE BOARD AMENDMENT. APPROVALS OF THE BOARD AMENDMENT AND THE CHARTER AMENDMENT ARE NOT CONDITIONS TO THE CONSUMMATION OF THE MERGER.

                             BUSINESS OF PROFFITT'S


    Proffitt's is a leading regional department store retailer that, as of the date of this Joint Proxy Statement/Prospectus, operates 231 department stores in 24 states, primarily in the Southeast and Midwest, and is the fourth largest traditional department store company in the United States. Proffitt's stores operate under the Proffitt's, Herberger's, McRae's, Parisian, Younkers, Carson Pirie Scott, Bergner's and Boston Store trade names. Carson Pirie Scott, Bergner's and Boston Store are operated as a single "chain" of department stores and the stores operating under each of the other trade names are operated as a separate chain. Proffitt's stores are typically leading branded traditional department stores in their communities. Most of the stores are located in premier regional or community malls in the respective trade areas served. Proffitt's stores offer a wide selection of fashion apparel, accessories, cosmetics and decorative home furnishings, featuring assortments of premier brands, private brands and specialty merchandise. Merchandising, sales promotion and certain store operating support functions are conducted in multiple regional locations (Alcoa, TN; Jackson, MS; Des Moines, IA; Birmingham, AL; St. Cloud, MN; and Milwaukee, WI) in order to tailor regional assortments to the local customer. At the same time, Proffitt's coordinates merchandising planning and execution among the stores and consolidates certain administrative and support functions to realize scale economies, to promote a competitive cost structure and to increase margins. In addition to its department stores, Proffitt's also operates four furniture stores under the names Carson Pirie Scott (3 stores) and Boston Store (1 store).


    Proffitt's stores are located primarily in the Midwest and Southeast regions of the United States. The distribution of Proffitt's stores by state is as follows:

     PROFFITT'S STORES             MCRAE'S STORES               YOUNKERS STORES              PARISIAN STORES
---------------------------  ---------------------------  ---------------------------  ---------------------------
Georgia (2)                  Alabama (12)                 Illinois (1)                 Alabama (14)
Kentucky (2)                 Florida (2)                  Iowa (20)                    Florida (4)
North Carolina (5)           Louisiana (2)                Michigan (5)                 Georgia (8)
Tennessee (12)               Mississippi (13)             Minnesota (1)                Indiana (2)
Virginia (1)                                              Nebraska (5)                 Michigan (1)
West Virginia (2)                                         South Dakota (1)             Mississippi (1)
                                                          Wisconsin (18)               Ohio (3)
                                                                                       South Carolina (3)
                                                                                       Tennessee (3)


    HERBERGER'S STORES        CARSON PIRIE SCOTT STORES       BOSTON STORE STORES           BERGNER'S STORES
---------------------------  ---------------------------  ---------------------------  ---------------------------
Colorado (1)                 Illinois (27)                Wisconsin (12)               Illinois (13)
Illinois (1)                 Indiana (2)
Iowa (1)                     Minnesota (1)
Minnesota (14)
Montana (5)
Nebraska (5)
North Dakota (3)
South Dakota (3)
Wisconsin (3)
Wyoming (1)



    Proffitt's, Inc. was founded in 1919. Since becoming a public company in 1987, Proffitt's has grown from its base of five stores in metropolitan Knoxville, Tennessee and approximately $46 million in annual sales to 235 stores in twenty-four states and annual sales exceeding $3.5 billion. This growth was primarily achieved through a series of acquisitions including the acquisition of Lovemans in 1988, several Hess locations in 1992 and 1993, McRae's in 1994, Parks-Belk in 1995, Younkers in 1996, Parisian in 1996, Herberger's in 1997, Carson Pirie Scott in 1998, and Brody Brothers in 1998.


    All of Proffitt's department stores, excluding the Parisian stores, are considered traditional department stores. The Parisian stores are specialty department stores and carry a more upscale and unique assortment of merchandise than the traditional department stores. Major brands carried by Proffitt's stores include Liz Claiborne, Calvin Klein, Jones New York, Tommy Hilfiger, Nautica, Polo/Ralph Lauren, Estee Lauder, Clinique, Lancome, Coach, Nine West, Enzo, Waterford and Bali. Specialty brand names carried by Parisian stores include Sigrid Olson, Robert Talbott, Joseph Abboud, Ike Behar, MAC, Bobbi Brown, Trish McEvoy, BCBG and Brighton.

    Proffitt's principal executive offices are located at 750 Lakeshore Parkway, Birmingham, Alabama 35211, and its telephone number is (205) 940-4000.

    For further information concerning Proffitt's, see "SUMMARY--Selected Historical Financial and Operating Data of Proffitt's," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                BUSINESS OF SAKS

    Saks Holdings, Inc. is the holding company of Saks & Company, which does business as Saks Fifth Avenue, Off 5th and Folio. Saks Fifth Avenue is recognized worldwide as a premier fashion retailer, offering the finest quality and latest style in women's and men's apparel. Supported by a strong commitment to personalized customer service, Saks primarily sells better, bridge and designer apparel, shoes, accessories, jewelry, cosmetics and fragrances for women and men, as well as gift merchandise and children's apparel. Capitalizing on its 70-year history as a fashion authenticator and the prominence of its landmark Fifth Avenue store in New York City, Saks Fifth Avenue has developed one of the most recognized retailing franchises in the world.

    Sales are generated through multiple retail formats: Full-Line stores, Resort stores, Main Street stores, Off 5th stores, and through Folio catalogs. As of June 30, 1998, there were 41 Full-Line stores, eight Resort stores, seven Main Street stores and 40 Off 5th outlet stores. The Full-Line, Resort and Main Street store operations are conducted from premier retail locations. The Off 5th outlet division sells high quality, upscale branded fashion apparel and home furnishings at exceptional prices. The Folio catalogs primarily offer fashionable women's apparel, accessories and home furnishings and gifts.

    Saks owns its principal trademarks and service marks, including SAKS FIFTH AVENUE, SFA and S5A marks. Other important trademarks and service marks include OFF 5TH, FOLIO, REAL CLOTHES, THE WORKS, SAKSFIRST and THE 5TH AVENUE CLUB.

    Saks Fifth Avenue was founded in 1867 and was incorporated in New York as Saks & Company in 1902. Opened in New York City in September 1924 by Horace Saks and Bernard Gimbel, the landmark Fifth Avenue store offered exclusive merchandise from around the world. In 1973, Saks & Company was acquired by a subsidiary of B.A.T. through its acquisition of Gimbel Bros., Inc. In July 1990, the Investcorp Affiliates and the International Investors acquired Saks & Company from B.A.T. and formed Saks as the holding company of Saks & Company. In 1992, Saks effected a private equity offering in which additional shares of Saks Common Stock were sold to certain of the International Investors and certain other investors. In May 1996, Saks completed an initial public offering and, in October 1996, certain of the International Investors sold shares of Saks Common Stock in a secondary offering. Presently, Saks believes that the International Investors own between 30% and 36% of the outstanding Saks Common Stock.

    Saks principal executive offices are located at 12 East 49th Street, New York, New York, and its telephone number is (212) 940-4048.

    For further information concerning Saks, see "SUMMARY--Selected Historical Financial and Operating Data of Saks," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                 LEGAL OPINIONS

    The validity of the Proffitt's Common Stock being offered hereby is being passed upon for Proffitt's by Sommer & Barnard, PC, Indianapolis, Indiana, counsel to Proffitt's.

    Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Saks, will deliver an opinion to Saks concerning certain federal income tax consequences of the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."

                                    EXPERTS

    The consolidated financial statements of Proffitt's as of January 31, 1998 and February 1, 1997, and for each of the three years in the period ended January 31, 1998, are incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Saks as of January 31, 1998 and February 1, 1997, and for each of the three years in the period ended January 31, 1998, are incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.


                  OTHER INFORMATION AND SHAREHOLDER PROPOSALS

    The Proffitt's management and the Saks management know of no other matters that may properly be, or which are likely to be, brought before the Proffitt's Special Meeting or the Saks Special Meeting, respectively. Pursuant to the DGCL, the only business that may be conducted at the Saks Special Meeting is business brought before the meeting pursuant to the Notice of Special Meeting. However, if any other matters are properly brought before such Special Meetings, the persons named in the enclosed proxy or their substitutes will vote the proxies in accordance with the recommendations of management, unless such authority is withheld.


    The 1999 Annual Meeting of Stockholders of Saks will be held only if the Merger is not consummated. In order to be considered for inclusion in the Proxy Statement for the 1999 Annual Meeting of Stockholders of Saks, stockholder proposals intended to be presented at such meeting and included in such Proxy Statement pursuant to Rule 14a-8 under the Exchange Act must have been received by Saks on or before January 1, 1999. Notice of a stockholder proposal intended to be presented at such meeting but not included in such Proxy Statement pursuant to Rule 14a-8 under the Exchange Act must have been received by Saks on or before March 27, 1999.



    In order to be considered for inclusion in the Proxy Statement for the 1999 Annual Meeting of Shareholders of Proffitt's, shareholder proposals intended to be presented at such meeting and included in such Proxy Statement pursuant to Rule 14a-8 under the Exchange Act and presented at such meeting must have been received by Proffitt's on or before January 4, 1999. Notice of a shareholder proposal intended to be presented at such meeting but not included in such Proxy Statement pursuant to Rule 14a-8 under the Exchange Act must have been received by Proffitt's on or before March 30, 1999.



               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE



    The following information filed with the Commission by Proffitt's and Saks pursuant to the Exchange Act is incorporated by reference in this Joint Proxy Statement/Prospectus:



              PROFFITT'S INFORMATION (COMMISSION FILE NO. 1-13113)



(1) Annual Report on Form 10-K for the fiscal year ended January 31, 1998;



(2) Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 1998;



(3) Current reports on Form 8-K filed February 11, 1998, February 17, 1998, March 26, 1998, April 13, 1998, July 8, 1998, July 13, 1998 (as amended) and
    August 4, 1998;



(4) Registration Statement on Form 8-A filed March 26, 1998 in respect of the Proffitt's Rights Agreement; and



(5) The description of Proffitt's Common Stock contained in Proffitt's Registration Statement on Form S-4, dated January 17, 1998 (Registration No. 333-17059).



                 SAKS INFORMATION (COMMISSION FILE NO. 1-14346)



(1) Annual Report on Form 10-K for the fiscal year ended January 31, 1998;



(2) Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 1998; and



(3) Current reports on Form 8-K filed March 10 and July 8, 1998 (as amended).

    All documents and reports filed by Proffitt's and Saks pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in information incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed information which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.



                             AVAILABLE INFORMATION



    The public may read and copy any materials filed by Proffitt's or Saks at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at (800) 732-0330. The Commission maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding Proffitt's and Saks.



    Proffitt's has filed the Registration Statement with the Commission under the Securities Act with respect to the Proffitt's Common Stock to be issued in connection with the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any information incorporated in this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other information referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other information filed as an exhibit to the Registration Statement or such other documents, each such statement being qualified in all respects by such reference.



    All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Proffitt's or Sub has been supplied by Proffitt's, and all such information relating to Saks has been supplied by Saks.

                                   APPENDIX I

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               PROFFITT'S, INC.,

                            FIFTH MERGER CORPORATION

                                      AND

                              SAKS HOLDINGS, INC.

                            ------------------------

                            DATED AS OF JULY 4, 1998

                            ------------------------

                               TABLE OF CONTENTS


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ARTICLE I--THE MERGER
  Section 1.1 The Merger...................................................................................           1
  Section 1.2 Effective Time...............................................................................           1
  Section 1.3 Effects of the Merger........................................................................           2
  Section 1.4 Directors of the Surviving Corporation.......................................................           2
  Section 1.5 Officers of the Surviving Corporation........................................................           2
  Section 1.6 Charter and By Laws..........................................................................           2
  Section 1.7 Conversion of Securities.....................................................................           2
  Section 1.8 Parent to Make Certificates Available........................................................           3
  Section 1.9 Dividends; Transfer Taxes; Withholding.......................................................           3
  Section 1.10 No Fractional Securities....................................................................           4
  Section 1.11 Return of Exchange Fund.....................................................................           4
  Section 1.12 Adjustment of Conversion Number.............................................................           4
  Section 1.13 No Further Ownership Rights in Company Common Stock.........................................           4
  Section 1.14 Closing of Company Transfer Books...........................................................           5
  Section 1.15 Lost Certificates...........................................................................           5
  Section 1.16 Affiliates..................................................................................           5
  Section 1.17 Further Assurances..........................................................................           5
  Section 1.18 Closing.....................................................................................           5

ARTICLE II--REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
  Section 2.1 Organization, Standing and Power.............................................................           5
  Section 2.2 Capital Structure............................................................................           6
  Section 2.3 Authority....................................................................................           7
  Section 2.4 Consents and Approvals; No Violation.........................................................           7
  Section 2.5 SEC Documents and Other Reports..............................................................           8
  Section 2.6 Registration Statement and Joint Proxy Statement.............................................           9
  Section 2.7 Absence of Certain Changes or Events.........................................................           9
  Section 2.8 Permits and Compliance.......................................................................           9
  Section 2.9 Tax Matters..................................................................................          10
  Section 2.10 Actions and Proceedings.....................................................................          10
  Section 2.11 Certain Agreements..........................................................................          11
  Section 2.12 ERISA.......................................................................................          11
  Section 2.13 Compliance with Certain Laws................................................................          12
  Section 2.14 Liabilities.................................................................................          12
  Section 2.15 Labor Matters...............................................................................          13
  Section 2.16 Intellectual Property.......................................................................          13
  Section 2.17 Opinion of Financial Advisor................................................................          13
  Section 2.18 Pooling of Interests/Tax Free Treatment.....................................................          13
  Section 2.19 Required Vote of Parent Shareholders........................................................          13
  Section 2.20 Ownership of Shares.........................................................................          14
  Section 2.21 Operations of Sub...........................................................................          14
  Section 2.22 Brokers.....................................................................................          14
  Section 2.23 State Takeover Statutes and Shareholder Rights Plan.........................................          14

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY
  Section 3.1 Organization, Standing and Power.............................................................          14
  Section 3.2 Capital Structure............................................................................          14


                                       i
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  Section 3.3 Authority....................................................................................          15
  Section 3.4 Consents and Approvals; No Violation.........................................................          15
  Section 3.5 SEC Documents and Other Reports..............................................................          16
  Section 3.6 Registration Statement and Joint Proxy Statement.............................................          17
  Section 3.7 Absence of Certain Changes or Events.........................................................          17
  Section 3.8 Permits and Compliance.......................................................................          17
  Section 3.9 Tax Matters..................................................................................          18
  Section 3.10 Actions and Proceedings.....................................................................          18
  Section 3.11 Certain Agreements..........................................................................          19
  Section 3.12 ERISA.......................................................................................          19
  Section 3.13 Compliance with Certain Laws................................................................          20
  Section 3.14 Liabilities.................................................................................          20
  Section 3.15 Labor Matters...............................................................................          21
  Section 3.16 Intellectual Property.......................................................................          21
  Section 3.17 Opinion of Financial Advisor................................................................          21
  Section 3.18 Pooling of Interests/Tax Free Treatment.....................................................          21
  Section 3.19 Required Vote of Company Stockholders.......................................................          21
  Section 3.20 Ownership of Shares.........................................................................          21
  Section 3.21 Brokers.....................................................................................          22
  Section 3.22 State Takeover Statutes.....................................................................          22

ARTICLE IV--COVENANTS RELATING TO CONDUCT OF BUSINESS
  Section 4.1 Conduct of Business Pending the Merger.......................................................          22
  Section 4.2 No Solicitation..............................................................................          25
  Section 4.3 Third Party Standstill Agreements............................................................          26
  Section 4.4 Pooling of Interests; Reorganization.........................................................          27
  Section 4.5 Tax Representation Letters...................................................................          27
  Section 4.6 Transfer Taxes...............................................................................          27

ARTICLE V--ADDITIONAL AGREEMENTS
  Section 5.1 Shareholder Meetings.........................................................................          27
  Section 5.2 Preparation of the Registration Statement and the Joint Proxy Statement......................          28
  Section 5.3 Access to Information........................................................................          28
  Section 5.4 Compliance with the Securities Act; Pooling Period...........................................          28
  Section 5.5 Designation of Directors.....................................................................          29
  Section 5.6 NYSE Listing.................................................................................          29
  Section 5.7 Fees and Expenses............................................................................          29
  Section 5.8 Company Stock Options and Other Equity Based Awards..........................................          30
  Section 5.9 Convertible Subordinated Notes...............................................................          30
  Section 5.10 Reasonable Efforts..........................................................................          31
  Section 5.11 Public Announcements........................................................................          31
  Section 5.12 State Takeover Laws.........................................................................          31
  Section 5.13 Indemnification; Directors and Officers Insurance...........................................          32
  Section 5.14 Notification of Certain Matters.............................................................          32
  Section 5.15 Employee Matters............................................................................          32

ARTICLE VI--CONDITIONS PRECEDENT TO THE MERGER
  Section 6.1 Conditions to Each Party's Obligation to Effect the Merger...................................          33
  Section 6.2 Conditions to Obligation of the Company to Effect the Merger.................................          34
  Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger.............................          35



                                       ii

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ARTICLE VII--TERMINATION, AMENDMENT AND WAIVER
  Section 7.1 Termination..................................................................................          36
  Section 7.2 Effect of Termination........................................................................          37
  Section 7.3 Amendment....................................................................................          37
  Section 7.4 Waiver.......................................................................................          37
  Section 7.5 Procedure for Termination, Amendment, Extension or Waiver....................................          37

ARTICLE VIII--GENERAL PROVISIONS
  Section 8.1 Non-Survival of Representations and Warranties...............................................          38
  Section 8.2 Notices......................................................................................          38
  Section 8.3 Interpretation...............................................................................          38
  Section 8.4 Counterparts.................................................................................          39
  Section 8.5 Entire Agreement; No Third-Party Beneficiaries...............................................          39
  Section 8.6 Governing Law................................................................................          39
  Section 8.7 Assignment...................................................................................          39
  Section 8.8 Severability.................................................................................          39
  Section 8.9 Enforcement of this Agreement................................................................          39

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of July 4, 1998 (this "Agreement"), among PROFFITT'S, INC., a Tennessee corporation ("Parent"), FIFTH MERGER CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and SAKS HOLDINGS, INC., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                                  WITNESSETH:

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Parent or directly by the Company will be converted into shares of Common Stock, par value $.10 per share, of Parent ("Parent Common Stock");

    WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in the best interest of their respective shareholders and is in furtherance of and consistent with their respective long-term business strategies and Parent has approved this Agreement and the Merger as the sole shareholder of Sub;

    WHEREAS, simultaneously with the execution and delivery of this Agreement,
(i) Parent has entered into an agreement (the "Company Stockholders Agreement") with certain stockholders of the Company pursuant to which such stockholders agreed to vote the shares of Company Common Stock owned by them in favor of the Merger and (ii) Parent has entered into an agreement (the "Registration Rights Agreement") with certain stockholders of the Company pursuant to which Parent grants certain rights to such stockholders regarding the registration of Parent Common Stock to be received by them in the Merger (the Company Stockholders Agreement, the Registration Rights Agreement and this Agreement are collectively referred to herein as the "Transaction Agreements");

    WHEREAS, for U.S. Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, it is intended that the Merger shall be treated for accounting purposes as a pooling of interests.

    NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "Del.C."), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the Del.C.

    Section 1.2 EFFECTIVE TIME. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), duly executed in accordance with the relevant provisions of the Del.C., is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date or time of effectiveness of the Merger. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is filed or such later date and time established by the Certificate of Merger. The filing of the Certificate of Merger in accordance with the Del.C. shall be made on the date of the Closing (as hereinafter defined), or as promptly thereafter as practicable.

    Section 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the Del.C.

    Section 1.4 DIRECTORS OF THE SURVIVING CORPORATION. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and shall hold office until their successors are duly appointed or elected in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

    Section 1.5 OFFICERS OF THE SURVIVING CORPORATION. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and shall hold office until their successors are duly appointed or elected in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

    Section 1.6 CHARTER AND BY LAWS. At the Effective Time, the Certificate of Incorporation of the Company shall be amended so that Article Fourth thereof reads in its entirety as follows: "The total number of shares of stock which the Corporation shall have the authority to issue shall be 1,000 shares of common stock, par value $.01 per share ("Common Stock"), as so amended, it shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be amended to provide that the name of the corporation is "SAKS Holdings, Inc." and, as so amended, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by the Certificate of Incorporation of the Surviving Corporation or by applicable law.

    Section 1.7 CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

    (a) Each issued and outstanding share of common stock of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by Parent or Sub shall be canceled and no capital stock of Parent or other consideration shall be delivered in respect thereof.

    (c) Subject to the provisions of Sections 1.10 and 1.12 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.7(b)) shall be converted into 0.82 (the "Conversion Number") of a validly issued, fully paid and nonassessable share of Parent Common Stock. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.9, certificates representing the shares of Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with
Section 1.8. Each certificate shall, from and after the Effective Time until surrendered in exchange for Parent Common Stock, for all purposes be deemed to represent the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger.

    Section 1.8  PARENT TO MAKE CERTIFICATES AVAILABLE.

    (a) EXCHANGE OF CERTIFICATES. Parent shall authorize a commercial bank reasonably acceptable to the Company (or such other person or persons as shall be reasonably acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.7(c) in exchange for outstanding certificates representing shares of Company Common Stock and cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.10 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). Except as contemplated by this
Section 1.8, and Sections 1.10 and 1.11, the Exchange Fund shall not be used for any other purpose.

    (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall be in customary form, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with
Section 1.10 and any dividends and other distributions payable in accordance with Section 1.9, and any Certificate so surrendered shall forthwith be canceled.

    Section 1.9 DIVIDENDS; TRANSFER TAXES; WITHHOLDING. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock and no cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.10 until such person surrenders the related Certificate or Certificates, as provided in
Section 1.8. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock:
(i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Except as otherwise provided in Section 4.6 of this Agreement, Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

    Section 1.10 NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article 1, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(i) the average per share Closing Price on The New York Stock Exchange ("NYSE") of Parent Common Stock for the ten most recent Trading Days ending on the Trading Day immediately preceding the Closing Date by (ii) the fractional interest to which such holder would otherwise be entitled. For purposes of this Agreement, "Closing Price" means the last reported selling price as reported on the NYSE Transaction Tape for a given date and "Trading Day" means a day on which securities are traded on the NYSE. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Parent, and the Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.9 and this Section 1.10.

    Section 1.11 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor either Constituent Corporation shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 1.12 ADJUSTMENT OF CONVERSION NUMBER. In the event of any reclassification, recapitalization, stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock) or subdivision with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities, any other dividend or distribution with respect to the Parent Common Stock as the same may be adjusted from time to time pursuant to the terms of this Agreement (or if a record date with respect to any of the foregoing should occur), prior to the Effective Time, appropriate and proportionate adjustments, shall be made to the Conversion Number, and all references to the Conversion Number in this Agreement shall be deemed to be to the Conversion Number as so adjusted.

    Section 1.13 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued pursuant to the terms hereof (including any cash paid pursuant to Section 1.10) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

    Section 1.14 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock outstanding prior to the Effective Time shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be canceled and exchanged as provided in this Article 1.

    Section 1.15 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with the practices Parent applies to its own shareholders), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.10 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.9.

    Section 1.16 AFFILIATES. Certificates surrendered for exchange by any Affiliate (as determined pursuant to Section 5.4) of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder and for purposes of applicable interpretations regarding pooling of interests accounting, shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 5.4 hereof.

    Section 1.17 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

    Section 1.18 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place immediately following the time the last of the conditions set forth in Article VI shall have been fulfilled or, where appropriate, waived or at such other time as Parent and the Company shall agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub jointly and severally represent and warrant to the Company as follows:

    Section 2.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has the requisite corporate power and authority to carry on its business as now being conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary (as hereinafter defined) of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Parent. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement (a) each of "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect that is materially adverse to the assets, liabilities, results of operation or financial condition of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which generally are entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity. Parent has heretofore delivered to the Company complete and correct copies of Parent's certificate of incorporation ("Parent Charter") and Bylaws ("Parent Bylaws"), as in effect on the date hereof.

    Section 2.2 CAPITAL STRUCTURE. The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Parent Preferred Stock"). At the close of business on June 30, 1998, (i) 90,751,553 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) 37,721,369 shares of Parent Common Stock were held in the treasury of Parent or by the Subsidiaries of Parent, (iii) 7,682,674 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's 1994 Long-Term Incentive Plan, the 1987 Stock Option Plan, the 1997 Stock-Based Incentive Plan, the Parisian Stock Option Plans and the Carson Pirie Scott & Co. Stock Options Plan (the "Parent Stock Plans"); (iii) 582,339 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's 1994 Employee Stock Purchase Plan; and (iv) no shares of Parent Preferred Stock were issued or outstanding. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and be entitled to the benefits of the Parent Rights Plan (as hereinafter defined) under the terms thereof. As of the date of this Agreement, except for (a) this Agreement, (b) stock options covering not in excess of 6,999,674 shares of Parent Common Stock (collectively, the "Parent Stock Options"), (c) the 1994 Employee Stock Purchase Plan, (d) contingent stock grants of 683,000 shares of Parent Common Stock to key executives, and (e) securities issuable pursuant to the stock purchase rights declared as a dividend on March 28, 1995 (the "Parent Rights") and the rights agreement dated as of March 28, 1995 between Parent and Union Planters National Bank (as amended, the "Parent Rights Agreement", and together with the Parent Rights, the "Parent Rights Plan"), there are no options, warrants, calls, rights or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock, or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant call, right or agreement. Except as disclosed in Parent SEC Documents (as hereinafter defined) filed prior to the date hereof, since June 30, 1998, Parent has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock, other than shares issued in the ordinary course pursuant to the Parent Stock Plans and the Parent Rights. Except as disclosed in Parent SEC Documents filed prior to the date hereof, there are no outstanding contractual obligations of Parent or any of Parent's Subsidiaries
(i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of any Subsidiary of Parent. Each outstanding share of capital stock of each Subsidiary of Parent that is a corporation is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and, except as disclosed in Parent SEC Documents filed prior to the date hereof, each such share is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

    Section 2.3 AUTHORITY. On or prior to the date of this Agreement, the respective Boards of Directors of Parent and Sub have declared the Merger advisable and in the best interest of the shareholders of Parent and Sub, respectively, and approved this Agreement in accordance with applicable law, and the Board of Directors of Parent has (a) resolved to recommend the approval by Parent's shareholders of the matters covered by the Parent Shareholders' Approvals (as hereinafter defined) and (b) directed that this Agreement and the other matters subject to Parent Shareholders' Approvals be submitted to Parent's shareholders for approval. Each of Parent and Sub has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and, subject to approval by the shareholders of Parent of (i) this Agreement (the "Merger Agreement Approval"), (ii) and the issuance of Parent Common Stock in connection with the Merger (the "Share Issuance") and (iii) amendments to the Charter of Parent to (x) increase the authorized shares of Parent Common Stock (the "Share Increase Amendment"), (y) change the name of Parent to Saks Incorporated (the "Name Change Amendment"), and (z) increase the number of members of Parent's Board of Directors (the "Board Amendment" and, collectively with the Share Increase Amendment and the Name Change Amendment, the "Charter Amendments" and, collectively with the Share Increase Amendment, Name Change Amendment, Merger Agreement Approval and the Share Issuance, the "Parent Shareholders' Approvals"), to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of the Transaction Agreements to which it is a party and the consummation by Parent and Sub of the transactions contemplated hereby and thereby, including the Share Issuance, have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to (y) the Parent Shareholders' Approvals and
(z) the filing of the Certificate of Merger pursuant to the Del.C. Each of Parent and Sub have duly executed and delivered the Transaction Agreements to which it is a party and (assuming the valid authorization, execution and delivery thereof by the other parties thereto) each such Transaction Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with their terms. The Share Issuance and the filing of a registration statement on Form S-4 with the Securities and Exchange Commission ("SEC") by Parent under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") and the taking of all actions in connection therewith have been duly authorized by Parent's Board of Directors.

    Section 2.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming that all consents, approvals, authorizations and other actions described in this Section
2.4 have been obtained and all filings and obligations described in this Section
2.4 have been made, the execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or Parent Bylaws,
(ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, lease, indenture, or other contract, agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such conflicts, violations, breaches, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby. No filing, notification or registration with, or authorization, consent or approval of, any domestic (federal and state), or foreign court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of the Transaction Agreements by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by the Transaction Agreements, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by the Transaction Agreements, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets, (vi) such filings as may be required under the laws of the State of Tennessee and other states to effectuate the Charter Amendments and filings with other Governmental Entities in connection with the Name Change Amendment, (vii) such filings and consents as may be required under federal and state securities laws in connection with the Registration Rights Agreement,
(viii) applicable requirements, if any, of Blue Sky Laws and the NYSE, and (ix) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, or prevent or materially delay the consummation of any of the transactions contemplated hereby or by any other Transaction Agreement.

    Section 2.5 SEC DOCUMENTS AND OTHER REPORTS. Parent has filed all required documents with the SEC since January 1, 1995 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in accordance with GAAP the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any other adjustments described therein and normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in Parent SEC Documents filed prior to the date hereof or as required by GAAP, Parent has not, since January 31, 1998, made any change in the accounting practices or policies applied in the preparation of financial statements. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and other applicable legal and accounting requirements.

    Section 2.6 REGISTRATION STATEMENT AND JOINT PROXY STATEMENT. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the joint proxy statement/prospectus included therein (together with any amendments or supplements thereto, the "Joint Proxy Statement") relating to the Shareholder Meetings (as hereinafter defined) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of each of the Shareholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Parent and the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

    Section 2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Parent SEC Documents filed prior to the date hereof, since January 31, 1998, (A) none of Parent or any of its Subsidiaries has incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on Parent, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) none of Parent or any of its Subsidiaries has sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that would have a Material Adverse Effect on Parent;
(C) there has been no action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(a); and (D) there has been no event, circumstance or development that would have a Material Adverse Effect on Parent, excluding any changes and effects resulting from changes in economic, market, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and Subsidiaries of Parent are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

    Section 2.8 PERMITS AND COMPLIANCE. Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity ("Permits") necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent. None of Parent or any of its Subsidiaries is in violation of (A) its charter, bylaws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except, in the case of clauses (A) and (B), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Except as disclosed in Parent SEC Documents filed prior to the date hereof, as of the date hereof, there is no contract or agreement that is material to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole. Except as set forth in Parent SEC Documents filed prior to the date hereof, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Parent of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other contract, agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any such Subsidiary is bound or to which any of the properties, assets or operations of Parent or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. As used in this Agreement, "Knowledge of Parent" means the actual knowledge of any of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel or Principal Accounting Officer of Parent.

    Section 2.9 TAX MATTERS. (a) Each of Parent and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to have been filed (or extensions have been duly obtained) and has timely paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    (b) The most recent financial statements contained in Parent SEC Documents reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Parent.

    (c) There are no material liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries are bound by any agreement except in the ordinary course with respect to Taxes.

    (d) Parent has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    (e) For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    Section 2.10 ACTIONS AND PROCEEDINGS. Except as set forth in Parent SEC Documents filed prior to the date hereof or on Schedule 2.10 of the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement, (the "Parent Disclosure Letter") (a) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, against or involving any of the present directors or officers of Parent or any of its Subsidiaries, as such, or involving any of its or their properties, assets or business that, individually or in the aggregate, would have a Material Adverse Effect on Parent and (b) as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries against or involving any of the present directors or officers of Parent or any of its Subsidiaries, as such, or involving any of its or their properties, assets or business that, individually or in the aggregate, would have a Material Adverse Effect on Parent. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending, or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of its or their present directors or officers, as such, or any of its or their properties, assets or business relating to the transactions contemplated by the Transaction Agreements.

    Section 2.11 CERTAIN AGREEMENTS. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Parent Common Stock, or shares of Parent Common Stock granted in connection with the performance of services for Parent or its Subsidiaries, is or will be entitled to receive cash from the Parent or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement. Neither Parent nor any Subsidiary is a party to any termination benefits agreement or severance agreement or employment agreement which would be triggered by the consummation of the transactions contemplated by this Agreement.

    Section 2.12  ERISA.

    (a) With respect to each material Parent Plan (as hereinafter defined), Parent has made (or as soon as practicable will make) available to the Company a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) such Parent Plan,
(iii) each trust agreement, insurance contract or administration agreement relating to such Parent Plan, (iv) the most recent summary plan description of each Parent Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Parent Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Parent Plan intended to be qualified under section 401(a) of the Code. Except as would not have a Material Adverse Effect on Parent, each Parent Plan (as defined herein) complies in all material respects with all applicable statutes and governmental rules and regulations, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Parent Plan,
(ii) neither Parent nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any Parent Multiemployer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so, (iii) no action has been taken, or is currently being considered, to terminate any Parent Plan subject to Title IV of ERISA, and (iv) Parent and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA; other than, in each case, such events or actions that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Except as would not have a Material Adverse Effect on Parent, no Parent Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

    (b) With respect to any Parent Plan which is subject to Title IV of ERISA, the present value of accrued benefit obligations, as determined in accordance with FAS 87 in accordance with the actuarial assumptions used to prepare the most recent reports of such Parent Plan, did not exceed the fair market value of the Plan assets as of the most recent valuation date for which an actuarial report has been prepared and Parent has no Knowledge of any Material Adverse Change to such status. With respect to the Parent Plans, no event has occurred in connection with which Parent or any ERISA Affiliate would be subject to any liability under the terms of such Parent Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Parent. With respect to any current or former employee or contractor of Parent or its Subsidiaries, consummation of the transactions contemplated by this Agreement shall not result in the payment or provision of additional compensation or benefits or accelerate the vesting, payment or funding of any compensation or benefits. No amounts payable or provided by Parent or its Subsidiaries related to the transactions contemplated by this Agreement will constitute "excess parachute payments" within the meaning of Section 280G of the Code. All Parent Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service (the "IRS") to be so qualified or a timely application for such determination is pending, and to the Knowledge of Parent, there is no reason why any such Parent Plan is not so qualified in operation. Neither Parent nor any of its ERISA Affiliates has been notified by any Parent Multiemployer Plan that such Parent Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Parent Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Neither Parent nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Parent SEC Documents filed prior to the date hereof. There are no pending or, to the knowledge of Parent, threatened, claims, suits, audits or investigations related to any Parent Plan other than claims for benefits in the ordinary course and other than claims, suits, audits or investigations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. As used herein, (i) "Parent Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Parent Multiemployer Plan)) or a "welfare plan" (as defined in Section 3(l) of ERISA) established or maintained by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability and all other retirement, deferred compensation, severance, termination, change in control, stock option, restricted stock or phantom stock plans, policies or programs of Parent or its Subsidiaries, (ii) "Parent Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Parent or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder, including without limitation, each of Parent's Subsidiaries. Parent has made (or as soon as practicable will make) available to Company the most recent summary plan description of each Parent Plan for which a summary plan description is required and each Parent Plan.

    Section 2.13 COMPLIANCE WITH CERTAIN LAWS. The properties, assets and operations of Parent and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"), the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws") and all consumer credit laws, including, without limitation, bankruptcy laws relating to post-petition collection procedures (collectively, "Consumer Credit Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Parent or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on Parent. The term "hazardous materials" shall mean those substances that are regulated by or form the basis for liability under any applicable Environmental Laws. Parent will make available to the Company such certificates and environmental studies with respect to such properties as Parent has available on the date hereof.

    Section 2.14 LIABILITIES. Except as fully reflected or reserved against in the consolidated balance sheet of Parent and its Subsidiaries as of January 31, 1998 (included in the Parent SEC Documents) or as reflected in the Parent SEC Documents filed prior to the date hereof, Parent and its Subsidiaries have no liabilities (including, without limitation, tax liabilities) absolute or contingent, that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities incurred in the ordinary course of business or that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

    Section 2.15 LABOR MATTERS. Except as set forth in Parent SEC Documents filed prior to the date hereof, or on Schedule 2.15 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services for Parent or any of its Subsidiaries (the "Parent Business Personnel"), and there is no unfair labor practice complaint or grievance against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Parent Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on Parent. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries which may interfere with the respective business activities of Parent or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on Parent. Parent and its Subsidiaries are in material compliance with all labor, employment and wage payment-related laws, regulations and rules.

    Section 2.16 INTELLECTUAL PROPERTY. Parent and its Subsidiaries own or possess adequate licenses or other legal rights to use, free to Parent's Knowledge of infringement by others, all patents, trademarks, trade names, trade dress, service marks, trade secrets, copyrights, software, mailing lists and other proprietary intellectual property rights including all applications with respect thereto (collectively, "Intellectual Property Rights") as are necessary in connection with the business of Parent and its Subsidiaries as currently conducted, taken as a whole, except where the failure to have such Intellectual Property Rights or such infringement by others would not have a Material Adverse Effect on Parent. To Parent's Knowledge, neither Parent nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

    Section 2.17 OPINION OF FINANCIAL ADVISOR. Parent has received the written opinion of Salomon Smith Barney, dated the date hereof, to the effect that, as of such date, the Conversion Number is fair to Parent from a financial point of view, a copy of which opinion will be made available to the Company promptly after the date of this Agreement.

    Section 2.18 POOLING OF INTERESTS/TAX FREE TREATMENT. Parent has made available to PricewaterhouseCoopers LLP ("PWC") substantially all documents and other written materials and other information relating to Parent that, based upon the advice of PWC, Parent management believes would be material to their conclusion that no conditions exist with respect to either company which would preclude accounting for the Merger as a pooling of interests. Neither Parent nor any of its Subsidiaries, nor to Parent's Knowledge, any of Parent's Affiliates, has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

    Section 2.19 REQUIRED VOTE OF PARENT SHAREHOLDERS. Under applicable Tennessee law and the Parent Charter and Parent Bylaws, (i) the affirmative vote of a majority of the votes eligible to be cast is required for Merger Agreement Approval, (ii) the affirmative vote of a majority of a quorum is required to approve the Share Issuance, the Share Increase Amendment and the Name Change Amendment and (iii) the affirmative vote of eighty percent of the outstanding shares of Parent Common Stock are required to approve the Board Amendment. No other vote of the shareholders of Parent is required by law, the Parent Charter or Parent Bylaws of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

    Section 2.20 OWNERSHIP OF SHARES. Neither Parent nor any of its Subsidiaries owns any Shares of Company Common Stock.

    Section 2.21 OPERATIONS OF SUB. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    Section 2.22 BROKERS. No broker, investment banker or other person, other than Salomon Smith Barney, the fees and expenses of which will be paid by Parent (and as reflected in agreements between Salomon Smith Barney, and Parent, a copy of which has been furnished to the Company), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

    Section 2.23  STATE TAKEOVER STATUTES AND SHAREHOLDER RIGHTS PLAN.

    (a) Assuming the accuracy of the Company's representations and warranties contained in Section 3.20 (Ownership of Shares), as of the date hereof, no state takeover statutes or other state statutes, including any business combination act, or any supermajority Parent Charter provisions are applicable to the Merger, this Agreement and the transactions contemplated hereby, other than the Board Amendment.

    (b) As of the date hereof and as of the Effective Time, (i) Parent will have no additional obligations under the Parent Rights or the Parent Rights Agreement and (ii) the holders of the Parent Rights will have no additional rights under the Parent Rights or the Parent Rights Agreement, in each case, as a result of any of the transactions contemplated by this Agreement. Execution and delivery of this Agreement does not, and compliance with the provisions hereof will not, cause the holders of the Parent Rights to have any rights under the Parent Rights or the Parent Rights Agreement.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub as follows:

    Section 3.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent complete and correct copies of the Company's Certificate of Incorporation ("Company Charter") and Bylaws ("Company Bylaws"), as in effect on the date hereof.

    Section 3.2 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, par value $.0l per share. At the close of business on July 2, 1998, (i) 64,020,413 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 24,000 shares of Company Common Stock were held in the treasury of the Company or by the Subsidiaries of the Company, (iii) not more than 6,235,000 shares of Company Common Stock were reserved for future issuance pursuant to the Saks Holdings, Inc. 1996 Management Stock Incentive Plan, (the "Company Stock Plan" (iv) 6,641,000 shares of Company Common Stock were reserved for issuance pursuant to the Company's 5 1/2% Convertible

Subordinated Notes due September 15, 2006 (the "Notes") and (v) 64,000 shares of Company Common Stock were reserved for issuance pursuant to the 1997 Non-Employee Directors Plan. As of the date of this Agreement, except for stock options covering not in excess of 5,375,000 shares of Company Common Stock issued under the Company Stock Plans (collectively, the "Company Stock Options") and except for the outstanding Notes, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such capital stock, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Except as disclosed in the Company SEC Documents (as hereinafter defined) filed prior to the date hereof, since July 2, 1998, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock, other than shares issued in the ordinary course pursuant to the Company Stock Plans. Except as disclosed in the Company SEC Documents filed prior to the date hereof, there are no outstanding contractual obligations of the Company or any of the Company's Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) requiring the registration for sale of, or
(v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of any Subsidiary of the Company. Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and except as disclosed in the Company SEC Documents filed prior to the date hereof, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

    Section 3.3 AUTHORITY. The Board of Directors of the Company has on or prior to the date of this Agreement (a) declared the Merger advisable and in the best interest of the Company and its stockholders and approved this Agreement in accordance with applicable law, (b) resolved to recommend the approval of this Agreement by the Company's stockholders and (c) directed that this Agreement be submitted to the Company's stockholders for approval. The Company has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and, subject to approval by the stockholders of the Company of the Merger (which approval, for all purposes in this Agreement, shall be deemed to include any necessary approval of amendments to the Company's Stock plans) (collectively, the "Company Shareholder Approvals"), to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) Company Shareholder Approvals and (y) the filing of the Certificate of Merger pursuant to the Del.C. The Transaction Agreements to which it is a party have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery thereof by the other parties thereto) each such Transaction Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with their terms. The filing of the Joint Proxy Statement with the SEC and the taking of all actions in connection therewith have been duly authorized by the Company's Board of Directors.

    Section 3.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made and except as set forth in Schedule 3.4 of the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the "Company Disclosure Letter"), the execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or Company Bylaws, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, lease, indenture or other contract, agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such conflicts, violations, breaches, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby. No filing, notification or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Transaction Agreements by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by the Transaction Agreements, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement,
(iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets, (vi) applicable requirements, if any, of Blue Sky Laws and the NYSE, and
(vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby or by any other Transaction Agreement. The execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any leases, subleases, reciprocal operating agreements or reciprocal easement agreements relating to the Company stores listed on Schedule 3.4 of the Company Disclosure Letter.

    Section 3.5 SEC DOCUMENTS AND OTHER REPORTS. The Company has filed all required documents with the SEC since January 1, 1995 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in accordance with GAAP the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by GAAP, the Company has not, since January 31, 1998, made any change in the accounting practices or policies applied in the preparation of financial statements. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and other applicable legal and accounting requirements.

    Section 3.6 REGISTRATION STATEMENT AND JOINT PROXY STATEMENT. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of each of the Shareholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Parent and the Company. The Joint Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

    Section 3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or in Schedule 3.7 of the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the "Company Disclosure Letter"), since January 31, 1998, (A) none of the Company or any of its Subsidiaries has incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) the Company or any of its Subsidiaries has sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that would have a Material Adverse Effect on the Company; (C) there has been no action taken by the Company or any of Subsidiaries, that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b); and (D) there has been no event, circumstance or development that would have a Material Adverse Effect on the Company, excluding any changes and effects resulting from changes in economic, market, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and Subsidiaries of the Company are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

    Section 3.8 PERMITS AND COMPLIANCE. Each of the Company and its Subsidiaries is in possession of all Permits necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Company or any of its Subsidiaries is in violation of (A) its certificate, bylaws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (A) (as to the Company's Subsidiaries only), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Schedule 3.8(a) of the Company Disclosure Letter, as of the date hereof there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Schedule 3.8(b) of the Company Disclosure Letter, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any contractual license or other contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. As used in this Agreement "Knowledge of the Company" means the actual knowledge of any of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or the General Counsel of the Company.

    Section 3.9 TAX MATTERS. (a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to have been filed (or extensions have been duly obtained) and has timely paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (b) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

    (c) There are no material liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are bound by any agreement, except for agreements entered into in the ordinary course with respect to Taxes.

    (d) The Company has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    Section 3.10 ACTIONS AND PROCEEDINGS. Except as set forth in the Company SEC Documents filed prior to the date hereof or in Schedule 3.10 of the Company Disclosure Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, against or involving any of the present directors or officers of the Company or any of its Subsidiaries, as such, or involving any of its or their properties, assets or business that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth in the Company SEC Documents filed prior to the date hereof or on Schedule
3.10 of the Company Disclosure Letter, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries against or involving any of the present directors or officers, of the Company or any of its Subsidiaries as such or involving any of its or their properties, assets or business that, individually or in the aggregate, would have a Material Adverse

Effect on the Company. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending, or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present directors or officers, as such, or any of its or their properties, assets or business relating to the transactions contemplated by the Transaction Agreements.

    Section 3.11 CERTAIN AGREEMENTS. Except as set forth in Schedule 3.11 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement (other than in lieu of fractional shares). Neither the Company nor any Subsidiary is a party to any termination benefits agreement or severance agreement or employment agreement which would be triggered by the consummation of the transactions contemplated by this Agreement, except as set forth in Schedule 3.11 of the Company Disclosure Letter.

    Section 3.12  ERISA.

    (a) With respect to each material Company Plan (as hereinafter defined), the Company has made (or as soon as practicable will make) available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) such Company Plan, (iii) each trust agreement, insurance contract or administration agreement relating to such Company Plan,
(iv) the most recent summary plan description of each Company Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code. Except as would not have a Material Adverse Effect on the Company, (i) each Company Plan complies in all material respects with all applicable statutes and governmental rules and regulations, including but not limited to ERISA, the Code and COBRA, (ii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan, (iii) neither the Company nor any of its ERISA Affiliates has withdrawn from any Company Multiemployer Plan (as hereinafter defined), or instituted, or is currently considering taking, any action to do so, and (iv) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA, and (v) the Company and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA, other than, in each case, such events or actions that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as would not have a Material Adverse Effect on the Company, no Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. Except as disclosed on
Schedule 3.12(a) of the Company Disclosure Letter, with respect to any Company Plan which is subject to Title IV of ERISA, the present value of accrued benefit obligations, as determined in accordance with FAS 87 in accordance with the actuarial assumptions used to prepare the most recent reports of such Company Plan, did not exceed the fair market value of the Plan assets as of the most recent valuation date for which an actuarial report has been prepared, and the Company has no Knowledge of any Material Adverse Change to such status.

    (b) With respect to the Company Plans, no event has occurred in connection with which the Company or any ERISA Affiliate would be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents or set forth in Schedule 3.12(b) of the Company Disclosure

Letter, with respect to any current or former employee or contractor of the Company or its subsidiaries, consummation of the transactions contemplated by this Agreement shall not result in the payment or provision of additional compensation or benefits or accelerate the vesting, payment or funding of any compensation or benefits. Except as disclosed in the Company SEC Documents or set forth in Schedule 3.12(b) of the Company Disclosure Letter, no amounts payable or provided by the Company or its subsidiaries related to the transactions contemplated by this Agreement will constitute "excess parachute payments" within the meaning of Section 280G of the Code. Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending, and to the Knowledge of the Company, there is no reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under
Section 4041A of ERISA. Except as disclosed in the Company SEC Documents filed prior to the date hereof or set forth in Schedule 3.12(b) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Company Annual Report. There are no pending, or to the knowledge of the Company, threatened, claims, suits, audits or investigations related to any Company Plan other than claims for benefits in the ordinary course and other than claims, suits, audits or investigations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)) or a "welfare plan" (as defined in Section 3(l) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability and all other retirement, deferred compensation, severance, termination, change in control, stock option, restricted stock or phantom stock plans, policies or programs of the Company or its Subsidiaries, (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability and (iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder, including, without limitation, each of the Company's Subsidiaries.

    Section 3.13  COMPLIANCE WITH CERTAIN LAWS.  Except as disclosed in Schedule
3.13 of the Company Disclosure Letter, the properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Worker Safety Laws, Environmental Laws and Consumer Credit Laws, except for any violations that individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in Schedule 3.13 of the Company Disclosure Letter, with respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than interference or prevention that would not individually or in the aggregate with any other such interference or prevention have a Material Adverse Effect on the Company. The Company will make available to Parent such certificates and environmental studies with respect to such properties as the Company has available on the date hereof.

    Section 3.14 LIABILITIES. Except as fully reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of January 31, 1998 (included in the Company SEC

Documents) or as reflected in the Company SEC Documents filed prior to the date hereof, or set forth in Schedule 3.14 of the Company Disclosure Letter, the Company and its Subsidiaries have no liabilities (including, without limitation, tax liabilities) absolute or contingent, that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities incurred in the ordinary course of business or that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    Section 3.15 LABOR MATTERS. Except as set forth in Schedule 3.15 of the Company Disclosure Letter or in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company. The Company and its subsidiaries are in material compliance with all labor, employment and wage payment-related laws, regulations and rules.

    Section 3.16 INTELLECTUAL PROPERTY. The Company and its Subsidiaries own or possess adequate licenses or other legal rights to use, free to the Company's Knowledge of infringement by others, all Intellectual Property Rights as are necessary in connection with the business of the Company and its Subsidiaries as currently conducted, taken as a whole, except where the failure to have such Intellectual Property Rights or such infringement by others would not have a Material Adverse Effect on the Company. To the Company's Knowledge, neither the Company nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    Section 3.17 OPINION OF FINANCIAL ADVISOR. The Company has received the written opinions of Goldman, Sachs & Co. and Merrill Lynch & Co. dated the date hereof, to the effect that, as of the date hereof, the Conversion Number is fair to the Company's stockholders from a financial point of view, a copy of which opinion will be made available to Parent promptly after the date of this Agreement.

    Section 3.18 POOLING OF INTERESTS/TAX FREE TREATMENT. The Company has made available to PWC substantially all documents and other written materials and other information relating to the Company that, based upon the advice of PWC, the Company believes would be material to their conclusion that no conditions exist with respect to either Company which would preclude accounting for the Merger as a pooling of interests. Neither the Company nor to the Company's Knowledge, any of Company's Affiliates, has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

    Section 3.19 REQUIRED VOTE OF COMPANY STOCKHOLDERS. Under applicable Delaware law and the Company Charter and Company Bylaws, the affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock is required to approve the Merger. No other vote of the stockholders of the Company is required by law, the Company Charter or Company Bylaws or otherwise for the Company to consummate the Merger and the transactions contemplated hereby.

    Section 3.20 OWNERSHIP OF SHARES. Neither Company nor any of its Subsidiaries owns any Shares of Parent Common Stock.

    Section 3.21 BROKERS. No broker, investment banker or other person, other than Goldman, Sachs & Co. and Merrill Lynch & Co., the fees and expenses of which will be paid by the Company (and are reflected in agreements between Goldman, Sachs & Co. and Merrill Lynch & Co. and the Company, respectively, copies of which have been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    Section 3.22 STATE TAKEOVER STATUTES. Assuming the accuracy of Parent's representations and warranties contained in Section 2.20 (Ownership of Shares), the Board of Directors of the Company has taken all action so that, prior to the execution hereof, the Board of Directors has approved the Merger and the Company Stockholders Agreement prior to the execution hereof pursuant to Section 203 of the Del.C. As of the date hereof, except as set forth in Section 2.23(a), no other state takeover statutes, including without limitation, any business combination act or supermajority Company Charter provisions are applicable to the Merger, this Agreement and the transactions contemplated hereby.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    Section 4.1  CONDUCT OF BUSINESS PENDING THE MERGER.

    (a) ACTIONS BY PARENT. Except as expressly permitted by clauses (i) through (ix) of this Section 4.1(a), during the period from the date of this Agreement through the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, Parent, shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company:

        (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such (other than dividends and other distributions by Subsidiaries), (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or the capital stock of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the redemption of the Parisian 9 7/8% Senior Subordinated Notes), or
    (z) institute any share repurchase program;

        (ii) issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible or exchangeable into, or exercisable for, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) subject to Section 4.4, the issuance of stock options and shares of Parent Common Stock to employees of Parent or any of its Subsidiaries in the ordinary course of business consistent with past practice, (B) the issuance of Parent securities pursuant to the Parent Rights Plan, and (C) the issuance by any wholly-owned Subsidiary of Parent of its capital stock to Parent or another wholly-owned Subsidiary of Parent;

        (iii) amend its charter or bylaws;

        (iv) except as set forth on Schedule 4.1 of the Parent Disclosure Letter and except for inventory, merchandise, finished goods and accounts receivable acquired in the ordinary course of business, acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, unless (i) the entering into a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would not (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (C) increase the risk of not being able to remove any such order on appeal or otherwise, and (ii) in the case of any individual acquisition, merger, consolidation or purchase, the value of which does not exceed $750 million;

        (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) sales of inventory, merchandise and finished goods in the ordinary course of business, (B) transactions that are in the ordinary course of business consistent with past practice and not material to Parent and its Subsidiaries taken as a whole, (C) as may be required by any Governmental Entity and (D) subject to Sections 4.4, dispositions involving an aggregate consideration not in excess of $500 million;

        (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) indebtedness in the ordinary course of business consistent with past practice, (B) indebtedness, loans, advances, capital contributions and investments between Parent and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (C) the issuance of up to $300 million in senior notes and (D) such indebtedness as may be necessary to fund actions allowed under Section 4.1(a)(iv) hereof;

        (vii) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

        (viii) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by GAAP); or

        (ix) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    (b) ACTIONS BY THE COMPANY. Except as expressly permitted by clauses (i) through (xvi) of this Section 4.1(b), during the period from the date of this Agreement through the Effective Time, the Company, subject to Section 4.2 hereof, shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in the ordinary course as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company, subject to Section 4.2 hereof, shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

        (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than dividends and other distributions by Subsidiaries), (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) except as set forth in Schedule 4.1(b)(i) of the Company Disclosure Letter, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or the capital stock of any Subsidiaries, or any securities thereof, or any rights, warrants or options to acquire any such shares or other securities or (z) institute any share repurchase program;

        (ii) issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible or exchangeable into, or exercisable for, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms;

        (iii) amend its charter, or bylaws;

        (iv) except as set forth in Schedule 4.1(b)(iv) of the Company Disclosure Letter and except for inventory, merchandise, finished goods and accounts receivable acquired in the ordinary course of business, acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than acquisitions of assets in the ordinary course of business consistent with past practice, the value of which do not exceed $50 million in the aggregate;

        (v) except as set forth in Schedule 4.1(b)(v) of the Company Disclosure Letter, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets other than (A) sales of inventory, merchandise and finished goods in the ordinary course of business, (B) transactions that are in the ordinary course of business consistent with past practice, not material to the Company and its Subsidiaries taken as a whole, and in an aggregate amount greater than $50 million and (C) as may be required by any Governmental Entity;

        (vi) except as set forth in Schedule 4.1(b)(vi) of the Company Disclosure Letter, incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) indebtedness incurred in the ordinary course of business consistent with past practice and (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

        (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

        (viii) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, other than (A) as required by law, or
    (B) as expressly contemplated by this Agreement;

        (ix) increase the compensation payable or to become payable to its officers, employees, or directors except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries, or grant any additional rights to severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as set forth on
    Schedule 4.1(b)(ix) of
    the Company Disclosure Letter or as may be required to comply with applicable law, amend or take action in any such case in a manner so as to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (x) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

        (xi) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by GAAP);

        (xii) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability or refund involving taxes in excess of $1,000,000;

        (xiii) except as set forth in Schedule 4.1(b)(xiii) of the Company Disclosure Letter, enter into any contract (other than for inventory, merchandise or finished goods) that cannot be canceled on 30 days' notice pursuant to which it is obligated in an amount in excess of $1,000,000;

        (xiv) other than as required by law, make any material changes to terms and conditions of its credit cards issued, or change in any material respect the underwriting standards therefor;

        (xv) make any capital expenditure in the aggregate in excess of $2,000,000, other than expenditures (and contracts for such expenditures) set forth in the Company's current capital budget included as Schedule 4.1(b)(xv) of the Company Disclosure Letter; or

        (xvi) authorize, recommend, or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    (c) OTHER ACTIONS. The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 4.2 with regard to the Company, any condition to the Merger set forth in Article VI not being satisfied.

    Section 4.2 NO SOLICITATION. The Company shall not, nor shall it permit any Subsidiary of the Company to, nor shall it authorize any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any Subsidiary of the Company to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal (as hereinafter defined), (ii) enter into or, other than in connection with a termination of this Agreement pursuant to Section 7.1(g), approve any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to the approval of this Agreement by the stockholders of the Company, the Company (A) following receipt of a Company Takeover Proposal from a third party, may participate in any discussions or negotiations (including, as a part thereof, making any counterproposal) with such third party or its agents or representatives, or furnish information with respect to the Company to such third party or its agents or representatives pursuant to a customary confidentiality agreement, or take any such other action otherwise prohibited by clause (i) or (ii) above with respect to such third party or its agents or representatives with respect to any Company Takeover Proposal if the Company's Board of Directors determines in good faith, after receipt of advice from counsel, that the failure to participate in such discussions or negotiations or to furnish such information, or take such other action, may constitute a breach of its fiduciary duties under, or otherwise violate, applicable law, provided that the Company shall not be permitted to take any such actions with respect to any proponent of a Company Takeover Proposal after the thirtieth day following the date on which the Company's Board of Directors first makes such determination with respect to such proponent (it being understood that the Company will notify Parent promptly as to any such date), and (B) shall be permitted to (x) take and disclose to the Company's stockholders a position or make a recommendation with respect to any Company Takeover Proposal or amend or withdraw such position or amend or withdraw its position with respect to the Merger, including pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (y) make appropriate disclosure to the Company's stockholders, in each case, if the Company's Board of Directors determines in good faith, after receipt of advice from counsel, that the failure to take such action may constitute a breach of its fiduciary duties under, or otherwise violate, applicable law. For purposes of this Agreement, "Company Takeover Proposal" means any proposal for a merger or other business combination involving the Company and its Subsidiaries or the acquisition or purchase of more than 25% of any class of equity securities of the Company or any of its Significant Subsidiaries (as hereinafter defined), or any tender offer (including self-tenders) or exchange offer that, if consummated, would result in any person beneficially owning more than 25% of any class of equity securities of the Company or any of its Significant Subsidiaries, or a majority of the assets of the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Parent Takeover Proposal" means any proposal for a merger or other business combination involving Parent and its Subsidiaries or the acquisition or purchase of more than 25% of any class of equity securities of Parent or any of its Significant Subsidiaries, or any tender offer (including self-tenders) or exchange offer that, if consummated, would result in any person beneficially owning more than 25% of any class of equity securities of Parent or any of its Significant Subsidiaries, or a majority of the assets of Parent or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Significant Subsidiary" shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated under the Exchange Act.

    (a) Neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger, or approve or recommend, or propose to approve or recommend, any Company Takeover Proposal, unless (i) the Board of Directors of the Company determines in good faith, after receipt of advice from counsel, that the failure to do so may constitute a breach of its fiduciary duties under, or otherwise violate, applicable law, and
(ii) any of the following is true: (A) a Company Takeover Proposal has been made and not withdrawn, (B) the Company then has the right to terminate this Agreement pursuant to Section 7.1(j) or (C) the Company then has the right to terminate this Agreement pursuant to Section 7.1(b) or (c).

    (b) The Company promptly shall advise Parent orally and in writing of its receipt of any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal, the material terms of any such Company Takeover Proposal and any changes to such material terms. The Company shall provide to Parent, as soon as practicable after receipt or delivery thereof, copies of any written Company Takeover Proposal and documents reflecting any changes to such material terms.

    Section 4.3 THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, neither the Parent nor the Company, without the prior written consent of the other party, shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which Parent or the Company or any of their respective Subsidiaries is a party and which relates to a Parent or Company Takeover Proposal (other than any involving the other party hereto), unless the Board of Directors of Parent or the Company, as the case may be, determines in good faith after receipt of advice from counsel, that the failure to terminate, amend, modify or waive any such confidentiality or standstill agreement may constitute a breach of its fiduciary duties under, or otherwise violate, applicable law. Subject to such fiduciary duties, during such period, each of Parent and the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

    Section 4.4 POOLING OF INTERESTS; REORGANIZATION. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries or Affiliates shall (a) knowingly take or fail to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (b) knowingly take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Between the date of this Agreement and the Effective Time, Parent and the Company each shall take all reasonable actions (including taking all reasonable actions with respect to seeking consents from third parties) necessary to cause the characterization of the Merger as a pooling of interests for accounting purposes if such a characterization were jeopardized by action taken by Parent or the Company, respectively, prior to the Effective Time; provided, however that nothing contained herein shall require either party to take any actions without receipt of appropriate or desirable consents from third parties.

    Section 4.5 TAX REPRESENTATION LETTERS. For purposes of the tax opinions described in Section 6.2(b) of this Agreement, Parent and the Company shall provide representation letters reasonably customary in scope and substance, dated as of the date that is two business days prior to the date the Joint Proxy Statement is mailed to shareholders of the Company and reissued as of the date of Closing.

    Section 4.6 TRANSFER TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real Property transfer, stamp, recording, documentary or other taxes and any other fees and other similar taxes which become payable in connection with the Merger (collectively, "Transfer Taxes"). Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of the Company Common Stock, all Transfer Taxes.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    Section 5.1 SHAREHOLDER MEETINGS. Provided that the Board of Directors of the Company has not publicly withdrawn or modified its approval or recommendation of the Merger Agreement or the Merger in accordance with Section 4.2(b), the Company and Parent each shall call a meeting of its shareholders (respectively, the "Company Stockholder Meeting" and the "Parent Shareholder Meeting" and, collectively, the "Shareholder Meetings") to be held, if practicable, on the same day and as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of considering the approval of this Agreement (in the case of the Company) and the Parent Shareholders' Approvals (in the case of Parent). Subject to Section 4.2, the Company and Parent will, through their respective Boards of Directors, recommend to their respective shareholders approval of such matters. Without limiting the generality of the foregoing, subject to Section 4.2, the Company and Parent agree that their obligations pursuant to the first sentence of this
Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to either party of any Company Takeover Proposal.

    Section 5.2 PREPARATION OF THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT. The Company and Parent shall promptly prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Joint Proxy Statement to its respective shareholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Notwithstanding any other provision of this Agreement to the contrary (but without limiting the parties respective termination rights under Section 7.1(h) or (i)), the Company and Parent may make any disclosure to their respective shareholders if their respective Boards of Directors determine in good faith, after receipt of advice from counsel, that the failure to make such disclosure may constitute a breach of their fiduciary duties under, or otherwise violate, applicable law. Subject to the foregoing, no amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the prior approval of the other party. Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    Section 5.3 ACCESS TO INFORMATION. Subject to currently existing contractual and legal restrictions applicable to Parent or to the Company or any of their respective Subsidiaries, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of the other party hereto reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, Parent and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

    Section 5.4  COMPLIANCE WITH THE SECURITIES ACT; POOLING PERIOD.

    (a) Prior to mailing the Joint Proxy Statement, the Company shall deliver to Parent and Parent shall deliver to the Company a list of names and addresses of those persons who, in the opinion of the Company or Parent, as the case may be, may, at the time of the Company Stockholders Meeting or the Parent Shareholder Meeting, as the case may be, be deemed to be "affiliates" of the Company within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting ("Affiliates"). The Company shall provide to Parent and Parent shall provide to the Company such information and documents as each shall reasonably request for purposes of reviewing such lists. There shall be added to such lists the names and addresses of any other person which Parent or the Company, as the case may be, reasonably identifies (by written notice to the other party within ten business days after receipt of such list) as being a person who may be deemed to be an Affiliate of the Company or Parent, as the case may be; provided, however, that no such person identified by Parent or the Company, as the case may be, shall be added to the list of Affiliates of the other party if Parent or the Company, as the case may be, receives from such other party, on or before the Effective Time, a reasonably satisfactory opinion of counsel to the effect that such person is not an Affiliate. Each party shall exercise all reasonable efforts to deliver or cause to be delivered to the other party, not later than 30 days prior to the Effective Time, from each of such Affiliates of such party identified in the foregoing list, an affiliate letter in the form attached hereto as Exhibit A-1 or A-2 respectively.

    (b) If the Merger would otherwise qualify for pooling-of-interests accounting treatment, shares of Parent Common Stock issued to such Affiliates of the Company in exchange for shares of Company Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and the Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies (the "Pooling Financial Results"), regardless whether each such Affiliate has provided the written agreement referred to in this Section 5.4. Parent agrees to publish the Pooling Financial Results within 45 days after the end of the first full fiscal month following the Closing. Except as set forth in the Registration Rights Agreement, Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock received in the Merger by such Affiliates and the certificates representing Parent Common Stock received by such Affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 5.4.

    Section 5.5 DESIGNATION OF DIRECTORS. At the Effective Time, Parent shall take all actions necessary to cause three designees of the Company (two of whom shall be members of senior management of the Company) to be appointed to its Board of Directors (and, if Parent has any discretion in the matter, in such classes, as shall be mutually agreed by Parent and the Company prior to the Closing Date), to serve until their terms expire or until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Parent Charter or Parent Bylaws.

    Section 5.6 NYSE LISTING. Parent shall use its reasonable best efforts to have authorized for listing on the NYSE, subject to official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger.

    Section 5.7  FEES AND EXPENSES.

    (a) Except as provided in this Section 5.7, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses for the Joint Proxy Statement shall be divided equally between Parent and the Company.

    (b) The Company shall pay to Parent a fee of $80 million if: (i) the Company terminates this Agreement pursuant to Section 7.1(g); (ii) Parent terminates this Agreement pursuant to Section 7.1(h); or (iii) any person makes a Company Takeover Proposal that was not withdrawn by the date of the Company Stockholders Meeting and, thereafter, this Agreement is terminated pursuant to Section 7.1(e) and, within six months of the date of the Company Stockholders Meeting, the Company enters into a definitive agreement with respect to, or consummates, a Company Takeover Proposal.

    (c) Parent shall pay to the Company a fee of $80 million if (i) the Company terminates this Agreement pursuant to Section 7.1(i); or (ii) any person makes a Parent Takeover Proposal that was not withdrawn by the date of the Parent Shareholders Meeting and, thereafter, this Agreement is terminated pursuant to
Section 7.1(f) and within six months of the date of the Parent Shareholders Meeting, Parent enters into a definitive agreement with respect to, or consummates, a Parent Takeover Proposal.

    (d) Any fee payable under Section 5.7(b) or (c) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement or, in the case of clause (iii) of Section 5.7(b) or clause (ii) of

Section 5.7(c), on the date of execution and delivery by the Company or Parent, as the case may be, of the definitive agreement referred to therein or, if later, the date of termination of this Agreement.

    Section 5.8  COMPANY STOCK OPTIONS AND OTHER EQUITY BASED AWARDS.

    (a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each unexpired and unexercised option to purchase shares of Company Common Stock (a "Company Stock Option"), under the Company Stock Plans, or otherwise granted by the Company outside of any Company Stock Plan, will be assumed by Parent as hereinafter provided. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each Company Stock Option will be automatically converted into an option (the "Parent Stock Option") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under such Company Stock Option multiplied by the Conversion Number, at a price per share of Parent Common Stock equal to the per share option exercise price specified in the Company Stock Option, divided by the Conversion Number. Such Parent Stock Option shall otherwise be subject to the same terms and conditions as such Company Stock Option. At the Effective Time, (i) all references in the Company Stock Plans, the applicable stock option or other awards agreements issued thereunder and in any other Company Stock Options to the Company shall be deemed to refer to Parent; and (ii) Parent shall assume the Company Stock Plans and all of the Company's obligations with respect to the Company Stock Options.

    (b) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each restricted stock award of the Company ("Company Equity Based Award") shall be assumed by the Parent and shall be automatically converted into an identical award with respect to Parent Common Stock ("Parent Equity Based Award"), adjusted based on the Conversion Number, and otherwise subject to the same terms and conditions as the related Company Equity Based Award.

    (c) In respect of each Company Stock Option as converted into a Parent Stock Option pursuant to Section 5.8(a) and assumed by Parent, and the shares of Parent Common Stock underlying such option, Parent shall file as soon as practicable after the Effective Time with the Securities and Exchange Commission, and keep current the effectiveness of, a registration statement on Form S-8 (which may be accomplished by amendment of the registration statement on Form S-4) or other appropriate form for as long as such options or equity based awards remain outstanding (and maintain the current status of the prospectus with respect thereto). Parent agrees to reserve a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of such Company Stock Options.

    (d) The Company agrees that it will not grant any stock options, restricted stock, stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Stock Options in lieu of the substitution therefor of Parent Stock Options, as described in this Section 5.8.

    Section 5.9  CONVERTIBLE SUBORDINATED NOTES.

    At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the Holder thereof, the Saks Holdings, Inc. 5 1/2% Convertible Subordinated Notes due September 15, 2006 (the "Convertible Notes") outstanding at the Effective Time shall become obligations of the Surviving Corporation and shall remain outstanding thereafter; and from and after the Effective Time, the holders of the Convertible Notes shall have the right to convert such Convertible Notes into such number of shares of Parent Common Stock and such amount of cash in lieu of fractional shares received in the Merger by a holder of the number of shares of Company Common Stock into which such Convertible Notes were convertible immediately prior to the Effective Time.

    Section 5.10  REASONABLE EFFORTS.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, including, with regard to the Company, Section 4.2, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Parent and the Company shall cooperate with each other in connection with the making of such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable suggestions in connection therewith.

    (b) The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or in behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. Each party shall promptly notify the other party of any communication to that party from any Governmental Entity in connection with any required filing with, or approval or review by, such Governmental Entity in connection with the Merger and permit the other party to review in advance any such proposed communication to any Governmental Entity. Neither party shall agree to participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

    (c) Each party shall use all reasonable efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or result in a material breach of any covenant made by it in this Agreement.

    Section 5.11 PUBLIC ANNOUNCEMENTS. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of the NYSE.

    Section 5.12 STATE TAKEOVER LAWS. If any "fair price" "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

    Section 5.13 INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. For not less than six (6) years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of the Company and of its Subsidiaries to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Charter and Company Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six
(6) years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200 percent of the last annual premium paid prior to the date hereof, which premium the Company represents and warrants to be approximately $450,000.

    Section 5.14 NOTIFICATION OF CERTAIN MATTERS. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or nonoccurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or (iv) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 5.15  EMPLOYEE MATTERS.

    (a) For a period commencing on the date of the Closing and ending on the date which is the second anniversary of the date of the signing of this Agreement (the "Benefit Continuation Period"), the Parent agrees to cause the Surviving Corporation and its Subsidiaries to provide to all active employees of the Company who continue to be employed by the Company as of the Effective Time ("Continuing Employees") coverage under those benefit plans, arrangements and policies (including, but not limited to, those relating to severance pay, except with respect to those Continuing Employees who are eligible to receive severance in accordance with Exhibit B attached hereto) that are maintained for the benefit of such employees by the Company immediately prior to the date of the Closing (collectively, the "Benefit Arrangements"); provided, however, that the foregoing shall not apply to any equity-based compensation program or annual bonus program. Parent further agrees that (1) no changes to any of the Benefit Arrangements shall be made during the Benefit Continuation Period without the prior approval of the chief executive officer of Saks Fifth Avenue; (2) following the date of the Closing until December 31, 1998, Continuing Employees shall be eligible to be granted options to acquire shares of Parent Common Stock on a basis no less favorable than similarly situated employees of Parent (or, in the event a similarly situated employee of Parent is not currently eligible to be granted options to acquire Parent Common Stock, on a basis relative to other Continuing Employees which is substantially consistent with the Company's past practice); and (3) following the date of the Closing, Parent shall provide annual bonus programs to Continuing Employees which are substantially similar to the annual bonus programs currently being provided for such employees by the Company. Following December 31, 1998, the Continuing Employees shall participate in annual bonus programs on the same basis as similarly situated employees of Parent.

    (b) Except to the extent necessary to avoid the duplication of benefits, Parent will, or will cause the Surviving Corporation and its Subsidiaries to, give Continuing Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation in which such Continuing Employee is eligible to participate for such Continuing Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time. Parent will, or will cause the Surviving Corporation and its Subsidiaries to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

    (c) As soon as practicable following and effective as of the date of the Closing in consideration of future services to be performed by such employees, Parent shall cause to be granted to those Continuing Employees selected by prior mutual agreement of Parent and the current Chief Executive Officer of the Company, an aggregate of 89,500 restricted shares of Parent Common Stock. Such shares shall vest at the rate of one third on the second anniversary and the remaining two thirds on the third anniversary of the Closing Date. The grant of such restricted shares shall contain other customary terms and conditions.

    (d) Parent and the Company agree to work together as expeditiously as possible after the date hereof to adopt a Severance Policy for the benefit of certain Company employees and to enter into Employment Agreements with certain executive officers of the Company, substantially in accordance with the term sheets annexed hereto as Exhibits C and D, respectively.

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

    Section 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

    (a) SHAREHOLDER APPROVAL. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Company Charter and Company Bylaws, and the Merger Agreement Approval and the approval of the Share Issuance shall have been obtained by the requisite vote of the shareholders of Parent in accordance with applicable rules of the NYSE, applicable law, and the Parent Charter and Parent Bylaws.

    (b) LISTING ON THE NYSE. The Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (c) HSR. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (d) ACCOUNTING. Parent shall have received a letter from PWC, dated as of the Effective Time, in customary form, to the effect that no conditions exist which would preclude accounting for the Merger as a pooling of interests. The Company shall have received a letter from PWC, dated as of the Effective Time, in customary form, to the effect that, as to the Company, no conditions exist which would preclude accounting for the Merger as a pooling of interests.

    (e) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the knowledge of Company, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received.

    (f) NO GOVERNMENTAL ACTION/ORDER. There shall not be pending any action, suit or proceeding brought by any Governmental Entity which challenges or seeks to enjoin the Merger or the other transactions contemplated hereby. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

    Section 6.2  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

    (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. Each of Parent and Sub shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case, except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by its Chief Executive Officer and its Chief Financial Officer to such effect; provided, that, for purposes of determining whether the condition set forth in this Section 6.2(a) has been satisfied, no representation, warranty, covenant or agreement of Parent and Sub shall be deemed untrue, incorrect, not complied with or not performed as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with the representations, warranties, covenants or agreements of Parent and Sub has had or would have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole (disregarding for this purpose any materiality qualification contained in such representations, warranties, covenants and agreements); provided, further, however that the foregoing proviso shall not apply with respect to (x) actions done with the actual prior knowledge of the Board of Directors of Parent or any of the executive officers of Parent set forth in
Section 3.8 or (y) actions set forth in subsections (i), (ii) or (iii) of
Section 4.1(a).

    (b) TAX OPINION. The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for U.S. Federal income tax purposes:

        (i) the Merger will constitute a "reorganization" within the meaning of
    Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

        (ii) no gain or loss will be recognized by Parent or the Company as a result of the Merger;

       (iii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

        (iv) the aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of Company Common Stock;

        (v) the holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

        (vi) a shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share (as described in clause (iv) above) and the amount of cash received.

    In rendering such opinion, and Skadden, Arps, Slate, Meagher & Flom LLP may receive and rely upon representations from Parent, the Company, and others, including the representation letters referred to in Section 4.5.

    (c) The Company shall have received an opinion of Sommer & Barnard, PC, counsel to Parent, in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that the Parent Common Stock to be issued in the Merger will, when issued, have been duly authorized, validly issued, fully paid and not subject to further assessment. In rendering such opinion, Sommer & Barnard, PC may rely upon the opinion of State of Tennessee counsel reasonably satisfactory to the Company.

    Section 6.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional condition:

    (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect; provided, that, for purposes of determining whether the condition set forth in this Section 6.3(a) has been satisfied, no representation, warranty, covenant or agreement of the Company shall be deemed untrue, incorrect, not complied with or not performed as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with the representations, warranties, covenants or agreements of the Company, has had or would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole (disregarding for this purpose any materiality qualification contained in such representations or warranties); provided, further, however that the foregoing proviso shall not apply with respect to (x) actions done with the actual prior knowledge of the Board of Directors of the Company or any of the executive officers of the Company set forth in Section 2.8 or (y) actions set forth in subsections (i),
(ii), (iii), (viii) and (ix) of Section 4.1(b).

    (b) AFFILIATE LETTERS. The letters from Affiliates required by Section 5.4 shall have been delivered.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company or
Parent:

    (a) by mutual written consent of Parent and the Company;

    (b) by either Parent or the Company (provided such party is not then in material breach) if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has the effect set forth in the proviso to Section 6.2(a) or
Section 6.3(a), as applicable, and has not been cured within ten business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

    (c) by either Parent or the Company (provided such party is not then in material breach) if there has been a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty of such other party contained in this Agreement, which breach has the effect set forth in the proviso to Section 6.2(a) or Section 6.3(a), as applicable, and which breach has not been cured within ten business days following receipt by the breaching party of written notice of the breach; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

    (d) by Parent or the Company

        (i) if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable; or

        (ii) if the Merger has not been effected on or prior to the close of business on March 31, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

    (e) by Parent or the Company if the stockholders of the Company do not approve this Agreement at the Company Stockholders Meeting or any adjournment or postponement thereof,

    (f) by Parent or the Company if the Merger Agreement Approval and approval of the Share Issuance are not obtained at the Parent Shareholder Meeting or any adjournment or postponement thereof;

    (g) by the Company in connection with the concurrent execution by the Company of an agreement with respect to a Superior Takeover Proposal that the Board of Directors of the Company has determined, in good faith, in the exercise of its fiduciary duties after receipt of advice from counsel and after consultation with its financial advisors, is more favorable to the Company's stockholders than the Merger. As used herein, a "Superior Takeover Proposal" means a Company Takeover Proposal for more than 50% of any class of equity securities of the Company or any of its Significant Subsidiaries, or any tender offer (including self-tenders) or exchange offer than, if consummated, would result in any person beneficially owning more than 50% of any class of equity securities of the Company or any of its Significant Subsidiaries, or a majority of the assets of, the Company or any of its Significant Subsidiaries;

    (h) by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn in a manner adverse to Parent its recommendation of the Merger, or
(ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Company Takeover Proposal or shall have resolved to do so;

    (i) by the Company if (i) the Board of Directors of Parent shall not have recommended, or shall have resolved not to recommend or shall have modified or withdrawn its recommendation in a manner adverse to the Company of the Parent Shareholders' Approvals, or (ii) the Board of Directors of Parent shall have recommended to the shareholders of the Parent any Parent Takeover Proposal or shall have resolved to do so; and

    (j) by the Company prior to the Company Stockholders Meeting if the Average Parent Stock Price is less than $30.52. As used in this Agreement, (i) "Average Parent Stock Price" means the average of the daily per share Closing Price of Parent Common Stock for the fifteen (15) consecutive Trading Days ending on the third Trading Day prior to the Company Stockholders Meeting.

    The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

    Section 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.3, the entirety of Section 5.7, and Article VIII which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

    Section 7.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Parent and the Company; provided, however, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 7.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    Section 7.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    Section 8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1.

    Section 8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Sub, to:

        Proffitt's, Inc.
      750 Lakeshore Parkway
      Birmingham, Alabama 35211
      Attn.: Mr. R. Brad Martin

       Proffitt's, Inc.
      750 Lakeshore Parkway
      Birmingham, Alabama 35211
      Attn.: Brian J. Martin, Esquire

       with copies to:

       James A. Strain, Esquire
      Sommer & Barnard, PC
      4000 Bank One Tower
      Indianapolis, Indiana 46204

       Richard Hall, Esq.
      Cravath, Swaine & Moore
      825 Eighth Avenue
      New York, NY 10019

    (b) if to the Company, to:

        Saks Holdings, Inc.
      12 East 49th Street, 19th Floor
      New York, NY 10017
      Attn: Joan F. Krey

       with copies to:

       Eileen Nugent Simon, Esq.
      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, NY 10019

       Charles K. Marquis, Esq.
      Gibson, Dunn & Crutcher LLP
      200 Park Avenue
      New York, NY 10166

    Section 8.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    Section 8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. Except for the Confidentiality Agreement between the parties dated June 24, 1998, this Agreement is the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Other than Section 5.8, the second sentence of Section 5.4(b) and Section 5.15(d), this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 8.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY, OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

    Section 8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

    Section 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

    Section 8.9 ENFORCEMENT OF THIS AGREEMENT. The parties acknowledge and agree that any payment made pursuant to Section 5.6 does not relieve either party from any liability it otherwise may have for breach of this Agreement.

    (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Courts of the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth herein shall be effective service of process for any such action, suit or proceeding brought against the each party in such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the United States District Courts located in the State of Delaware (unless such courts assert no jurisdiction, in which case each party consents to the exclusive jurisdiction of the courts of the State of Delaware). Each party hereby further irrevocably and unconditionally waives and agrees not to plead or to claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                              PROFFITT'S INC.

                                              By:                    /s/ R. BRAD MARTIN
                                                         -----------------------------------------
                                                         Name: R. Brad Martin
                                                         Title:  Chief Executive Officer

                                              FIFTH MERGER CORPORATION

                                              By:                   /s/ BRIAN J. MARTIN
                                                         -----------------------------------------
                                                         Name: Brian J. Martin
                                                         Title:  Vice President and Secretary

                                              SAKS HOLDINGS, INC.

                                              By:                   /s/ PHILIP B. MILLER
                                                         -----------------------------------------
                                                         Name: Philip B. Miller
                                                         Title:  Chairman of the Board
                                                               and Chief Executive Officer

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER



    AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of August 14, 1998 (this "Amendment"), by and among PROFFITT'S, INC., a Tennessee corporation ("Parent"), FIFTH MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Proffitt's ("Sub"), and SAKS HOLDINGS, INC., a Delaware corporation (the "Company").



    WHEREAS, Parent, Sub and the Company previously have entered into that certain Agreement and Plan of Merger, dated as of July 4, 1998 (the "Merger Agreement"), pursuant to which Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent; and



    WHEREAS, the parties wish to amend the Merger Agreement as set forth herein.



    NOW, THEREFORE, in consideration of the foregoing the parties hereto agree as follows:



        Section 1.1 AMENDMENT TO SECTION 5.5. Section 5.5 of the Merger Agreement is hereby amended and restated in its entirety as follows:



           Section 5.5 DESIGNATION OF DIRECTORS. At the Effective Time, Parent shall take all actions necessary to cause three designees of the Company to be appointed to Parent's Board of Directors, to serve until Parent's 1999 Annual Meeting of Shareholders or until their successors shall have been duly elected or appointed and shall qualify or until their earlier death, resignation or removal in accordance with the Parent Charter and the Parent Bylaws. Parent shall cause each such Company designee to be included in the slate of nominees recommended by the Board of Directors of Parent to the shareholders of Parent for election as directors of Parent at Parent's 1999 Annual Meeting of Shareholders to serve in the following classes: Mr. Philip B. Miller, Chairman and Chief Executive Officer of the Company, shall be assigned to the class of Parent's directors whose terms expire in 2002; Mr. Charles J. Philippin, a director of the Company, will be assigned to the class of Parent's directors whose terms expire in 2000; and the third Company designee, who shall be selected by the Company, in consultation with Parent, prior to the Effective Time, shall be assigned to the class of Parent's directors whose terms expire in 2001. Parent shall use its best efforts to cause the election of each such designee, including soliciting proxies in favor of the election of each such designee.



        Section 1.2 REMAINING PROVISIONS OF MERGER AGREEMENT. Except as expressly provided herein, the provisions of the Merger Agreement shall remain in full force and effect in accordance with their terms and shall be unaffected by this Amendment.



        Section 1.3 GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. EACH PARTY HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF PARENT, THE COMPANY OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.



        Section 1.4 COUNTERPARTS. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.



        Section 1.5 CAPITALIZED TERMS. Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms in the Merger Agreement.

    IN WITNESS WHEREFORE, Parent, Sub and the Company have each caused this Amendment to be executed on their behalf by their respective officers thereunto duly authorized, all as of the date first above written.



                                              PROFFITT'S, INC.

                                              By:                   /s/ BRIAN J. MARTIN
                                                         -----------------------------------------
                                                         Name: Brian J. Martin
                                                         Title:  Executive Vice President of Law
                                                               and General Counsel

                                              FIFTH MERGER CORPORATION

                                              By:                   /s/ BRIAN J. MARTIN
                                                         -----------------------------------------
                                                         Name: Brian J. Martin
                                                         Title:  Vice President and Secretary

                                              SAKS HOLDINGS, INC.

                                              By:                   /s/ PHILIP B. MILLER
                                                         -----------------------------------------
                                                         Name: Philip B. Miller
                                                         Title:  Chairman of the Board
                                                               and Chief Executive Officer

                                  APPENDIX II

                                    OPINION

                                       OF

                              SALOMON SMITH BARNEY

                [LOGO]

July 4, 1998

Board of Directors
Proffitt's, Inc.
750 Lakeshore Parkway
Birmingham, Alabama 35211

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to Proffitt's, Inc. ("Parent"), of the consideration to be paid by Parent in connection with the proposed merger (the "Merger") of Fifth Merger Corporation ("Sub"), a wholly owned subsidiary of Parent, with Saks Holdings, Inc. (the "Company"), pursuant to an Agreement and Plan of Merger, dated as of July 4, 1998 (the "Merger Agreement"), among the Company, Parent and Sub. Upon the effectiveness of the Merger, each share of common stock, par value $.01 per share ("Company Common Stock"), of the Company issued and outstanding immediately prior to the effectiveness of the Merger (other than shares owned by Parent, Sub or the Company) will be converted into and represent the right to receive 0.82 (the "Conversion Number") shares of common stock, par value $0.10 per share ("Parent Common Stock"), of Parent.

    In connection with rendering our opinion, we have reviewed certain publicly available information concerning Parent and the Company and certain other financial information concerning Parent and the Company, including financial forecasts (including the parties' estimates of the operational benefits anticipated to be received as a result of the Merger), that were provided to us by Parent and the Company, respectively. We have discussed the past and current business operations, financial condition and prospects of Parent and the Company with certain officers and employees of Parent and the Company, respectively. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

    In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of Parent and the Company (including the parties' estimates of the operational benefits anticipated to be received as a result of the Merger), we have been advised by the respective managements of Parent and the Company that such forecasts have been reasonably prepared on bases reflecting their best currently available estimates and judgements, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not assumed any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of Parent or the Company. We have assumed that the Merger will be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles as described in Accounting Principles Board Opinion Number 16.

    Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for Parent Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address Parent's underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Conversion Number to Parent and does not constitute a recommendation concerning how holders of Parent Common Stock should vote with respect to any matter related to the Merger.

    We have acted as financial advisor to the Board of Directors of Parent in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the signing of the Merger Agreement and the balance of which is contingent upon consummation of the Merger. In the ordinary course of business, we and our affiliates may actively trade the securities of Parent and the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates have previously rendered certain investment banking and financial advisory services to Parent and to the Company for which we have received customary compensation. We and our affiliates (including Travelers Group Inc.) may have other business relationships with Parent or the Company in the ordinary course of their businesses.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Conversion Number is fair to Parent from a financial point of view.

                                          Very truly yours,

                                                        [LOGO]

                                          SALOMON SMITH BARNEY

                                  APPENDIX III

                                    OPINION

                                       OF

                              GOLDMAN, SACHS & CO.

                                 [LOGO]

PERSONAL AND CONFIDENTIAL

July 4, 1998

Board of Directors
Saks Holdings, Inc.
12 East 49th Street
New York, NY 10017

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Saks Holdings, Inc. (the "Company") of the exchange ratio of 0.82 of a share of Common Stock, par value $.10 per share (the "Buyer's Common Stock"), of Proffitt's Inc. (the "Buyer") to be received for each Share (the "Conversion Number") pursuant to the Agreement and Plan of Merger, dated as of July 4, 1998, among the Buyer, Fifth Merger Corporation, a wholly-owned subsidiary of the Buyer, and the Company (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We are also familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as lead managing underwriter of the Company's initial public offering of Common Stock in May 1996, and as lead managing underwriter of the Company's concurrent public offering of Common Stock and 5 1/2% Convertible Subordinated Notes in September 1996. We have also provided certain investment banking services to the Buyer from time to time, including having acted as co-managing underwriter of the Buyer's public offering of 8.125% Guaranteed Notes in May 1997, and may provide investment banking services to the Buyer in the future.

In connection with this opinion, we reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for each of the last two fiscal years ended the Saturday closest to January 31st of each year; the Registration Statement on Form S-1 of the Company dated May 21, 1996; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Buyer for the five fiscal years ended the Saturday closest to January 31st of each year; the Joint Proxy Statement/

                                     III-1

Saks Holdings, Inc.
July 4, 1998
Page Two

Prospectus on Form S-4 of the Buyer and Carson Pirie Scott & Co. dated December 5, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and the Buyer; certain other communications from the Company and the Buyer to their respective stockholders; certain internal financial analyses and forecasts for the Company and the Buyer prepared by their respective managements (the "Forecasts"); and estimates of cost savings and operating synergies expected to result from the transaction contemplated by the Agreement prepared by the managements of the Company and the Buyer (the "Synergies"). We also held discussions with members of the senior management of the Company and the Buyer regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we reviewed the reported price and trading activity for the Shares and the Buyer's Common Stock, compared certain financial and stock market information for the Company and the Buyer with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the department store and retail industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

    We relied upon the accuracy and completeness of all of the financial and other information reviewed by us and assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the Forecasts and the Synergies have been reasonably prepared on bases reflecting the best available estimates and judgments of the respective managements of the Company and the Buyer as to the expected future performance of the Company and the Buyer, respectively. In addition, we have assumed, with your consent, that the transaction contemplated by the Agreement will be accounted for as a pooling of interests under generally accepted accounting principles. In addition, we did not make an independent evaluation or appraisal of the assets and liabilities of the Company or the Buyer or any of their subsidiaries. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof, the Conversion Number is fair from a financial point of view to the holders of the Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.
----------------------------
(Goldman, Sachs & Co.)

                                     III-2

                                  APPENDIX IV

                                    OPINION

                                       OF

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                                 [LOGO]

                                    July 4, 1998

Board of Directors
Saks Holdings, Inc.
12 East 49th Street
New York, NY 10017

Members of the Board of Directors:

    Saks Holdings, Inc. (the "Company"), Proffitt's, Inc. ("Proffitt's") and Fifth Merger Corporation, a wholly owned subsidiary of Proffitt's (the "Merger Sub"), propose to enter into an Agreement and a Plan of Merger (the "Agreement") pursuant to which the Merger Sub will be merged with the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $0.01 per share (the "Company Shares"), will be converted into the right to receive 0.82 shares (the "Conversion Number") of the common stock of Proffitt's, par value $0.10 per share (the "Proffitt's Shares").

    You have asked us whether, in our opinion, the Conversion Number is fair from a financial point of view to the holders of the Company Shares.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to the Company and Proffitt's that we deemed to be relevant;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and Proffitt's, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by the Company and Proffitt's, respectively;

    (3) Conducted discussions with members of senior management and representatives of the Company and Proffitt's concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

    (4) Reviewed the market prices and valuation multiples for the Company Shares and the Proffitt's Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (5) Reviewed the results of operations of the Company and Proffitt's and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

    (7) Participated in certain discussions and negotiations among representatives of the Company and Proffitt's and their financial and legal advisors;

    (8) Reviewed the potential pro forma impact of the Merger;

    (9) Reviewed a draft dated June 30, 1998 of the Agreement; and

    (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or Proffitt's or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Proffitt's. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or Proffitt's, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or Proffitt's management as to the expected future financial performance of the Company or Proffitt's, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

    We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and/or its affiliates and Proffitt's and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Proffitt's Shares and other securities of Proffitt's, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

    We are not expressing any opinion herein as to the prices at which the Company Shares or the Proffitt's Shares will trade following the announcement or consummation of the Merger.

    On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Conversion Number is fair from a financial point of view to the holders of the Company Shares.

                                    Very truly yours,

                                    /s/ Merrill Lynch, Pierce, Fenner & Smith
                                        Incorporated

                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                        INCORPORATED

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Bylaws of Proffitt's provide that Proffitt's shall indemnify to the full extent authorized or permitted by the TBCA any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person, or such person's testator or intestate, is or was an officer or director of Proffitt's or serves or served as an officer or director of any other enterprise at the request of Proffitt's.

    Section 48-18-503 of the TBCA provides for "mandatory indemnification," unless limited by the charter, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 48-18-504 of the TBCA states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct required by Section 48-18-502 of the TBCA, that the director will repay the advance if it is ultimately determined that such director did not meet the standard of conduct required by Section 48-18-502 of the TBCA, and that those making the decision to reimburse the director determine that the facts then known would not preclude indemnification under the TBCA. Section 48-18-507 of the TBCA provides for mandatory indemnification, unless limited by the charter, of officers pursuant to the provisions of Section 48-18-503 of the TBCA applicable to mandatory indemnification of directors.

    Proffitt's Bylaws further provide that Proffitt's may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of Proffitt's, or is or was serving at the request of Proffitt's as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person's behalf in any such capacity, or arising out of such person's status as such, whether or not Proffitt's would have the power to indemnify such person against such liability under the Bylaws, provided that such insurance is available on acceptable terms as determined by a majority of Proffitt's Board of Directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:


(2)*       Agreement and Plan of Merger, dated as of July 4, 1998, among Proffitt's,
           Inc., Fifth Merger Corporation and Saks Holdings, Inc., as amended by the
           Amendment thereto dated August 14, 1998 (Appendix I to the Joint Proxy
           Statement/Prospectus)

(4)(a)*    Amended and Restated Charter of Proffitt's, Inc. (incorporated by reference to Exhibit 4.2 to Proffitt's Current Report on Form 8-K filed February 11,
           1998)

(4)(b)*    Amended and Restated Bylaws of Proffitt's, Inc. (incorporated by reference to
           Exhibit 4(1) to Proffitt's Registration Statement on Form S-4 (Reg. No.
           333-41563))

(4)(c)*    Registration Rights Agreement, dated as of July 4, 1998, among Proffitt's,
           Inc., Saks Fifth Avenue Holdings II Ltd., Saks Fifth Avenue Investments II
           Ltd., SFA Folio Limited, SFA Label Limited, SFA Collection Limited, SFA
           Designer Limited, Flair Limited, Chase Nominees (Guernsey) Ltd., Saks
           Investments Limited, Saks Equity Limited, SFA Capital Limited, Ballet
           Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited,
           Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and
           Zinnia Limited (incorporated by reference to Exhibit 4.1 to Proffitt's
           Current Report on Form 8-K filed July 8, 1998).

(4)(d)*    Stockholders' Agreement, dated as of July 4, 1998, among Proffitt's, Inc.,
           Saks Fifth Avenue Holdings II Ltd., Saks Fifth Avenue Investments II Ltd.,
           SFA Folio Limited, SFA Label Limited, SFA Collection Limited, SFA Designer
           Limited, Flair Limited, Chase Nominees (Guernsey) Ltd., Saks Investments
           Limited, Saks Equity Limited, SFA Capital Limited, Ballet Limited, Denary
           Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited,
           Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited
           (incorporated by reference to Exhibit 4.2 to Proffitt's Current Report on
           Form 8-K filed July 8, 1998).

(4)(e)*    Rights Agreement, dated as of March 28, 1995, by and between Proffitt's, Inc.
           and Union Planters National Bank, as Rights Agent (incorporated by reference to Exhibit 10.4 to Proffitt's Annual Report on Form 10-K for the fiscal year ended January 31, 1998).

(4)(f)*    Amendment No. 1, dated as of March 25, 1998, to the Rights Agreement, dated as of March 28, 1995, by and between Proffitt's, Inc. and Union Planters
           National Bank, as Rights Agent (incorporated by reference to Proffitt's
           Current Report on Form 8-K filed March 26, 1998).

(5)        Opinion of Sommer & Barnard, PC

(8)        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain federal income tax consequences

(23)(a)    Consent of PricewaterhouseCoopers LLP (re: Proffitt's)

(23)(b)    Consent of PricewaterhouseCoopers LLP (re: Saks)

(23)(c)    Consent of Sommer & Barnard, PC (in Exhibit 5)

(23)(d)    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (in Exhibit 8)

(24)*      Power of Attorney (included as part of the signature page)

(99)(a)*   Form of Proxy Card for Proffitt's, Inc.

(99)(b)*   Form of Proxy Card for Saks Holdings, Inc.

(99)(c)*   Form of Letter to Shareholders of Proffitt's, Inc. to Accompany Joint Proxy
           Statement/ Prospectus (included in the Joint Proxy Statement/Prospectus)

(99)(d)*   Form of Letter to Stockholders of Saks Holdings, Inc. to Accompany Joint
           Proxy Statement/Prospectus (included in the Joint Proxy Statement/Prospectus)

(99)(e)*   Notice of Special Meeting of Shareholders of Proffitt's, Inc. (included in
           Joint Proxy Statement/Prospectus)

(99)(f)*   Notice of Special Meeting of Stockholders of Saks Holdings, Inc. (included in
           Joint Proxy Statement/Prospectus)

(99)(g)    Opinion of Salomon Smith Barney (Appendix II to the Joint Proxy Statement/
           Prospectus)

(99)(h)    Consent of Salomon Smith Barney

(99)(i)    Opinion of Goldman, Sachs & Co. (Appendix III to the Joint Proxy Statement/
           Prospectus)

(99)(j)    Consent of Goldman, Sachs & Co.

(99)(k)    Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (Appendix IV to
           the Joint Proxy Statement/Prospectus)

(99)(l)    Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated


------------------------


*   Previously filed.


        (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (g) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant hereby undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Birmingham, State of Alabama, on the 17th day of August, 1998.



                                PROFFITT'S, INC.

                                By:             /s/ BRIAN J. MARTIN
                                     -----------------------------------------
                                                  Brian J. Martin
                                              EXECUTIVE VICE PRESIDENT
                                             OF LAW AND GENERAL COUNSEL




    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on August 17, 1998 by the following persons in the capacities indicated.


          SIGNATURE                        TITLE
------------------------------  ---------------------------
                                Chairman of the Board and
     /s/ R. BRAD MARTIN*          Chief Executive Officer
------------------------------    (Principal Executive
        R. Brad Martin            Officer)

                                Vice Chairman and Director
------------------------------
        Ronald De Waal

                                Executive Vice President
   /s/ DOUGLAS E. COLTHARP*       and Chief Financial
------------------------------    Officer (Principal
     Douglas E. Coltharp          Financial Officer)

                                Senior Vice President of
    /s/ DONALD E. WRIGHT*         Finance and Accounting
------------------------------    (Principal Accounting
       Donald E. Wright           Officer)

  /s/ BERNARD E. BERNSTEIN*     Director
------------------------------
     Bernard E. Bernstein

  /s/ STANTON J. BLUESTONE*     Director
------------------------------
     Stanton J. Bluestone

   /s/ JOHN W. BURDEN, III*     Director
------------------------------
     John W. Burden, III

    /s/ EDMOND D. CICALA*       Director
------------------------------
       Edmond D. Cicala

      /s/ JULIUS ERVING*        Director
------------------------------
        Julius Erving

    /s/ MICHAEL S. GROSS*       Director
------------------------------
       Michael S. Gross

     /s/ DONALD E. HESS*        Director
------------------------------
        Donald E. Hess

          SIGNATURE                        TITLE
------------------------------  ---------------------------
      /s/ G. DAVID HURD*        Director
------------------------------
        G. David Hurd
     /s/ C. WARREN NEEL*        Director
------------------------------
        C. Warren Neel
  /s/ MARGUERITE W. SALLEE*     Director
------------------------------
     Marguerite W. Sallee
    /s/ GERALD TSAI, JR.*       Director
------------------------------
       Gerald Tsai, Jr.


                  /s/ BRIAN J. MARTIN
         --------------------------------------
                    Brian J. Martin
  *By:              Attorney-in-fact

                                  EXHIBIT LIST


EXHIBIT NO.    DESCRIPTION OF EXHIBIT                                                                           PAGE
-------------  -------------------------------------------------------------------------------------------     ------
(2)*           Agreement and Plan of Merger, dated as of July 4, 1998, among Proffitt's, Inc., Fifth
               Merger Corporation and Saks Holdings, Inc., as amended by the Amendment thereto dated
               August 14, 1998 (Appendix I to the Joint Proxy Statement/Prospectus)

(4)(a)*        Amended and Restated Charter of Proffitt's, Inc. (incorporated by reference to Exhibit 4.2 to Proffitt's Current Report on Form 8-K filed February 11, 1998)

(4)(b)*        Amended and Restated Bylaws of Proffitt's, Inc. (incorporated by reference to Exhibit 4(1)
               to Proffitt's Registration Statement on Form S-4 (Reg. No. 333-41563))

(4)(c)*        Registration Rights Agreement, dated as of July 4, 1998, among Proffitt's, Inc., Saks Fifth
               Avenue Holdings II Ltd., Saks Fifth Avenue Investments II Ltd., SFA Folio Limited, SFA
               Label Limited, SFA Collection Limited, SFA Designer Limited, Flair Limited, Chase Nominees
               (Guernsey) Ltd., Saks Investments Limited, Saks Equity Limited, SFA Capital Limited, Ballet
               Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger
               Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited (incorporated by reference to Exhibit 4.1 to Proffitt's Current Report on Form 8-K filed July 8, 1998).

(4)(d)*        Stockholders' Agreement, dated July 4, 1998, among Proffitt's, Inc., Saks Fifth Avenue
               Holdings II Ltd., Saks Fifth Avenue Investments II Ltd., SFA Folio Limited, SFA Label
               Limited, SFA Collection Limited, SFA Designer Limited, Flair Limited, Chase Nominees
               (Guernsey) Ltd., Saks Investments Limited, Saks Equity Limited, SFA Capital Limited, Ballet
               Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger
               Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited (incorporated by reference to Exhibit 4.2 to Proffitt's Current Report on Form 8-K filed July 8, 1998).

(4)(e)*        Rights Agreement, dated as of March 28, 1995, by and between Proffitt's, Inc. and Union
               Planters National Bank, as Rights Agent (incorporated by reference to Exhibit 10.4 to
               Proffitt's Annual Report on Form 10-K for the fiscal year ended January 31, 1998).

(4)(f)*        Amendment No. 1, dated as of March 25, 1998, to the Rights Agreement, dated as of March 28,
               1995, by and between Proffitt's, Inc. and Union Planters National Bank, as Rights Agent
               (incorporated by reference to Proffitt's Current Report on Form 8-K filed March 26, 1998).

(5)            Opinion of Sommer & Barnard, PC

(8)            Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain federal income tax consequences

(23)(a)        Consent of PricewaterhouseCoopers LLP (re: Proffitt's)

(23)(b)        Consent of PricewaterhouseCoopers LLP (re: Saks)

(23)(c)        Consent of Sommer & Barnard, PC (in Exhibit 5)

(23)(d)        Consent of Skadden, Arps, Slate, Meagher & Flom LLP (in Exhibit 8)

(24)*          Power of Attorney (included as part of the signature page)

(99)(a)*       Form of Proxy Card for Proffitt's, Inc.

(99)(b)*       Form of Proxy Card for Saks Holdings, Inc.

EXHIBIT NO.    DESCRIPTION OF EXHIBIT                                                                           PAGE
-------------  -------------------------------------------------------------------------------------------     ------
(99)(c)*       Form of Letter to Shareholders of Proffitt's, Inc. to Accompany Joint Proxy
               Statement/Prospectus (included in the Joint Proxy Statement/Prospectus)

(99)(d)*       Form of Letter to Stockholders of Saks Holdings, Inc. to Accompany Joint Proxy
               Statement/Prospectus (included in the Joint Proxy Statement/Prospectus)

(99)(e)*       Notice of Special Meeting of Shareholders of Proffitt's, Inc. (included in the Joint Proxy
               Statement/Prospectus)

(99)(f)*       Notice of Special Meeting of Stockholders of Saks Holdings, Inc. (included in the Joint
               Proxy Statement/Prospectus)

(99)(g)        Opinion of Salomon Smith Barney (Appendix II to the Joint Proxy Statement/ Prospectus)

(99)(h)        Consent of Salomon Smith Barney

(99)(i)        Opinion of Goldman, Sachs & Co. (Appendix III to the Joint Proxy Statement/ Prospectus)

(99)(j)        Consent of Goldman, Sachs & Co.

(99)(k)        Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (Appendix IV to the Joint
               Proxy Statement/Prospectus)

(99)(l)        Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.


------------------------


*   Previously filed.